As filed with the Securities and Exchange Commission on March 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	6035	33-0865080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

One Venture, 3rd Floor

Irvine, California 92618

(949) 585-7500

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Stephen H. Gordon

Chairman and Chief Executive Officer

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Lloyd H. Spencer, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037	William T. Quicksilver, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Boulevard Los Angeles, California 90064

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	23,457,407	N/A	$496,375,389	$62,891

(1)	Based upon an estimate of the maximum number of shares of common stock of Commercial Capital Bancorp, Inc. expected to be issued pursuant to the agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital, CCBI Acquisition Corp., and Hawthorne Financial Corporation in exchange for up to 12,133,351 shares of common stock of Hawthorne Financial.
(2)	Pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low sales prices ($40.91) of shares of Hawthorne Financial’s common stock as reported on the Nasdaq Stock Market on March 22, 2004, multiplied by the 12,133,351 shares of Hawthorne Financial common stock to be received by the Registrant in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of the joint proxy statement/prospectus to be delivered separately to stockholders of Commercial Capital Bancorp, Inc. and Hawthorne Financial Corporation in connection with their respective stockholder meetings. The joint proxy statement/prospectus to be delivered to Commercial Capital stockholders in connection with the merger described in this registration statement will contain a (i) separate notice of Commercial Capital’s annual meeting, (ii) separate table of contents and (iii) separate section entitled “Other Matters to be Considered at the Commercial Capital Annual Meeting” at the end of the joint proxy statement/prospectus. Similarly, the joint proxy statement/prospectus to be delivered to Hawthorne Financial stockholders in connection with the merger will contain a (i) a separate notice of Hawthorne Financial’s special meeting and (ii) separate table of contents, and will not contain the section entitled “Other Matters to be Considered at the Commercial Capital Annual Meeting.”

COMMERCIAL CAPITAL BANCORP, INC.

One Venture, 3rd Floor

IRVINE, CALIFORNIA 92618

(949) 585-7500

                         , 2004

Dear Commercial Capital Bancorp, Inc. stockholders:

You are cordially invited to attend the annual meeting of stockholders of Commercial Capital Bancorp, Inc. to be held at 9:00 a.m., Pacific Time, on Monday, May 17, 2004 at the Doubletree Hotel, located at 90 Pacifica, Irvine, California. At the annual meeting, you will be asked to consider and vote upon, among other things, a proposal to approve the issuance of shares of Commercial Capital common stock in accordance with the terms of an agreement and plan of merger pursuant to which Hawthorne Financial Corporation will be merged with and into CCBI Acquisition Corp., a wholly owned subsidiary of Commercial Capital. In addition, you will also be asked to consider and vote upon the election of directors, the ratification of auditors, the approval of an amendment to the articles of incorporation to increase the authorized shares of common stock, the approval of an executive performance-based compensation policy, a proposal to approve a long-term stock-based incentive plan and a proposal to grant discretionary authority to adjourn the annual meeting to solicit additional proxies in favor of issuing shares of Commercial Capital common stock pursuant to the terms of the merger agreement.

If the issuance of shares of Commercial Capital common stock is approved and the merger is subsequently completed, each outstanding share of Hawthorne Financial common stock will be converted into the right to receive 1.9333 shares of Commercial Capital common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

Shares of Commercial Capital common stock are traded on the Nasdaq National Market under the symbol “CCBI.” On                          , 2004, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Commercial Capital common stock was $            . The merger cannot be completed unless the stockholders of Commercial Capital approve the issuance of shares of Commercial Capital common stock in the merger and the stockholders of Hawthorne Financial approve and adopt the merger agreement. Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger is fair to you and in your best interests.

Our board of directors unanimously recommends that you vote “FOR” approval of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement and “FOR” approval of each of the other matters you are being asked to vote upon.

The accompanying joint proxy statement/prospectus gives you detailed information about the annual meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 19, and the annexes thereto, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card.

Your continued support of and interest in Commercial Capital is sincerely appreciated.

Sincerely,

Stephen H. Gordon

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Commercial Capital common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. Shares of Commercial Capital common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This joint proxy statement/prospectus is dated             , 2004 and was first mailed

to stockholders of Commercial Capital on or about             , 2004

COMMERCIAL CAPITAL BANCORP, INC.

One Venture, 3rd Floor

IRVINE, CALIFORNIA 92618

(949) 585-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Commercial Capital Bancorp, Inc. will be held at the Doubletree Hotel, located at 90 Pacifica, Irvine, California, on Monday, May 17, 2004 at 9:00 a.m., Pacific Time, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

(1)	to consider and vote upon a proposal to approve the issuance of Commercial Capital common stock pursuant to the terms of an agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital, CCBI Acquisition Corp., and Hawthorne Financial Corporation, as described in the attached document;

(2)	to elect three (3) directors for a two-year term or until their successors are elected and qualified;

(3)	to ratify the appointment by the Board of Directors of KPMG LLP as Commercial Capital’s independent auditors for the fiscal year ending December 31, 2004;

(4)	to consider and vote upon a proposal to approve an amendment to the articles of incorporation to increase the authorized common stock;

(5)	to consider and vote upon a proposal to approve an executive performance-based compensation policy;

(6)	to consider and vote upon a proposal to approve a long-term stock-based incentive plan;

(7)	to consider and vote upon a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement; and

(8)	to transact such other business as may properly come before the annual meeting or any adjournment thereof. Management is not aware of any other such business.

The Board of Directors has fixed March 25, 2004 as the voting record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only those stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors,

Richard A. Sanchez

Executive Vice President, Chief Administrative Officer and Corporate Secretary

Irvine, California

[            ], 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

HAWTHORNE FINANCIAL CORPORATION

2381 Rosecrans Avenue 2nd Floor

EL SEGUNDO, CALIFORNIA 90245

(310) 725-5631

, 2004

Dear Hawthorne Financial Corporation stockholders:

You are cordially invited to attend a special meeting of stockholders of Hawthorne Financial Corporation to be held at 11:00 a.m., Pacific Time, on Tuesday, May 25, 2004 at Hawthorne Financial’s headquarters, located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California. At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt an agreement and plan of merger, dated as of January 27, 2004, providing for the acquisition of Hawthorne Financial by Commercial Capital Bancorp, Inc. The acquisition will be accomplished by means of a merger of Hawthorne Financial with and into CCBI Acquisition Corp., a wholly owned subsidiary of Commercial Capital Bancorp, Inc.

Following the merger, Hawthorne Financial’s subsidiary bank, Hawthorne Savings, F.S.B. will be merged in a separate merger with and into Commercial Capital’s subsidiary bank, Commercial Capital Bank, F.S.B.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Hawthorne Financial common stock will be converted into the right to receive 1.9333 shares of Commercial Capital common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest. This represents a value of $[            ] per share based on Commercial Capital’s closing share price of $[            ] on             ,             , 2004, the last practicable trading date before the printing of this joint proxy statement/prospectus, as reported on the Nasdaq National Market, where shares of Commercial Capital common stock are listed under the symbol “CCBI.”

The merger cannot be completed unless the stockholders of Hawthorne Financial approve and adopt the merger agreement and the stockholders of Commercial Capital approve the issuance of Commercial Capital common stock in the merger and required regulatory approvals are received.

In addition, you will be asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting to solicit additional proxies in favor of approving and adopting the merger agreement.

Based on our reasons for the merger described in the accompanying document our board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders. Accordingly, our board of directors unanimously recommends that Hawthorne Financial stockholders vote “FOR” approval and adoption of the merger agreement.

The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 19, and the annexes thereto, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

Simone Lagomarsino

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Commercial Capital common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. Shares of Commercial Capital common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This joint proxy statement/prospectus is dated             , 2004 and was first mailed

to stockholders of Hawthorne Financial on or about             , 2004

HAWTHORNE FINANCIAL CORPORATION

2381 Rosecrans Avenue 2nd Floor

EL SEGUNDO, CALIFORNIA 90245

(310) 725-5631

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hawthorne Financial Corporation will be held at Hawthorne Financial’s headquarters, located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California on Tuesday, May 25, 2004 at 11:00 a.m. Pacific Time, for the following purposes all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

(1)	to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation, as described in the attached document;

(2)	to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

(3)	to transact such other business as may properly come before the special meeting or any adjournment thereof. Management is not aware of any other such business.

The Board of Directors has fixed April 2, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

By Order of the Board of Directors

Eileen Lyon

Senior Vice President, General Counsel and Corporate Secretary

El Segundo, California

            , 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Commercial Capital and Hawthorne Financial from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Commercial Capital or Hawthorne Financial as follows:

Commercial Capital Bancorp, Inc. One Venture, 3rd Floor Irvine, California 92618 Attention: Corporate Secretary (949) 585-7500	Hawthorne Financial Corporation 2381 Rosecrans Avenue, 2nd Floor El Segundo, California 90245 Attention: Corporate Secretary (310) 725-1878

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by             , 2004 in order to receive them before your company’s stockholder meeting.

For additional information regarding where you can find information about Commercial Capital and Hawthorne Financial, please see “Where You Can Find More Information” beginning on page 100.

i

ii

ANNEX A	Agreement and Plan of Merger, dated as of January 27, 2004, among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation	A-1
ANNEX B	Opinion of Credit Suisse First Boston LLC	B-1
ANNEX C	Opinion of Sandler O’Neill & Partners, L.P.	C-1
ANNEX D	Commercial Capital Bancorp, Inc. Audit Committee Charter	D-1
ANNEX E	Form of Amendment to Commercial Capital’s Articles of Incorporation	E-1
ANNEX F	Executive Performance-Based Compensation Policy.	F-1
ANNEX G	Commercial Capital Bancorp, Inc. 2004 Long-Term Incentive Plan	G-1

iii

QUESTIONS AND ANSWERS

ABOUT THE MERGER

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at your company’s stockholder meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the proposal.

Q:	What will Hawthorne Financial stockholders and Commercial Capital stockholders receive in the merger?

A:	Stockholders of Hawthorne Financial will receive 1.9333 shares of Commercial Capital common stock for each share of Hawthorne Financial common stock they own, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

If you are a Commercial Capital stockholder, you will keep your shares of Commercial Capital common stock, which will remain outstanding and unchanged as a result of the merger.

Q:	Why is my vote important?

A:	If you do not return your proxy card or vote in person at your company’s stockholder meeting it will be more difficult for Commercial Capital and Hawthorne Financial to obtain the necessary quorum to hold their respective stockholder meetings.

The merger agreement must be approved and adopted at Hawthorne Financial’s special meeting by the holders of a majority of the shares of Hawthorne Financial common stock outstanding and entitled to vote.

The issuance of Commercial Capital common stock pursuant to the terms of the merger agreement must be approved by the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the Commercial Capital annual meeting and entitled to vote.

Q:	If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:	What if I fail to instruct my broker?

A:	In the case of a Hawthorne Financial stockholder, a failure to vote, including the failure to give your broker instructions, will have the same effect as voting against the approval and adoption of the merger agreement.

Q:	Can I attend my company’s stockholder meeting and vote my shares in person?

A:	Yes. All Commercial Capital and Hawthorne Financial stockholders are invited to attend their company’s stockholder meeting. Commercial Capital stockholders of record on March 25, 2004 can vote in person at the Commercial Capital annual meeting. Hawthorne Financial stockholders of record on April 2, 2004 can vote in person at the Hawthorne Financial special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at your company’s stockholder meeting.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card:

•	you may send a written notice to the secretary of Hawthorne Financial or Commercial Capital, as appropriate, stating that you would like to revoke your proxy before your company’s stockholder meeting;

•	you may complete and submit a new proxy card, and any earlier proxies will be revoked automatically; or

•	you may attend your company’s stockholder meeting and vote in person, and any earlier proxy will be revoked. However, simply attending your company’s stockholders meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:	Should Hawthorne Financial stockholders send in their stock certificates now?

A:	No. Hawthorne Financial stockholders should not send in their stock certificates at this time. Instructions for surrendering Hawthorne Financial common stock certificates in exchange for shares of Commercial Capital common stock will be sent to Hawthorne Financial stockholders after the parties complete the merger.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the second quarter of 2004. However, we cannot assure you when or if, the merger will occur. We must first obtain the approvals of our stockholders and the necessary regulatory approvals.

Q:	Who should I call with questions?

A:	Hawthorne Financial stockholders should call Simone Lagomarsino of Hawthorne Financial at (310) 725-5631. Commercial Capital stockholders should call Stephen H. Gordon of Commercial Capital at (949) 585-7500.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 100. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “Hawthorne Financial” refers to Hawthorne Financial Corporation, “Hawthorne Savings” refers to Hawthorne Savings, F.S.B., Hawthorne Financial’s banking subsidiary, “Commercial Capital” refers to Commercial Capital Bancorp, Inc., “Acquisition Corp” refers to CCBI Acquisition Corp., a wholly owned subsidiary of Commercial Capital, and “Commercial Capital Bank” refers to Commercial Capital Bank, FSB, Commercial Capital’s banking subsidiary. Also, we refer to the merger between Hawthorne Financial and Acquisition Corp. as the “merger,” and the agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital, Acquisition Corp. and Hawthorne Financial as the “merger agreement.”

Parties to the Proposed Merger (Page 79)

Commercial Capital and Commercial Capital Bank. Commercial Capital is a diversified financial services holding company incorporated under the laws of the State of Nevada in 1999 and the parent company of Commercial Capital Bank, a federally chartered savings bank with four full service banking offices located in Irvine, Rancho Santa Margarita, Riverside and La Jolla, California, and loan origination offices located in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine and La Jolla, California. Other subsidiaries of Commercial Capital include Commercial Capital Mortgage, Inc., a commercial mortgage banking company, ComCap Financial Services Inc., a registered broker dealer (“ComCap”) and Commercial Capital Asset Management, Inc. (“CCAM”), an asset management firm. Commercial Capital had total consolidated assets of approximately $1.72 billion, total consolidated deposits of approximately $645.6 million and total consolidated stockholders’ equity of approximately $102.0 million at December 31, 2003. Commercial Capital’s principal executive offices are located at One Venture, 3rd Floor, Irvine, California 92618 and its telephone number is (949) 585-7500.

Hawthorne Financial and Hawthorne Savings. Hawthorne Financial, a Delaware corporation organized in 1959, is a savings and loan holding company that owns 100% of the stock of Hawthorne Savings. Hawthorne Savings is a federally chartered savings bank with 15 full service banking offices located in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. Hawthorne Financial had total consolidated assets of approximately $2.67 billion, total consolidated deposits of approximately $1.72 billion and total consolidated stockholders’ equity of approximately $185.3 million as of December 31, 2003. Hawthorne Financial’s executive offices are located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245 and its telephone number is (310) 725-5631.

Structure of the Merger (Page 47)

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby Hawthorne Financial will merge with and into Acquisition Corp. with Acquisition Corp. as the surviving entity. Simultaneously with or as soon as practicable after the merger, Acquisition Corp. shall be merged with and into Commercial Capital with Commercial Capital as the surviving entity. In addition, as soon as practicable after the merger between Acquisition Corp. and Commercial Capital, Hawthorne Savings shall be merged with and into Commercial Capital Bank with Commercial Capital Bank as the surviving entity. We expect to complete the merger in the second quarter of 2004.

Hawthorne Financial Stockholders will receive 1.9333 Shares of Commercial Capital Common Stock for each Share of Hawthorne Financial Common Stock Exchanged Pursuant to the Merger (Page 48)

If the merger of Hawthorne Financial with and into Acquisition Corp. is completed, each outstanding share of Hawthorne Financial common stock will be converted into the right to receive 1.9333 shares of Commercial Capital common stock, subject to a possible adjustment as described in “The Merger—Termination of the Merger Agreement” beginning on page 56.

Fractional Shares will not be Issued

Commercial Capital will not issue fractional shares. Instead, Hawthorne Financial stockholders who receive Commercial Capital common stock will receive the value of any fractional share interest in cash, based on the closing sales price of a share of Commercial Capital common stock on the business day preceding the effective time of the merger.

Procedures for the Exchange of Hawthorne Financial Common Stock Certificates (Page 48)

Hawthorne Financial stockholders will need to surrender their Hawthorne Financial common stock certificates to receive Commercial Capital common stock after the consummation of the merger, but they should not send in any certificates now. Within five business days after the effective time of the merger, Hawthorne Financial stockholders will be sent a letter of transmittal and instructions for surrendering certificates representing shares of Hawthorne Financial common stock in exchange for Commercial Capital common stock. The letter of transmittal should be completed and returned to the designated exchange agent along with the stock certificates representing shares of Hawthorne Financial common stock. After the letter of transmittal has been received and processed, Hawthorne Financial stockholders will be sent the Commercial Capital common stock to which they are entitled together with cash in lieu of any fractional share interest.

Comparative Per Share Market Price Information (Page 77)

Shares of each of Commercial Capital common stock and Hawthorne Financial common stock currently trade on the Nasdaq National Market under the symbols “CCBI” and “HTHR,” respectively. On January 27, 2004, the last trading day preceding public announcement of the proposed merger, the closing share price of Commercial Capital common stock was $19.61, as adjusted for Commercial Capital’s 4-for-3 stock split effected on February 20, 2004, and the closing share price of Hawthorne Financial common stock was $30.26. On             , 2004, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Commercial Capital common stock was $             and the closing share price of Hawthorne Financial common stock was $[            ]

The market value of 1.9333 shares of Commercial Capital common stock would have been $37.92 based on Commercial Capital’s January 27, 2004 closing share price. The market value of 1.9333 shares of Commercial Capital common stock would have been $[            ] based on Commercial Capital’s [            ], 2004 closing share price.

Because the consideration to be provided to stockholders of Hawthorne Financial in connection with the merger is based on a fixed number of shares of Commercial Capital common stock and because the market value of the shares of Commercial Capital common stock to be received by Hawthorne Financial stockholders in the merger will change, stockholders of Hawthorne Financial are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Hawthorne Financial common stock, at the effective time of the merger. Commercial Capital cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for shares of Commercial Capital common stock from a newspaper, via the Internet or by calling your broker.

Dividend Policy

Neither Commercial Capital nor Hawthorne Financial currently pays cash dividends to their respective stockholders. Commercial Capital does not currently intend to pay a cash dividend to its stockholders in the near future.

The Merger will generally be Tax-Free for Hawthorne Financial Stockholders (Page 66)

Commercial Capital and Hawthorne Financial have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes and, accordingly, Hawthorne Financial stockholders generally will not recognize any gain or loss on the conversion of shares of Hawthorne Financial common stock into shares of Commercial Capital common stock. However, Hawthorne Financial stockholders will be taxed on the cash they receive instead of any fractional share of Commercial Capital common stock that they would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective time, regarding the federal income tax treatment of the merger to them and to the Hawthorne Financial stockholders.

Tax matters are complicated, and the tax consequences of the merger may vary among stockholders. In addition, Hawthorne Financial stockholders may be subject to state, local or foreign tax laws that are not discussed herein. Hawthorne Financial stockholders should therefore consult with their own tax advisors for a full understanding of the tax consequences to them of the merger.

Hawthorne Financial Stockholders Will Own Approximately [            ]% of Commercial Capital Common Stock Following the Merger (Page 26)

Based on the 1.9333 exchange ratio, Commercial Capital will issue a maximum of approximately [            ] million shares of Commercial Capital common stock to Hawthorne Financial stockholders in the merger (including shares which are issuable upon exercise of outstanding Hawthorne Financial stock options and warrants). Based on that number and the number of outstanding shares of Hawthorne Financial common stock on January 27, 2004, former Hawthorne Financial stockholders will own approximately [            ]% of the outstanding Commercial Capital common stock following the merger on a fully-diluted basis.

Opinions of Financial Advisors (Pages 32 and 39)

Opinion of Commercial Capital Financial Advisor: Credit Suisse First Boston LLC, Commercial Capital’s advisor in connection with the merger, has delivered its written opinion to the board of directors of Commercial Capital that, as of January 27, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair to Commercial Capital, from a financial point of view. We have attached as Annex B to this document the full text of the written opinion of Credit Suisse First Boston, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with its opinion. Credit Suisse First Boston provided its opinion for the information and assistance of the board of directors of Commercial Capital in connection with its consideration of the transaction. The Credit Suisse First Boston opinion is not a recommendation as to how any Commercial Capital stockholder should vote or act on any matter relating to the merger. We encourage you to read the opinion in its entirety. Pursuant to an engagement letter between Commercial Capital and Credit Suisse First Boston, Commercial Capital agreed to pay Credit Suisse First Boston a fee, the substantial portion of which is payable upon completion of the merger.

Opinion of Hawthorne Financial’s Financial Advisor: In connection with the proposed merger, Hawthorne Financial’s financial advisor, Sandler O’Neill & Partners, L.P., delivered to the Hawthorne Financial board of directors on January 27, 2004, the date on which the Hawthorne Financial board of directors approved the merger agreement, its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Hawthorne Financial’s stockholders from a financial point of view. We have attached as Annex C to this document the full text of the written opinion of Sandler O’Neill which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion. Sandler O’Neill’s opinion is directed to the Hawthorne Financial board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Pursuant to an engagement letter between Hawthorne Financial and Sandler O’Neill, Hawthorne Financial agreed to pay Sandler O’Neill a fee, the substantial portion of which is payable upon completion of the merger.

Recommendation of the Boards of Directors of Commercial Capital and Hawthorne Financial (Pages 29 and 30)

To Commercial Capital Stockholders: Based on Commercial Capital’s reasons for the merger described herein, the Commercial Capital board of directors believes that the merger is fair to Commercial Capital stockholders and in their best interests. Accordingly, the Commercial Capital board of directors unanimously recommends that Commercial Capital stockholders vote “FOR” approval of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement.

To Hawthorne Financial Stockholders: Based on Hawthorne Financial’s reasons for the merger described herein, the Hawthorne Financial board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders. Accordingly, the Hawthorne Financial board of directors unanimously recommends that Hawthorne Financial stockholders vote “FOR” approval and adoption of the merger agreement.

The Stockholder Meetings (Page 21)

Annual Meeting of Commercial Capital. The Commercial Capital annual meeting will be held at 9:00 a.m., Pacific time, on Monday, May 17, 2004, at the Doubletree Hotel, located at 90 Pacifica, Irvine, California. At the annual meeting, Commercial Capital stockholders will be asked to:

•	consider and vote upon a proposal to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement;

•	elect three (3) directors;

•	ratify the auditors for the December 31, 2004 fiscal year;

•	consider and vote upon a proposal to approve an amendment to the articles of incorporation to increase the authorized common stock;

•	consider and vote upon a proposal to approve an executive performance-based compensation policy;

•	consider and vote upon a proposal to approve a long-term stock-based incentive plan;

•	consider and vote upon a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement; and

•	act on any other matters that may properly come before the annual meeting.

Special Meeting of Hawthorne Financial. The Hawthorne Financial special meeting will be held at 11:00 a.m., Pacific time, on Tuesday, May 25, 2004 at Hawthorne Financial’s headquarters, located at 2381

Rosecrans Avenue, 2nd Floor, El Segundo, California. At the special meeting, Hawthorne Financial stockholders will be asked to:

•	consider and vote upon a proposal to approve and adopt the merger agreement;

•	consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	act on any other matters that may properly come before the special meeting.

Record Dates and Voting Rights for the Commercial Capital Annual Meeting and the Hawthorne Financial Special Meeting (Page 22)

Commercial Capital Annual Meeting. Commercial Capital stockholders are entitled to vote at the annual meeting if they owned shares of Commercial Capital common stock as of the close of business on March 25, 2004. Commercial Capital stockholders will have one vote at the annual meeting for each share of Commercial Capital common stock that they owned on that date.

Stockholders of record may vote by mail or by attending the annual meeting and voting in person. Each proxy returned to Commercial Capital (and not revoked) by a holder of Commercial Capital common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, such shares will be voted in favor of the proposal.

Hawthorne Financial Special Meeting. Hawthorne Financial stockholders are entitled to vote at the special meeting if they owned shares of Hawthorne Financial common stock as of the close of business on April 2, 2004. Hawthorne Financial stockholders will have one vote at the special meeting for each share of Hawthorne Financial common stock that they owned on that date.

Stockholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to Hawthorne Financial (and not revoked) by a holder of Hawthorne Financial common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, such shares will be voted in favor of the proposal.

The Issuance of Commercial Capital Common Stock and the Completion of the Merger Requires the Requisite Approval by the Commercial Capital Stockholders at their Annual Meeting and the Hawthorne Financial Stockholders at their Special Meeting (Page 23)

The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the Commercial Capital annual meeting and entitled to vote is necessary to approve the issuance of Commercial Capital common stock in the merger. The affirmative vote of the holders of a majority of the shares of Hawthorne Financial common stock outstanding and entitled to vote is necessary to approve and adopt the merger agreement.

Directors and Executive Officers of Commercial Capital Own Shares Which May Be Voted at the Commercial Capital Annual Meeting (Page 68)

As of the Commercial Capital record date, the directors and executive officers of Commercial Capital beneficially owned approximately [            ]% of the outstanding shares of Commercial Capital common stock entitled to vote at the Commercial Capital annual meeting. Six of the directors of Commercial Capital, holding approximately [            ]% of the outstanding shares of Commercial Capital common stock entitled to vote at the annual meeting, have entered into shareholder agreements with Hawthorne Financial pursuant to which they have agreed to vote all of their shares in favor of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement.

Directors and Executive Officers of Hawthorne Financial Own Shares Which May Be Voted at the Hawthorne Financial Special Meeting (Page 68)

As of the Hawthorne Financial record date, the directors and executive officers of Hawthorne Financial beneficially owned approximately [            ]% of the outstanding shares of Hawthorne Financial common stock entitled to vote at the Hawthorne Financial special meeting. The directors of Hawthorne Financial, holding approximately [            ]% of the outstanding shares of Hawthorne Financial common stock entitled to vote at the special meeting, have entered into shareholder agreements with Commercial Capital pursuant to which they have agreed to vote all of their shares of Hawthorne Financial common stock in favor of approval and adoption of the merger agreement.

Commercial Capital and Hawthorne Financial Must Meet Several Conditions to Complete the Merger (Page 50)

Completion of the merger depends on meeting a number of conditions, including the following:

•	the stockholders of Commercial Capital must approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement and the stockholders of Hawthorne Financial must approve and adopt the merger agreement;

•	Commercial Capital and Hawthorne Financial must receive all required regulatory approvals for the merger of Hawthorne Financial with and into Acquisition Corp., the merger of Acquisition Corp. with and into Commercial Capital and the merger of Hawthorne Savings with and into Commercial Capital Bank, and any waiting periods required by law must have expired;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger of Hawthorne Financial with and into Acquisition Corp., the merger of Acquisition Corp. with and into Commercial Capital and the merger of Hawthorne Savings with and into Commercial Capital Bank;

•	the shares of Commercial Capital common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

•	Commercial Capital and Hawthorne Financial must receive a legal opinion confirming the tax-free nature of the merger;

•	the representations and warranties of each of Commercial Capital, Acquisition Corp. and Hawthorne Financial in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Commercial Capital or Hawthorne Financial, respectively; and

•	Commercial Capital, Acquisition Corp. and Hawthorne Financial must have complied in all material respects with their respective obligations in the merger agreement.

Unless prohibited by law, either Commercial Capital or Hawthorne Financial could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Commercial Capital and Hawthorne Financial Must Obtain Regulatory Approvals to Complete the Merger (Page 51)

To complete the merger, the parties need the prior approval from the Office of Thrift Supervision. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of the Office of Thrift Supervision to challenge the approval on antitrust grounds. Commercial Capital and Hawthorne Financial will file all necessary applications with the Office of Thrift Supervision. Commercial Capital and Hawthorne Financial cannot predict, however, whether the required regulatory approvals will be obtained or whether such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Commercial Capital that had such condition or requirement been known, Commercial Capital, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Commercial Capital may elect not to consummate the merger. See “The Merger—Conditions to the Merger” beginning on page 50.

Commercial Capital and Hawthorne Financial may Terminate the Merger Agreement (Page 56)

Commercial Capital and Hawthorne Financial can mutually agree at any time to terminate the merger agreement before completing the merger, even if the stockholders of Commercial Capital and Hawthorne Financial have already voted to approve it.

Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger is not obtained;

•	if the merger is not completed by October 27, 2004;

•	if the stockholders of Commercial Capital do not approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement or the stockholders of Hawthorne Financial do not approve and adopt the merger agreement;

•	if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach; or

•	if, prior to the other party’s stockholder meeting, the board of directors of the other party fails to recommend the transaction to its stockholders or withdraws or modifies its recommendation to its stockholders, or the other party breaches its covenants requiring the calling and holding of a meeting of stockholders and prohibiting the solicitation of other offers.

Commercial Capital also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Hawthorne Financial common stock and the board of directors of Hawthorne Financial recommends that Hawthorne Financial stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Hawthorne Financial also may terminate the merger agreement at any time prior to its special meeting in connection with the exercise of its fiduciary termination right in order to accept a financially superior proposal.

Hawthorne Financial also may terminate the merger agreement at any time during the five-day period commencing on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, if:

(1)	Commercial Capital’s average closing sales price is less than $15.69; and

(2)	the number obtained by dividing Commercial Capital’s average closing sales price by $19.61 is less than (by more than 20.0%) the index ratio.

Commercial Capital’s “average closing sales price” will be the average of the closing sales price per share of Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods.

The “index ratio” will be calculated by dividing the peer group index by 1.00.

The “peer group index” will be the sum of the products derived by multiplying the corresponding weighting factor of each peer group member by the quotient obtained by dividing such peer group member’s average closing common stock price for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, by such peer group member’s closing common stock price on the January 27, 2004, the date the merger agreement was executed. See “The Merger—Termination of the Merger Agreement” beginning on page 56 for the peer members, their corresponding weighting factors and for examples of the operation and effect of the provisions of the merger agreement dealing with a decline in the market price of Commercial Capital’s common stock.

In the event of such a termination, Commercial Capital could voluntarily elect to issue more shares of Commercial Capital common stock pursuant to a formula set forth in the merger agreement. Commercial Capital is not required to issue more shares, however, and it is possible under these circumstances that the Hawthorne Financial board of directors could conclude that proceeding with the merger at the lower price, rather than exercising Hawthorne Financial’s right to terminate the merger agreement, would still be in the best interests of Hawthorne Financial and its stockholders.

Termination Fees (Page 60)

The merger agreement provides that in the event the merger agreement is terminated under specified circumstances, Commercial Capital or Hawthorne Financial may be required to pay a termination fee of $18.0 million to the other party. In addition, if the merger agreement is terminated by either Commercial Capital or Hawthorne Financial due to a breach of a representation, warranty, covenant or undertaking, the party committing the breach shall pay a termination fee of $4.0 million to the other party.

Commercial Capital and Hawthorne Financial may Amend and Extend the Merger Agreement (Page 56)

The parties may amend the merger agreement at any time before the merger is completed, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the Hawthorne Financial special meeting which by law would require the further approval by the stockholders of Hawthorne Financial.

Board of Directors of Commercial Capital and Commercial Capital Bank after the Merger (Page 62)

Commercial Capital has agreed that after the merger, its board of directors will consist of nine directors with three of the directors designated by Hawthorne Financial. Hawthorne Financial has designated Timothy R. Chrisman, Gary W. Brummett and Anthony W. Liberati. Commercial Capital has agreed to appoint the Hawthorne Financial designees to the Commercial Capital board of directors immediately after the effective time of the merger and, subject to the fiduciary duties of the Commercial Capital board of directors, to include the Hawthorne Financial designees on the list of nominees for director at Commercial Capital’s 2005 annual meeting of stockholders. The merger agreement also provides that upon consummation of the merger of Hawthorne Savings with and into Commercial Capital Bank, the Hawthorne Financial designees will also be appointed to Commercial Capital Bank’s board of directors.

Directors and Executive Officers of Hawthorne Financial Have Some Interests in the Merger that Are in Addition to or Different From the Interests of the Hawthorne Financial Stockholders (Page 63)

The directors and executive officers of Hawthorne Financial have interests in the merger that are different from, or are in addition to, the interests of Hawthorne Financial stockholders. These interests include the potential for positions as directors or executive officers of Commercial Capital after the merger and the right to continued indemnification and insurance coverage by Commercial Capital for acts or omissions occurring prior to the merger. As a consequence of the proposed change in control of Hawthorne Financial contemplated by the merger agreement, the executive officers of Hawthorne Financial will be entitled to severance payments and accelerated vesting of options to purchase Hawthorne Financial common stock in the event the merger is consummated.

Upon consummation of the merger, Commercial Capital will be obligated to pay severance payments of $2,020,516, $616,000, $593,899, $719,290 and $171,000 to Simone Lagomarsino, Eileen Lyon, David Rosenthal, Chuck Stoneburg and Jolene Wryn, respectively, and provide them with healthcare and other benefit continuation and with prorated bonus and long-term incentive compensation plan payments.

At the Hawthorne Financial record date, Simone Lagomarsino, Eileen Lyon, David Rosenthal, Chuck Stoneburg and Jolene Wryn held options to acquire 40,500, 12,000, 55,500, 22,500 and 7,500 shares, respectively, of Hawthorne Financial common stock at prices ranging from $13.241 to $24.869 that would not be exercisable at or before consummation of the merger in the absence of the merger. Such individuals will be permitted to exercise such options immediately prior to consummation of the merger, and each share of Hawthorne Financial common stock acquired upon any such exercise will be converted into the right to receive 1.9333 shares of Commercial Capital common stock in the merger.

Commercial Capital may be obligated to pay the executive officers additional tax gross up payments to cover their excess parachute payment excise taxes under Section 4999 of the Internal Revenue Code and their taxes on the amounts used to pay such taxes. At present, Hawthorne Financial and Commercial Capital believe that the aggregate amount of tax gross-ups for executive officers will be $[            ]

Commercial Capital will also be obligated for a period of five years following the consummation of the merger to provide Hawthorne Financial directors and their families with all benefits under welfare plans, practices, policies and programs that were provided by Hawthorne Financial to the directors and their families at any time during the 120-day period immediately preceding the consummation of the merger.

The board of directors of Hawthorne Financial was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Commercial Capital and Hawthorne Financial are Prohibited from Soliciting Other Offers (Page 54)

Commercial Capital and Hawthorne Financial have agreed that, while the merger is pending, they will not initiate or, subject to some limited exceptions, engage in discussions with any third party regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 68)

Commercial Capital will use the purchase method of accounting to account for the merger.

Stockholders of Commercial Capital and Hawthorne Financial Have Different Rights (Page 87)

Commercial Capital is a Nevada corporation subject to the provisions of the General Corporation Law of Nevada, and Hawthorne Financial is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, stockholders of Hawthorne Financial who receive shares of Commercial Capital common stock in exchange for their shares of Hawthorne Financial common stock will become stockholders of Commercial Capital and their rights as stockholders of Commercial Capital will be governed by Commercial Capital’s articles of incorporation and bylaws and the General Corporation Law of Nevada. The rights of stockholders of Commercial Capital differ in certain respects from the rights of stockholders of Hawthorne Financial.

The Shares of Commercial Capital Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 68)

Pursuant to the merger agreement, the shares of Commercial Capital common stock issued in connection with the merger will be listed on the Nasdaq National Market.

Hawthorne Financial and Commercial Capital stockholders do not have Dissenters’ Rights (Page 69)

The holders of Hawthorne Financial common stock and Commercial Capital common stock do not have rights under Delaware and Nevada law, the jurisdiction of incorporation of Hawthorne Financial and Commercial Capital, respectively, to dissent from the merger and obtain the fair value of their shares.

Contact for Hawthorne Financial stockholders regarding questions and requests

If Hawthorne Financial stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, they should call the Hawthorne Financial proxy solicitor, Mellon Investor Services, toll free at 1-866-894-3618.

Contact for Commercial Capital stockholders regarding questions and requests

If Commercial Capital stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, they should call Mr. Stephen H. Gordon, Chairman and Chief Executive Officer of Commercial Capital, at (949) 585-7500.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Consolidated Financial Data of Commercial Capital

Commercial Capital derived the following information as of and for the fiscal years ended December 31, 1999 through December 31, 2003 from its historical audited financial statements for those years. This information is only a summary and you should read it in conjunction with Commercial Capital’s consolidated financial statements and the related notes contained in Commercial Capital’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference into this document. See “Where You Can Find More Information” on page 100.

	At or For the Year Ended December 31,
	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$1,723,139	$849,469	$423,691	$181,507	$29,931
Loans held for investment, net of allowance for loan losses	1,047,632	469,186	188,797	81,100	—
Loans held for sale	14,893	18,338	52,379	32,106	28,125
Securities(2)	560,729	310,074	119,685	38,628	—
Goodwill	13,035	13,035	13,014	13,950	—
Deposits	645,596	312,279	118,339	60,428	—
Securities sold under agreements to repurchase	74,475	110,993	78,752	14,535	—
Federal Home Loan Bank advances	822,519	289,139	128,690	47,095	—
Trust Preferred Securities	52,500	35,000	15,000	—	—
Warehouse lines of credit	13,794	16,866	52,389	31,967	26,376
Total stockholders’ equity	102,042	77,603	26,802	24,753	2,457
Statement of Operations Data:
Interest income	$66,174	$38,567	$15,879	$3,234	$1,406
Interest expense	24,940	17,649	9,248	3,229	1,275

Net interest income	41,234	20,918	6,631	5	131
Provision for loan losses	1,286	1,609	686	—	—

Net interest income after provision for loan losses	39,948	19,309	5,945	5	131
Noninterest income	9,169	7,615	4,942	2,375	3,500
Noninterest expenses(3)	15,446	10,531	7,507	3,642	4,732

Income (loss) before income tax expense (benefit)	33,671	16,393	3,380	(1,262)	(1,101)
Income tax expense (benefit)	13,242	6,683	1,716	(740)	2

Income (loss) before minority interest and change in accounting principle	20,429	9,710	1,664	(522)	(1,103)
Income allocated to minority interest	—	—	108	—	—

Income (loss) before change in accounting principle	20,429	9,710	1,556	(522)	(1,103)
Cumulative effect of change in accounting principle	—	—	—	—	(156)

Net income (loss)	$20,429	$9,710	$1,556	$(522)	$(1,259)

	At or For the Year Ended December 31,
	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
	(Dollars in Thousands, Except Per Share Data)
Per Share Data(4):
Earnings (loss) per share—Basic	$0.70	$0.53	$0.09	$(0.06)	$(0.14)
Earnings (loss) per share—Diluted	0.66	0.50	0.09	(0.06)	(0.14)
Weighted average shares outstanding—Basic	29,329,289	18,231,368	17,361,952	9,186,868	8,902,428
Weighted average shares outstanding—Diluted	31,111,208	19,457,836	18,007,712	9,186,868	8,902,428
Common shares outstanding at the end of year	29,956,372	27,957,716	17,691,528	17,093,732	8,973,614
Book value per share	$3.41	$2.78	$1.51	$1.45	$0.27
Tangible book value per share	2.97	2.31	0.78	0.63	0.27
Operating Data(5):
Performance Ratios and Other Data:
Loan originations	$1,109,502	$760,745	$494,897	$314,948	$315,337
Return on average assets	1.57%	1.50%	0.66%	(1.06)%	(5.06)%
Return on average stockholders’ equity	22.69	27.69	5.98	(18.82)	(39.82)
Equity to assets at end of year	5.92	9.14	6.33	13.64	8.21
Interest rate spread(6)	3.20	3.29	2.56	(0.35)	(0.40)
Net interest margin(6)	3.29	3.38	3.06	0.01	0.68
Efficiency ratio(7)	28.06	33.74	58.40	153.03	130.32
General and administrative expenses to average assets(8)	1.09	1.49	2.88	7.43	19.02
Allowance for loan losses to total loans held for investment at end of year	0.37	0.58	0.58	0.52	—
Nonperforming assets	$129	$—	$—	$—	$—
Net charge-offs during the year	60	—	—	—	—
Bank Regulatory Capital Ratios:
Tier I risk-based capital	13.47%	19.43%	14.09%	12.16%	N/A
Total risk-based capital	13.87	20.03	14.73	12.72	N/A
Tier I leverage capital	7.97	11.97	7.89	6.85	N/A

(1)	On December 22, 2000, Commercial Capital became the holding company for Commercial Capital Mortgage and acquired approximately 90% of Commercial Capital Bank. Commercial Capital’s reorganization of Commercial Capital Mortgage as a subsidiary of the holding company was treated as a reorganization of entities under common control in a manner consistent with a pooling of interests for accounting purposes and, as a result, periods prior to December 22, 2000 have been restated to reflect such reorganization. Commercial Capital’s acquisition of Commercial Capital Bank was treated as a purchase for accounting purposes. Consequently, information at and for the periods prior to December 22, 2000 consists of information relating to Commercial Capital and Commercial Capital Mortgage, while information at and for the periods after December 22, 2000 consists of information relating to Commercial Capital, Commercial Capital Bank and Commercial Capital Mortgage. Information at and for years ended December 31, 2003 and 2002 also include ComCap, which was acquired by Commercial Capital on July 1, 2002.
(2)	At December 31, 2002, $308.0 million of Commercial Capital’s securities portfolio was classified as available-for-sale and $2.1 million was classified as held to maturity. For all other periods, all securities are classified as available-for-sale.
(3)	Includes non-cash stock compensation related to restricted stock award agreements entered into with three of Commercial Capital’s executive officers of $353,000, $139,000, $139,000, $871,000 and $855,000 during the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.
(4)	Per share data for all periods reflects the three-for-two stock split paid on September 29, 2003 and the four-for-three stock split paid on February 20, 2004.
(5)	With the exception of end of year ratios, all average balances for Commercial Capital Bank consist of average daily balances, while certain average balances for Commercial Capital, Commercial Capital Mortgage and ComCap consist of average month-end balances.
(6)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7)	Efficiency ratio represents noninterest expenses, excluding amortization of goodwill and loss on early extinguishment of debt, as a percentage of the aggregate of net interest income and noninterest income.
(8)	General and administrative expenses exclude amortization of goodwill and loss on early extinguishment of debt.

Selected Historical Consolidated Financial Data of Hawthorne Financial

Hawthorne Financial derived the following information as of and for the fiscal years ended December 31, 1999 through December 31, 2003 from its historical audited financial statements for those years. This information is only a summary and you should read it in conjunction with Hawthorne Financial’s consolidated financial statements and the related notes contained in Hawthorne Financial’s periodic reports for the year ended December 31, 2003 filed with the Securities and Exchange Commission that has been incorporated by reference into this document. See “Where You Can Find More Information” on page 100.

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$2,674,003	$2,494,970	$1,856,197	$1,753,395	$1,581,153
Cash and cash equivalents	17,829	21,849	98,583	99,919	86,722
Investment securities	381,287	267,596	—	—	—
Loans receivable, net	2,154,114	2,114,255	1,709,283	1,608,067	1,444,968
Real estate owned, net	—	—	1,312	2,859	5,587
Deposits	1,722,564	1,662,810	1,199,645	1,214,856	1,086,635
Senior notes	—	—	25,778	39,358	40,000
Capital securities	51,000	51,000	14,000	—	—
FHLB advances	697,155	600,190	484,000	384,000	349,000
Stockholders’ equity	185,274	163,066	120,449	104,161	92,304
Allowance for credit losses	33,538	35,309	30,602	29,450	24,285
Consolidated Statements of Income:
Interest revenue	$140,479	$137,194	$147,686	$148,988	$132,747
Interest cost	(59,859)	(64,087)	(85,670)	(88,682)	(73,626)

Net interest income	80,620	73,107	62,016	60,306	59,121
Provision for credit losses	(500)	(870)	(3,400)	(6,000)	(12,000)

Net interest income after provision for credit losses	80,120	72,237	58,616	54,306	47,121
Noninterest revenue	8,656	6,387	5,630	8,094	7,820
(Loss)/income from real estate operations, net	(51)	71	205	(924)	324
Noninterest expense	(42,354)	(40,612)	(35,348)	(36,524)	(37,035)

Income before income taxes	46,371	38,083	29,103	24,952	18,230
Income tax provision	(17,863)	(15,384)	(12,270)	(10,668)	(8,030)

Net income	$28,508	$22,699	$16,833	$14,284	$10,200

Per Share Data(1):
Basic earnings per share	$2.47	$2.37	$2.12	$1.79	$1.29
Diluted earnings per share	2.28	1.92	1.48	1.29	0.89
Tangible book value per share(2)	13.75	12.52	14.98	13.42	11.55
Asset quality (at period end):
Nonaccrual loans	$8,885	$7,675	$20,666	$31,601	$44,031
Real estate owned, net	—	—	1,312	2,859	5,587

	$8,885	$7,675	$21,978	$34,460	$49,618

Net charge-offs	$878	$3,352	$2,248	$835	$4,826

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
Yields and Costs (for the period):
Interest-earning assets	5.59%	6.69%	8.20%	8.94%	8.68%
Interest-bearing liabilities	2.56	3.41	5.21	5.81	5.21
Interest rate spread(3)	3.03	3.28	2.99	3.13	3.47
Net interest margin(4)	3.21	3.57	3.45	3.62	3.87
Performance Ratios(5):
Return on average assets	1.11	1.09	0.93	0.85	0.66
Return on average common stockholders’ equity	16.62	16.90	15.13	14.58	11.66
Average stockholders’ equity to average assets	6.67	6.48	6.17	5.85	5.68
Efficiency ratio(6)	47.33	50.68	52.09	50.19	48.35
Return on tangible equity
Bank Capital Ratios (at period end):
Tangible	7.81	7.46	8.36	8.01	8.05
Core	7.81	7.46	8.36	8.01	8.05
Tier I	11.16	10.42	11.63	11.30	11.37
Risk-based	12.42	11.68	12.70	12.23	12.50
Asset Quality Data (at period end):
Total nonaccrual loans to total assets	0.33	0.31	1.11	1.80	2.78
Nonaccrual loans to total gross loans	0.41	0.36	1.19	1.93	3.00
Allowance for credit losses to gross loans	1.53	1.64	1.76	1.80	1.65
Allowance for credit losses to nonaccrual loans	377.47	460.05	148.08	93.19	55.15
Net charge-offs to average loans	0.04	0.18	0.13	0.05	0.34

(1)	Adjusted to reflect a 3-for-2 stock split in the form of a 50% stock dividend effected on October 27, 2003.
(2)	Excludes goodwill and intangible assets.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest income divided by average interest-earning assets.
(5)	With the exception of period end ratios, all ratios are based on average balances for the period.
(6)	Represents general and administrative expense (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenue.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following table presents certain unaudited pro forma condensed combined consolidated financial information for Commercial Capital and Hawthorne Financial after giving effect to the merger and after giving effect to the pro forma adjustments discussed in the notes to the unaudited pro forma condensed combined consolidated financial statements included herein. The unaudited pro forma condensed combined consolidated statement of financial condition as of December 31, 2003 is presented as if the merger occurred as of that date. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 is presented as if the merger occurred at January 1, 2003. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. The information in the following tables is based on, and should be read together with, the pro forma information that appears elsewhere in this document and the historical information we have presented in prior filings with the Securities and Exchange Commission. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” on page 70 and “Where You Can Find More Information” on page 100. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

At December 31, 2003
(In thousands) (unaudited)
Pro Forma Consolidated Balance Sheet:
Total assets	$4,740,607
Loans receivable, net of allowance for loan losses	3,201,746
Securities available-for-sale	942,016
Deposits	2,371,160
Federal Home Loan Bank advances	1,554,274
Trust preferred securities	105,400
Repurchase agreements	74,475
Goodwill	341,802
Total stockholders’ equity	573,934

For the Year Ended December 31, 2003
(In thousands except per share data) (unaudited)
Pro Forma Consolidated Statement of Operations:
Net interest income after provision for loan losses	$129,388
Net income	53,090
Earnings per common share:
Basic	1.01
Diluted	0.95
Cash dividends declared per common share	—

COMPARATIVE PER SHARE DATA

We have summarized below the per share information of Commercial Capital and Hawthorne Financial as separate corporations and on a pro forma consolidated and pro forma equivalent basis. You can use this table to understand how the merger would have affected Commercial Capital’s earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the period described below. We have derived the unaudited pro forma consolidated per share information from the unaudited pro forma condensed combined consolidated financial statements presented elsewhere in this joint proxy statement/prospectus. The first item listed in each category gives you historical information relating to Commercial Capital and the second item gives you historical information about Hawthorne Financial. The information set forth below is only a summary and you should read it in conjunction with the historical financial statements and related notes of Commercial Capital and Hawthorne Financial incorporated by reference into this joint proxy statement/prospectus. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be achieved in the future.

At of For the Year Ended December 31, 2003
Basic Earnings Per Share(1):
Commercial Capital	$0.70
Hawthorne Financial	2.47
Commercial Capital Pro Forma	1.01
Hawthorne Financial Pro Forma Equivalent	1.95
Diluted Earnings Per Share(1):
Commercial Capital	0.66
Hawthorne Financial	2.28
Commercial Capital Pro Forma	0.95
Hawthorne Financial Pro Forma Equivalent	1.84
Cash Dividends Declared Per Share
Commercial Capital	—
Hawthorne Financial	—
Commercial Capital Pro Forma	—
Hawthorne Financial Pro Forma Equivalent	—
Book Value per Share at Period End(2):
Stated:
Commercial Capital	3.41
Hawthorne Financial	15.80
Commercial Capital Pro Forma	10.77
Hawthorne Financial Pro Forma Equivalent	20.82
Tangible:
Commercial Capital	2.97
Hawthorne Financial	13.75
Commercial Capital Pro Forma	3.95
Hawthorne Financial Pro Forma Equivalent	7.64

(1)	The pro forma earnings per share of Commercial Capital common stock is based on the pro forma net income of Commercial Capital and Hawthorne Financial for the year ended December 31, 2003 divided by the average pro forma basic and diluted common shares of the combined entities. Hawthorne Financial pro forma equivalent earnings per share represent such amounts multiplied by the exchange ratio of 1.9333.
(2)	Commercial Capital pro forma stated and tangible book value per share amounts are based on the pro forma stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity based on the exchange ratio of 1.9333. The Hawthorne Financial pro forma equivalent stated and tangible book value per share represent such amounts multiplied by the exchange ratio of 1.9333.

RISK FACTORS

Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 20. Commercial Capital has included in its Form 10-K for the year ended December 31, 2003 additional risk factors which address the business in which it is engaged. For a discussion of these risk factors, please refer to “Where You Can Find More Information” beginning on page 100.

The value of the stock consideration will vary with fluctuations in Commercial Capital’s stock price

Each share of Hawthorne Financial common stock owned by Hawthorne Financial stockholders will be converted into the right to receive Commercial Capital common stock. Because the consideration to be provided to stockholders of Hawthorne Financial in connection with the merger is based on a fixed number of shares and because the market value of those shares will change, stockholders of Hawthorne Financial are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Hawthorne Financial common stock. Any change in the price of Commercial Capital common stock will affect the value Hawthorne Financial stockholders will receive in the merger. Changes in the price of Commercial Capital common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of Commercial Capital and regulatory considerations. Accordingly, at the time of the Hawthorne Financial special meeting, Hawthorne Financial stockholders will not know the exact value of the stock consideration to be received when the merger is completed.

In addition, there will be a time period between the completion of the merger and the time at which former Hawthorne Financial stockholders actually receive certificates evidencing Commercial Capital common stock. Until stock certificates are received, Hawthorne Financial stockholders will not be able to sell their shares of Commercial Capital in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Commercial Capital common stock during this period.

Commercial Capital may fail to realize the anticipated benefits of the merger

The success of the merger will depend on, among other things, Commercial Capital’s ability to realize anticipated cost savings and to combine the businesses of Commercial Capital Bank and Hawthorne Savings in a manner that does not materially disrupt the existing customer relationships of Hawthorne Savings or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Commercial Capital is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of Commercial Capital common stock may be affected by factors which are different from those affecting shares of Hawthorne Financial common stock

Some of Commercial Capital’s current businesses and markets differ from those of Hawthorne Financial and, accordingly, the results of operations of Commercial Capital after the merger may be affected by factors different from those currently affecting the results of operations of Hawthorne Financial. For a discussion of the businesses of Commercial Capital and Hawthorne Financial and of certain factors to consider in connection with those businesses, see “Information About Hawthorne Financial,” beginning on page 79, “Information About Commercial Capital,” beginning on page 79 and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 100.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements by Commercial Capital and Hawthorne Financial within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Commercial Capital and Hawthorne Financial and the financial condition, results of operations and business of Commercial Capital upon completion of the merger including the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Commercial Capital Bank and Hawthorne Savings may be greater than expected;

•	changes in the interest rate environment may reduce net interest margins;

•	general economic or business conditions, either nationally or in California, the state in which Commercial Capital primarily does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Commercial Capital is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Commercial Capital may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Commercial Capital.

Management of Commercial Capital and Hawthorne Financial each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Commercial Capital following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Commercial Capital’s and Hawthorne Financial’s ability to control or predict.

THE STOCKHOLDER MEETINGS

Time, Date and Place

The stockholder meetings are scheduled to be held as follows:

Commercial Capital Annual Meeting: May 17, 2004 9:00 a.m., Pacific Time The Doubletree Hotel 90 Pacifica Irvine, California	Hawthorne Financial Special Meeting: May 25, 2004 11:00 a.m., Pacific Time Hawthorne Financial Corporation 2381 Rosecrans Avenue, 2nd Floor El Segundo, California

Matters to be Considered

At the Commercial Capital annual meeting, Commercial Capital stockholders will be asked to consider and vote upon:

•	a proposal to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement;

•	the election of directors;

•	the ratification of auditors;

•	a proposal to approve an amendment to the articles of incorporation to increase the authorized common stock;

•	a proposal to approve an executive performance-based compensation policy;

•	a proposal to approve a long-term stock-based incentive plan;

•	a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement; and

•	other matters properly brought before the annual meeting.

At the Hawthorne Financial special meeting, stockholders will be asked to consider and vote upon:

•	a proposal to approve and adopt the merger agreement;

•	a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	other matters properly brought before the special meeting.

At this time, the Commercial Capital and Hawthorne Financial boards of directors are unaware of any matters, other than set forth above, that may be presented for action at their respective stockholder meetings. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Additional information with respect to the election of Commercial Capital directors, the ratification of the selection of Commercial Capital’s independent auditors, the proposal to approve an amendment to the articles of incorporation to increase the authorized shares of common stock, the proposal to approve an executive performance-based compensation policy and the proposal to approve a long-term stock-based incentive plan is set forth herein in the section entitled “Other Matters to be Considered at the Commercial Capital Annual Meeting,” which is included in the joint proxy statement/prospectus to be delivered to Commercial Capital stockholders.

Shares Outstanding and Entitled to Vote; Record Date

Commercial Capital. The close of business on March 25, 2004 has been fixed by the Commercial Capital board of directors as the record date for the determination of holders of Commercial Capital common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. At the close of business on the record date, there were [            ] shares of Commercial Capital common stock outstanding and entitled to vote held by approximately [            ] holders of record. Each share of Commercial Capital common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the meeting.

Hawthorne Financial. The close of business on April 2, 2004 has been fixed by the Hawthorne Financial board of directors as the record date for the determination of holders of Hawthorne Financial common stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were [            ] shares of Hawthorne Financial common stock outstanding and entitled to vote at the special meeting held by approximately [            ] holders of record. Each share of Hawthorne Financial common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Commercial Capital and Hawthorne Financial stockholders of record may vote by mail or by attending their Company’s stockholder meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at your Company’s stockholder meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any Commercial Capital and Hawthorne Financial stockholder executing a proxy may revoke it at any time before it is voted by:

•	delivering prior to the applicable stockholders’ meeting a written notice of revocation addressed to:

(1)	Richard A. Sanchez, Executive Vice President, Chief Administrative Officer and Corporate Secretary, Commercial Capital Bancorp, Inc., One Venture, 3rd Floor, Irvine, California 92618, if you are a Commercial Capital stockholder; or

(2)	Eileen Lyon, Senior Vice President, General Counsel and Corporate Secretary, Hawthorne Financial Corporation, 2831 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245, if you are a Hawthorne Financial stockholder; or

•	Submitting prior to the applicable stockholder meeting a properly executed proxy with a later date; or

•	attending the applicable stockholder meeting and voting in person.

Attendance at the applicable stockholder meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, your shares will be voted in favor of the proposal.

Votes Required

Commercial Capital. A quorum, consisting of the holders of a majority of the shares of Commercial Capital common stock entitled to vote, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the Commercial Capital annual meeting and entitled to vote is necessary to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement. The failure to vote, either by proxy or in person, will have no effect on the outcome of the vote regarding the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement. However, abstentions will have the same effect as a vote against the approval of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the Commercial Capital annual meeting and entitled to vote is also required to approve the proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement. The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.

“Broker non-votes,” if any, that are submitted by brokers or nominees in connection with the Commercial Capital annual meeting, will not be counted as votes “for” or “against” the proposal to issue Commercial Capital common stock pursuant to the terms of the merger agreement and the adjournment proposal, but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the person entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable rules.

As of the Commercial Capital record date, the directors and executive officers of Commercial Capital beneficially owned approximately [            ]% of the outstanding shares of Commercial Capital common stock entitled to vote at the Commercial Capital annual meeting. Six of the directors of Commercial Capital, holding approximately [            ]% of the outstanding shares of Commercial Capital common stock entitled to vote at the annual meeting, have entered into shareholder agreements with Hawthorne Financial pursuant to which they have agreed to vote all of their shares in favor of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement. See “Beneficial Ownership of Principal Stockholders and Management of Commercial Capital and Hawthorne Financial” beginning on page 81 and “The Merger—Shareholder Agreements” on page 68.

As of the close of business on the record date for the annual meeting, Hawthorne Financial did not beneficially own any shares of Commercial Capital Common Stock.

Hawthorne Financial. A quorum, consisting of the holders of a majority of the outstanding shares of Hawthorne Financial common stock entitled to vote, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the shares of Hawthorne Financial common stock outstanding and entitled to vote, is necessary to approve and adopt the merger agreement. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval and adoption of the merger agreement. Abstentions will also have the same effect as a vote against the approval and adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Hawthorne Financial common stock present in person or by proxy at the special meeting and entitled to vote is required to grant discretionary authority to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement . The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.

Brokers cannot vote the shares that they hold beneficially either for or against the approval and adoption of the merger agreement without specific instructions from the person who beneficially owns the shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval and adoption of the merger agreement.

In addition, brokers also may not vote on any proposal to adjourn the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Nevertheless, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the voting on the adjournment proposal.

As of the Hawthorne Financial record date, the directors and executive officers of Hawthorne Financial beneficially owned approximately [            ]% of the outstanding shares of Hawthorne Financial common stock entitled to vote at the special meeting. The directors of Hawthorne Financial, holding approximately [            ]% of the outstanding shares of Hawthorne Financial common stock entitled to vote at the special meeting, have entered into shareholder agreements with Commercial Capital pursuant to which they have agreed to vote all of their shares of Hawthorne Financial common stock in favor of approval and adoption of the merger agreement. See “Beneficial Ownership of Principal Stockholders and Management of Commercial Capital and Hawthorne Financial” beginning on page 81 and “The Merger—Shareholder Agreements” on page 68.

As of the close of business on the record date for the special meeting, Commercial Capital did not beneficially own any shares of Hawthorne Financial common stock.

Solicitation of Proxies

Commercial Capital and Hawthorne Financial will each pay for the costs of mailing this joint proxy statement/prospectus to their respective stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors, except that Commercial Capital and Hawthorne Financial will share equally the cost of printing this joint proxy statement/prospectus and the filing fees paid to the Securities and Exchange Commission. In addition to solicitation by mail, the directors, officers and employees of Commercial Capital and Hawthorne Financial and their subsidiaries may solicit proxies from their respective stockholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Commercial Capital and Hawthorne Financial will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Hawthorne Financial has retained Mellon Investor Services, a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $7,500, plus reimbursement for reasonable out-of-pocket expenses.

Recommendations of the Commercial Capital and Hawthorne Financial Boards of Directors

Commercial Capital. The Commercial Capital board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Commercial Capital’s reasons for the merger described in this document, the Commercial Capital board of directors believes that the merger is in the best interests of Commercial Capital stockholders. Accordingly, the Commercial Capital board of directors unanimously recommends that Commercial Capital stockholders vote “FOR” approval of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement. See “The Merger—Commercial Capital’s Reasons for the Merger” beginning on page 29.

Hawthorne Financial. The Hawthorne Financial board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Hawthorne Financial’s reasons for the merger described in this document, the Hawthorne Financial board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders. Accordingly, the Hawthorne Financial board of directors unanimously recommends that Hawthorne Financial stockholders vote “FOR” approval and adoption of the merger agreement. See “The Merger—Hawthorne Financial’s Reasons for the Merger” beginning on page 30.

Contact for Hawthorne Financial stockholders regarding questions and requests

If Hawthorne Financial stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, they should call the Hawthorne Financial proxy solicitor, Mellon Investor Services, toll free at 1-866-894-3618.

Contact for Commercial Capital stockholders regarding questions and requests

If Commercial Capital stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, they should call Mr. Stephen H. Gordon, Chairman and Chief Executive Officer of Commercial Capital, at (949) 585-7500.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. Stockholders of Commercial Capital and Hawthorne Financial are urged to carefully read the annexes in their entirety.

General

Under the terms and conditions set forth in the merger agreement, Hawthorne Financial will be merged with and into Acquisition Corp. At the effective time of the merger, each share of common stock of Hawthorne Financial, par value $0.01 per share, outstanding immediately before the effective time of the merger (except for shares held in treasury) will, by virtue of the merger and without any action on the part of a Hawthorne Financial stockholder, be converted into the right to receive 1.9333 shares of Commercial Capital common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

If, between the date of the merger agreement and the effective time of the merger, the shares of Commercial Capital common stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within this period, the 1.9333 exchange ratio will be adjusted accordingly. The exchange ratio also could be subject to possible adjustment under the termination provisions of the merger agreement, as discussed under “—Termination of the Merger Agreement” beginning on page 56.

Background of the Merger

From time to time, the board of directors of Hawthorne Financial has considered various strategic alternatives to enhance and to maximize stockholder value. These strategic alternatives have included continuing as an independent institution, establishing or acquiring additional branch offices and other small banks and entering into a strategic merger with a similarly-sized or larger institution. The Hawthorne Financial board has also sought to enhance stockholder value through its share repurchase programs.

The Hawthorne Financial board has also observed the considerable consolidation in the financial institutions industry occurring in recent years. As a result, the Hawthorne Financial board has monitored and explored expansion and acquisition opportunities for several years and has also considered from time to time that the sale of Hawthorne Financial might at some point be in the best interest of its stockholders.

In addition, as part of its effort to enhance stockholder value, the Hawthorne Financial board of directors, at past annual strategic planning sessions, had discussed exploring strategic alternatives, and had also authorized Hawthorne Financial management to explore strategic alternatives. As a result, Hawthorne Financial’s management has been conferring with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) on various strategic alternatives. Sandler O’Neill is an investment banking firm which has previously advised Hawthorne Financial on a variety of competitive and financial matters and from time to time had advised the Hawthorne Financial board on the market pricing for acquisitions of companies comparable to Hawthorne Financial and of periodic exploratory contacts received from potential merger and acquisition partners or their representatives in connection with a possible acquisition of Hawthorne Financial. Sandler O’Neill was subsequently formally engaged with respect to the proposed merger with Commercial Capital.

On October 24, 2003, Stephen H. Gordon, chairman and chief executive officer of Commercial Capital, contacted Timothy R. Chrisman, Hawthorne Financial’s chairman, and Sandler O’Neill, and stated his belief that a combination of Hawthorne Financial and Commercial Capital would be advantageous to both companies’ stockholders. Mr. Gordon was aware that Hawthorne Financial had publicly disclosed in its third quarter 2003 earnings release that it was actively seeking the opportunity to acquire other financial institutions that would provide significant earnings accretion to its earning per share. Mr. Chrisman responded that Commercial Capital should provide a written expression of interest to Hawthorne Financial’s board of directors.

On November 4, 2003, Mr. Chrisman had a meeting with Mr. Gordon to further discuss a potential combination of the two institutions. Mr. Gordon and Mr. Chrisman discussed the operations and businesses of both Hawthorne Financial and Commercial Capital. Mr. Gordon reiterated Commercial Capital’s interest in acquiring Hawthorne Financial. On November 18, 2003, Hawthorne Financial’s board of directors held a meeting, at which Mr. Chrisman informed the board of Commercial Capital’s potential interest in acquiring Hawthorne Financial, but that specifics regarding terms and pricing had not yet been discussed.

In a letter dated November 20, 2003 to Mr. Chrisman, Mr. Gordon indicated Commercial Capital’s interest in acquiring Hawthorne Financial in a stock-for-stock merger. The letter did not contain pricing terms, but suggested that further analysis and due diligence of Hawthorne Financial by Commercial Capital would be necessary in order for Commercial Capital to provide pricing and other terms in connection with a potential acquisition of Hawthorne Financial. On November 21, 2003, Mr. Chrisman and Ms. Simone Lagomarsino, Hawthorne Financial’s president and chief executive officer, agreed, subject to negotiation and execution of a confidentiality agreement, to provide Commercial Capital with confidential information in order for it to conduct its required due diligence. On November 26, 2003, Hawthorne Financial and Commercial Capital Bancorp executed a confidentiality agreement, and on the same date, Ms. Lagomarsino provided certain confidential information about Hawthorne Financial to Commercial Capital.

In a letter dated December 3, 2003, Commercial Capital formally expressed its preliminary interest in acquiring Hawthorne in a stock-for-stock merger, whereby Hawthorne Financial stockholders would receive 1.50 shares of Commercial Capital stock (with an implied value of $32.25 per share based upon Commercial Capital’s closing stock price as of December 3, 2003) for each share of Hawthorne Financial common stock owned by them, subject to a satisfactory due diligence review of Hawthorne Financial and the negotiation of a definitive agreement. The letter requested a response from the Hawthorne Financial board within 24 hours or the offer would be deemed to have expired.

On December 4, 2003, at a previously scheduled telephonic credit committee meeting, Hawthorne Financial’s board discussed Commercial Capital’s proposal. The Hawthorne Financial board of directors believed that before it could entertain a proposal from Commercial Capital, it was necessary for the Hawthorne Financial board to analyze Commercial Capital’s business plan and stock valuation. At the same meeting, Hawthorne Financial’s board discussed the fact that Hawthorne Financial’s management would be presenting Hawthorne Financial’s 2004 strategic plan at the December 18, 2003 board meeting, and that this presentation would provide a basis for determining whether remaining independent or merging with Commercial Capital would be in the Hawthorne Financial stockholders’ best interests. The Hawthorne Financial board determined that it would consider Commercial Capital’s proposal at its December 18th meeting and authorized Hawthorne Financial management to obtain additional information about Commercial Capital’s business plan. The Hawthorne Financial board also discussed whether Hawthorne Financial should seek offers from another institution and concluded that Hawthorne Financial was not actively seeking a buyer. However, the Hawthorne Financial board did authorize Sandler O’Neill to contact one identified institution in order to see if it had interest in acquiring Hawthorne Financial for a premium similar to that proposed by Commercial Capital.

Sandler O’Neill informed Mr. Gordon of the Hawthorne Financial board’s decision and Mr. Gordon accordingly withdrew the proposal set forth in Commercial Capital’s December 3, 2003 letter. Mr. Gordon advised Sandler O’Neill that Commercial Capital remained interested in discussing an acquisition with Hawthorne Financial and agreed to provide Hawthorne Financial’s board of directors with additional information to enable them to review a possible transaction. On December 10, 2003, Hawthorne Financial and Commercial Capital Bancorp executed a second confidentiality agreement and Commercial Capital provided certain confidential information to the Hawthorne Financial board.

On December 18, 2003, the Hawthorne Financial board of directors held a meeting at which management presented an analysis of Hawthorne Financial’s 2003 performance relative to its 2003 strategic plan and the Hawthorne Financial board approved management’s strategic plan for 2004. Thereafter, during the same meeting, the Hawthorne Financial board met with representatives of Sandler O’Neill to consider a combination with Commercial Capital based on the terms outlined in the December 3 letter. Sandler O’Neill also discussed its analysis of Hawthorne Financial as a stand-alone company based on the proposed 2004 budget and a potential combination with Commercial Capital. Sandler O’Neill reported to the Hawthorne Financial board that the identified acquiror had indicated it would not be able to respond for an indefinite period of time. After the presentations, there was a consensus among the members of the Hawthorne Financial board that Hawthorne Financial should continue to proceed with the discussion of a possible merger with Commercial Capital. The Hawthorne Financial board authorized Sandler O’Neill to contact representatives of Credit Suisse First Boston, Commercial Capital’s independent financial advisor, to arrange a meeting of Mr. Gordon and the Hawthorne Financial board in January 2004.

On January 15, 2004, Hawthorne Financial’s board of directors, its legal representatives and Sandler O’Neill held a meeting to obtain and consider more information about Commercial Capital. Mr. Chrisman reported that since the December 3 preliminary proposal, Commercial Capital’s stock price had increased significantly, and, therefore, the exchange ratio of 1.50 now represented a more substantial premium of approximately 30% over the market price of Hawthorne Financial common stock.

On the same day, the Hawthorne Financial board met with representatives of senior management of Commercial Capital and representatives of Credit Suisse First Boston. During this meeting, Commercial Capital’s management team responded to questions presented by Hawthorne Financial’s board of directors and discussed Commercial Capital’s strategic plan and intentions with respect to the integration of the two companies if a merger were to be consummated. Following the meeting with Commercial Capital’s management team, Hawthorne Financial’s board of directors met with Sandler O’Neill to review the combination proposal. At the conclusion of the meeting, Hawthorne Financial’s board of directors authorized Sandler O’Neill to seek an offer from Commercial Capital with respect to a merger of the two companies.

On January 16, 2004, Sandler O’Neill contacted Mr. Gordon and Credit Suisse First Boston to discuss the pricing and terms of a transaction between Hawthorne Financial and Commercial Capital. On January 17, 2004, the Hawthorne Financial board of directors held a meeting via telephonic conference call. During the call, Sandler O’Neill reported that Commercial Capital had indicated that it was willing to offer an exchange ratio of 1.40 shares of Commercial Capital common stock (with an implied value of $34.50 per share based on Commercial Capital’s closing stock price as of January 16, 2003) for each share of Hawthorne Financial common stock and was prepared to increase the size of the Commercial Capital board from seven to nine and provide Hawthorne Financial with the opportunity to select three persons to serve as directors of the combined company. Despite the increased implied value per share, the Hawthorne Financial board indicated its unwillingness to accept a lower exchange ratio of 1.40.

Subsequent to this meeting, Sandler O’Neill discussed alternatives with Mr. Gordon, who indicated that the Commercial Capital board of directors might be willing to offer an exchange ratio of 1.45, which resulted in an implied value per share of $36.05. As a result, the Hawthorne Financial board then considered a transaction using a 1.45 exchange ratio. The Hawthorne Financial board noted that when the 1.50 exchange offer was made, the value to the Hawthorne Financial stockholders was $32.25 per share. Even though the exchange ratio now being proposed was lower, the implied value per share to the Hawthorne Financial stockholders was significantly higher, at approximately $36.05 per share. The Hawthorne Financial board then unanimously agreed to proceed with the due diligence process and to negotiate a definitive agreement for the proposed merger with Commercial Capital.

From January 18, 2004 to January 23, 2004, Commercial Capital and Hawthorne Financial conducted a due diligence review of each other. From January 18, 2004 to January 27, 2004, management of both Hawthorne Financial and Commercial Capital and their respective legal representatives and investment bankers negotiated the merger agreement and related documents.

On January 25, 2004, Hawthorne Financial’s legal representatives reviewed with the Hawthorne Financial board the status of the merger negotiations with, and due diligence review of, Commercial Capital. The

Hawthorne Financial board also discussed the structure of the Commercial Capital board and the independence of the proposed Hawthorne Financial director nominees. The Hawthorne Financial board unanimously concluded that it was very important that the board of directors of the combined company after the merger be independent and that at least six of the nine directors be independent. To ensure the independence of the Hawthorne Financial designees, the Hawthorne Financial board asked the three proposed nominees for director, Mr. Chrisman, Mr. Anthony Liberati and Mr. Gary Brummett, to agree not to take any action that would cause them not to be independent. Each of the proposed nominees agreed, and the Hawthorne Financial board unanimously voted to propose Messrs. Chrisman, Liberati and Brummett to serve as the representatives of the Hawthorne Financial stockholders on the Commercial Capital board of directors after the merger.

On January 27, 2004, Hawthorne Financial’s board held a regularly scheduled meeting at which its legal representatives and Sandler O’Neill participated. During this meeting, Sandler O’Neill delivered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the matters stated in the opinion, the exchange ratio of 1.9333 shares of Commercial Capital common stock (which has been adjusted to reflect Commercial Capital’s 4:3 stock split effected in February 2004) to be received by Hawthorne Financial stockholders for each outstanding share of Hawthorne Financial common stock owned was fair to such stockholders from a financial point of view. Legal counsel then reviewed in detail with the board the terms of the merger agreement and the ancillary agreements.

Based upon the Hawthorne Financial board’s review and discussion of the merger agreement, the opinion of Sandler O’Neill and other relevant factors (described below in “—Hawthorne Financial’s Reasons for the Merger”), the Hawthorne Financial board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Commercial Capital.

On January 25, 2004, Commercial Capital’s board of directors held a special meeting at which its legal representatives and representatives of Credit Suisse First Boston participated. Legal counsel reviewed in detail with the Commercial Capital board the terms of the merger agreement and the ancillary agreements. The meeting was then adjourned until January 27, 2004, to coincide with Hawthorne Financial’s regularly scheduled board meeting. At the re-convened meeting at which Commercial Capital’s legal representatives and representatives of Credit Suisse First Boston participated, representatives of Credit Suisse First Boston delivered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the matters stated in the opinion, the exchange ratio of 1.9333 shares of Commercial Capital common stock (which has been adjusted to reflect Commercial Capital’s 4:3 stock split effected in February 2004) to be issued to Hawthorne Financial stockholders for each outstanding share of Hawthorne Financial common stock owned was fair to Commercial Capital, from a financial point of view.

Based upon Commercial Capital’s board’s review and discussion of the merger agreement, the opinion of Credit Suisse First Boston and other relevant factors (described below in “—Commercial Capital’s Reasons for the Merger”), Commercial Capital’s board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Hawthorne Financial.

On January 27, 2004, Commercial Capital and Hawthorne Financial executed a definitive merger agreement. A joint press release was issued that afternoon by Commercial Capital and Hawthorne Financial announcing the proposed merger.

Commercial Capital’s Reasons for the Merger

Commercial Capital’s board of directors, at its meeting held on January 27, 2004, considered the merger agreement and determined it to be fair, and in the best interests of Commercial Capital and its stockholders, clients and employees. In reaching its determination, the Commercial Capital board of directors consulted with

Commercial Capital management, as well as its financial and legal advisors regarding the financial fairness of the exchange ratio and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors that Commercial Capital’s board of directors considered in their decision. Commercial Capital’s board of directors did not assign any specific or relative weight to the factors listed below.

•	The Commercial Capital board of directors’ review of Hawthorne Financial’s business, operations, financial condition and earnings on a historical and prospective basis;

•	The Commercial Capital board of directors’ knowledge and review, based in part on presentations by its financial advisor and Commercial Capital’s management, of: (i) the business, operations, financial condition and earnings of Hawthorne Financial on an historical and prospective basis and of the combined company on a pro forma basis; and (ii) the historical price performance of Hawthorne Financial’s common stock, the potential for increased earnings for Commercial Capital stockholders as stockholders of the combined company;

•	The presentation of Credit Suisse First Boston to the Commercial Capital board of directors on January 27, 2004 and the opinion of Credit Suisse First Boston rendered on such date, that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Commercial Capital;

•	The terms of the merger agreement and general structure of the merger;

•	The exchange ratio to be paid to Hawthorne Financial stockholders in relation to the market value, book value and earnings per share of Hawthorne Financial common stock;

•	The general impact that the merger could be expected to have on the constituencies serviced by Commercial Capital, including its clients, employees and communities. In this regard, Commercial Capital management noted that the combined company could be expected to provide its clients with the added convenience of access to Hawthorne Financial’s branch system;

•	The expectation that the merger will be tax-free for federal income tax purposes to Commercial Capital; and

•	The common business philosophy and compatibility of the management and staff of Commercial Capital and Hawthorne Financial.

The Commercial Capital board of directors believes that the merger is in the best interests of Commercial Capital and its stockholders. Accordingly, the Commercial Capital board of directors has unanimously approved the merger agreement and unanimously recommends that Commercial Capital stockholders vote “FOR” approval of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement.

Hawthorne Financial’s Reasons for the Merger

The Hawthorne Financial board of directors believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders. Accordingly, the Hawthorne Financial board of directors has unanimously approved the merger agreement and unanimously recommends that Hawthorne Financial stockholders vote “FOR” approval and adoption of the merger agreement.

In the course of reaching its determination, the Hawthorne Financial board of directors consulted with legal counsel with respect to their legal duties and the terms of the merger agreement. The board also consulted with their financial advisor with respect to the financial aspects of the transaction and the fairness of the exchange ratio from a financial point of view.

The following discussion of the information and factors considered by the board is not intended to be exhaustive, but does include the material factors considered. In reaching its determination that the merger is advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders, the Hawthorne Financial board considered the following:

•	information concerning the financial performance, condition and business operations of Commercial Capital;

•	the relative liquidity of Commercial Capital’s common stock as compared to Hawthorne Financial’s common stock;

•	the anticipated positive effect of the merger on Hawthorne Financial’s existing stockholders, employees, customers and communities;

•	the prospects for enhanced value of the combined entity in the future;

•	the strategic options available to Hawthorne Financial and the board’s assessment that none of these options, including remaining independent, is likely to present an opportunity to create value for Hawthorne Financial stockholders that is equal to or greater than that created by the proposed merger with Commercial Capital;

•	the Hawthorne Financial board perceived that the long-term growth opportunities presented by the combined organization were greater than those available to Hawthorne Financial standing alone;

•	the Hawthorne Financial board of directors’ review of the historical market prices of Hawthorne Financial’s common stock compared to the exchange ratio of 1.9333 shares of Commercial Capital common stock to be received by Hawthorne Financial stockholders for each share of Hawthorne Financial common stock owned by them;

•	the terms of the merger agreement, which provide the board with an ability to respond to, and to accept, an unsolicited offer that is determined by the board to be superior to the merger, if necessary, to comply with the board’s fiduciary duties to Hawthorne Financial stockholders under applicable law;

•	the board’s knowledge and belief that Hawthorne Financial provides Commercial Capital with new geographic markets, new products (including its construction lending and single family residential lending businesses) and additional management expertise, which strategically fit into Commercial Capital’s growth and expansion plans;

•	the financial presentation of Sandler O’Neill, Hawthorne Financial’s independent financial advisor, and the opinion of Sandler O’Neill, that as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of Hawthorne Financial common stock (see “—Opinion of Hawthorne Financial’s Financial Advisor”);

•	the closing conditions in the merger agreement and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved and adopted by Hawthorne Financial’s stockholders;

•	the interests of directors and executive officers of Hawthorne Financial that are different from, or in addition to, the interests of Hawthorne Financial stockholders generally; and

•	the fact that the exchange of Hawthorne Financial common stock for Commercial Capital common stock in a merger will be a tax deferred transaction to Hawthorne Financial stockholders.

In addition to taking into account the foregoing factors, Hawthorne Financial’s board also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

•	the possibility that Hawthorne Financial would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price sometime in the future;
•	the comparative size of the two companies and the investment that Commercial Capital would have to make to support the operations of the substantially larger combined institutions;
•	the possibility that Commercial Capital would not continue to maintain its current market valuation which was higher than that of other traditional depositary institutions;

•	the possible effect of the public announcement of the transaction on the continuing commitment of Hawthorne Financial’s management, employees and customers pending the consummation of the merger; and

•	the possibility that Commercial Capital would be unable to effectively integrate the two companies or that Commercial Capital would not be able to realize the cost savings that it has projected.

The foregoing discussion of the information and factors considered by the Hawthorne Financial board includes the primary material factors that the board considered. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. The board considered all of the factors as a whole and considered the factors in their totality to be favorable to, and to support the decision to approve, the merger agreement and the merger and to recommend their approval to the Hawthorne Financial stockholders.

The Hawthorne Financial board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Hawthorne Financial and its stockholders. Accordingly, the Hawthorne Financial board of directors unanimously recommends that Hawthorne Financial stockholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Commercial Capital’s Financial Advisor

Commercial Capital retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, Commercial Capital requested that Credit Suisse First Boston evaluate the fairness of the exchange ratio set forth in the merger agreement to Commercial Capital, from a financial point of view. On January 27, 2004, the Commercial Capital board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the board of directors certain financial analyses and rendered its oral opinion to the Commercial Capital board of directors, subsequently confirmed in writing, that, as of January 27, 2004, and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair to Commercial Capital, from a financial point of view.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Commercial Capital stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the exchange ratio to Commercial Capital, from a financial point of view, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Commercial Capital and Hawthorne Financial;

•	reviewed certain other information relating to Commercial Capital and Hawthorne Financial, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Commercial Capital and Hawthorne Financial, and met with the managements of Commercial Capital and Hawthorne Financial to discuss the business and prospects of Commercial Capital and Hawthorne Financial, respectively;

•	considered certain financial and stock market data of Commercial Capital and Hawthorne Financial and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Commercial Capital and Hawthorne Financial;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised by the managements of Commercial Capital and Hawthorne Financial, and Credit Suisse First Boston assumed, that such forecasts (and adjustments thereto) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Commercial Capital and Hawthorne Financial as to the future financial performance of Commercial Capital and Hawthorne Financial, respectively. In addition, Credit Suisse First Boston also relied, without independent verification, upon the views of Commercial Capital’s management relating to the synergistic values and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of Commercial Capital and Hawthorne Financial.

Credit Suisse First Boston assumed, with the consent of Commercial Capital, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston also assumed, with Commercial Capital’s consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Commercial Capital or Hawthorne Financial or the contemplated benefits of the merger, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, amendment or modification of any material terms, conditions or agreements contained in the merger agreement. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Commercial Capital or Hawthorne Financial, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the actual value of Commercial Capital common stock will be when issued to holders of Hawthorne Financial common stock pursuant to the merger or the prices at which such Commercial Capital common stock will trade at any time. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Commercial Capital, nor does it address the underlying business decision of Commercial Capital to proceed with the merger.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Commercial Capital, Hawthorne Financial or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Commercial Capital or Hawthorne Financial. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness of the exchange ratio to Commercial Capital, from a financial point of view, and were provided to the board of directors of Commercial Capital in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Commercial Capital board of directors at a meeting of the Commercial Capital board of directors held on January 27, 2004. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses. All per share information for Commercial Capital presented below gives effect to its 4:3 stock split which was effected on February 20, 2004.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values per share of Commercial Capital and Hawthorne Financial based on financial forecasts for Commercial Capital that were provided by Commercial Capital’s management and financial forecasts for Hawthorne Financial that were derived from First Call mean estimates. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The discounted cash flow analysis was based on various operating assumptions discussed with and approved by Commercial Capital’s management, including assumptions relating to, among other items, tangible common leverage, cost of funds, effective tax rate and asset and earnings growth. Credit Suisse First Boston’s analysis used discount rates ranging from 10.0% to 14.0% and terminal price to earnings multiples of 12.0x to 16.0x for Commercial Capital and used discount rates ranging from 9.0% to 12.0% and terminal price to earnings multiples of 10.0x to 14.0x for Hawthorne Financial. The following table summarizes the results of this analysis:

Equity Value per Commercial Capital Share

	Terminal P/E Multiples
Discount Rate	12.0x	14.0x	16.0x
10.0%	$23.21	$26.93	$30.66
12.0	21.15	24.56	27.95
14.0	19.30	22.41	25.52

Equity Value per Hawthorne Financial Share

	Terminal P/E Multiples
Discount Rate	10.0x	12.0x	14.0x
9.0%	$33.36	$39.25	$45.14
10.0	31.96	37.58	43.21
11.0	30.63	36.01	41.38
12.0	29.37	34.51	39.65

As illustrated by the tables, Credit Suisse First Boston derived an implied range of values per share of Commercial Capital common stock of $19.30 to $30.66 and an implied range of values per share of Hawthorne Financial common stock of $29.37 to $45.14. These ranges implied a range of exchange ratios of 0.958x to 2.339x.

Discounted Cash Flow with Cost Savings Analysis. Using a discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values per share of Hawthorne Financial based on financial forecasts for Hawthorne Financial that were derived from First Call mean estimates. The model takes into account the estimated cost savings resulting from the acquisition which were discussed with Commercial Capital’s management, with 25% of such cost savings phased in during the third quarter of 2004, 50% in the fourth quarter of 2004 and 100% thereafter. The discounted cash flow with cost savings analysis was based on various operating assumptions discussed with and approved by Commercial Capital’s management, including assumptions relating to, among other items, tangible common leverage, cost of funds, effective tax rate and asset and earnings growth. Credit Suisse First Boston’s analysis used discount rates ranging from 9.0% to 12.0% and terminal price to earnings multiples of 10.0x to 14.0x. The following table summarizes the results of this analysis:

Equity Value per Hawthorne Financial Share

	Forward Terminal Multiples
Discount Rate	10.0x	12.0x	14.0x
9.0%	$39.12	$45.96	$52.79
10.0	37.46	43.99	50.52
11.0	35.88	42.13	48.37
12.0	34.39	40.36	46.32

As illustrated by the table, Credit Suisse First Boston derived an implied range of values per share of Hawthorne Financial common stock, with cost savings, of $34.39 to $52.79. This range, together with the range of values per share of Commercial Capital common stock implied by the discounted cash flow analysis described in “Discounted Cash Flow Analysis” above, implied a range of exchange ratios of 1.122x to 2.735x.

Comparable Company Trading Analysis. Credit Suisse First Boston reviewed and compared certain financial and stock market information of Commercial Capital and Hawthorne Financial to the publicly available corresponding data for the following publicly traded commercial banking organizations that Credit Suisse First Boston determined were comparable to Commercial Capital and Hawthorne Financial:

Commercial Capital Peer Group	Hawthorne Financial Peer Group

•     City National Corporation

•     Dime Community Bancshares

•     East West Bancorp

•     First Community Bancorp

•     FirstFed Financial Corp.

•     Flushing Financial Corp.

•     Independence Community Bank Corp.

•     New York Community Bancorp

•     PFF Bancorp, Inc.

•     Quaker City Bancorp

•     Sterling Financial Corp.

•     UCBH Holdings, Inc.

•     FirstFed Financial Corp.

•     Washington Federal, Inc.

•     ITLA Capital Corp.

•     Provident Financial Holdings, Inc.

•     Downey Financial Corp.

•     PFF Bancorp, Inc.

•     Quaker City Bancorp

•     Sterling Financial Corp.

Such information included, among other things, the values of several financial metrics for the companies in each peer group, including prices per share as a multiple of estimated earnings per share for calendar years 2004 and 2005 and market value as a multiple of book value and tangible book value. The multiples were calculated using publicly available financial information and publicly available forecasts provided by First Call for calendar years 2004 and 2005 and closing stock prices as of January 23, 2004. The following table summarizes the results of this analysis and provides a calculation of the implied price per Commercial Capital share based on the estimated earnings per share of Commercial Capital for calendar years 2004 and 2005 derived from Commercial

Capital’s management forecasts and the book value and tangible book value of Commercial Capital per share as of December 31, 2003 multiplied by the corresponding values for its peer group. The following table also summarizes the results of this analysis and provides a calculation of the implied price per Hawthorne Financial share based on the estimated earnings per share of Hawthorne Financial for calendar years 2004 and 2005 derived from First Call mean estimates and the book value and tangible book value of Hawthorne Financial per share as of December 31, 2003 multiplied by the corresponding values for its peer group. The following tables summarize the results of this analysis.

	Stock Market Price as a Multiple of:
	2004E EPS		2005E EPS		Book Value		Tangible Book Value
Peer Group Multiples for Hawthorne Financial
Low	10.4	x	9.0	x	1.56	x	1.56	x
Median	13.6		12.3		1.87		1.94
High	16.0		14.7		2.30		2.80
Implied Valuation
Low	$25.23		$24.18		$23.01		$20.03
Median	32.91		32.83		27.58		24.95
High	38.92		39.27		34.01		35.97

	Stock Market Price as a Multiple of:
	2004E EPS		2005E EPS		Book Value		Tangible Book Value
Peer Group Multiples for Commercial Capital
Low	11.3	x	11.2	x	1.57	x	1.74	x
Median	14.5		12.7		2.35		3.43
High	24.2		20.1		4.44		6.90
Implied Valuation
Low	$12.19		$18.19		$5.01		$4.87
Median	15.65		20.74		7.50		9.56
High	26.19		32.77		14.19		19.25

Based on this analysis, Credit Suisse First Boston derived an implied range of values per share of Hawthorne Financial common stock of $24.95 to $32.91 and an implied range of values per share of Commercial Capital common stock of $15.65 to $20.74. These ranges implied a range of exchange ratios of 1.203x to 2.103x.

No company utilized as a comparison in the comparable company trading analysis is identical to Commercial Capital or Hawthorne Financial. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company trading data.

Contribution Analysis. Credit Suisse First Boston performed a contribution analysis in which it analyzed historical and estimated future financial information of Commercial Capital and Hawthorne Financial and the pro forma combined company. The analysis was based on the relative contributions of each party to outstanding shares of common stock, loans, deposits, assets, common equity, tangible common equity as of December 31, 2003 and net income for the years ended December 31, 2002 and 2003 and estimated net income for the years 2004 and 2005. The estimated net income of Commercial Capital was based on Commercial Capital’s management forecasts and estimates of net income for Hawthorne Financial were based on both Hawthorne Financial’s management forecasts and First Call mean estimates. The following table summarizes the results of this analysis:

	Percentage Contribution of Commercial Capital	Percentage Contribution of Hawthorne Financial	Implied Exchange Ratio
Shares	55.8%	44.2%	1.933	x
Loans	32.5	67.5	5.075
Deposits	27.3	72.7	6.513
Assets	39.2	60.8	3.788
Common Equity	35.5	64.5	4.432
Tangible Common Equity	35.6	64.4	4.425
Net Income
2002	30.0	70.0	5.707
2003	41.7	58.3	3.407
2004 First Call Estimated	53.1	46.9	2.153
2005 First Call Estimated	60.7	39.3	1.579
2005 Management Estimated	58.9	41.1	1.704
2005 First Call Estimated with Cost Savings	56.0	44.0	1.921
2005 Management Estimated with Cost Savings	54.4	45.6	2.047

Credit Suisse First Boston noted that the contribution analysis for estimated net income in 2004 and 2005 implies a range of exchange ratios of 1.579x to 2.153x and that the historical earnings contributions for the years ended December 31, 2002 and 2003 and balance sheet contributions as of December 31, 2003 imply a range of exchange ratios of 3.407x to 6.513x.

Historical Exchange Ratio Analysis. Credit Suisse First Boston calculated the average ratio of Commercial Capital’s closing share price to Hawthorne Financial’s closing share price for each day during various periods ended January 23, 2004. The following table summarizes the results of this analysis:

	Average Stock Price		Average Exchange Ratio
	Commercial Capital	Hawthorne Financial
January 23, 2004	$19.37	$30.65	1.582	x
5 days	19.60	29.91	1.526
20 days	17.65	28.87	1.636
6 months	13.49	26.68	1.978
1 year	9.90	23.83	2.407
Since Commercial Capital Initial Public Offering (December 18, 2002)	9.38	23.39	2.494

Credit Suisse First Boston noted that the historical exchange ratio analysis implied a range of exchange ratios of 1.464x to 4.924x and implied an average exchange ratio of 2.955x.

Precedent US Thrift M&A Transactions Analysis. Credit Suisse First Boston reviewed certain publicly announced transactions in which public companies in the commercial banking industry were acquired. These included 13 transactions with transaction values greater than $200,000,000 announced during 2003.

Credit Suisse First Boston reviewed various multiples of announced transaction value to the target companies’ (i) latest twelve months, or LTM, earnings per share, or EPS, calculated in accordance with accounting principles generally accepted in the United States of America, (ii) estimated forward one-year EPS from SNL Financial calculated in accordance with accounting principles generally accepted in the United States of America, (iii) book value and (iv) tangible book value. In addition, Credit Suisse First Boston reviewed the premium to the target companies’ core deposits implied by the announced transaction values. This premium was determined by subtracting a target company’s tangible equity from the applicable announced transaction value and dividing that result by the target company’s total core deposits. Credit Suisse First Boston then computed median multiples and core deposit premiums for these transactions. These multiples and premiums were applied to Hawthorne Financial’s publicly disclosed financial information as of and for the twelve months ended December 31, 2003 and to Hawthorne Financial’s forward one year EPS based on financial forecasts for Hawthorne Financial that were derived from First Call mean estimates.

The 13 thrift transactions were:

Acquiror	Target
Provident Financial Services	First Sentinel Bancorp Inc.
Hibernia Corp.	Coastal Bancorp Inc.
Independence Comm. Bank Corp.	Staten Island Bancorp Inc.
Webster Financial Corp.	FirstFed America Bancorp Inc.
Texas Regional Bancshares Inc.	Southeast Texas Bancshares Inc.
FleetBoston Financial Corp.	Progress Financial Corp.
First Niagara Financial Group	Troy Financial Group
New Haven Savings Bank	Connecticut Bancshares Inc.
New York Community Bancorp	Roslyn Bancorp Inc.
Sovereign Bancorp Inc.	First Essex Bancorp Inc.
MAF Bancorp Inc.	St. Francis Capital Corp.
Arvest Bank Group Inc.	Superior Financial Corp.
Royal Bank of Scotland Group	Port Financial Corp.

As illustrated in the following table, Credit Suisse First Boston derived an implied range of values per share of Hawthorne Financial common stock of $26.16 to $43.21 based upon median multiples for the precedent transactions and an implied range of exchange ratios of 1.351x to 2.231x.

	Precedent U.S. Thrift Transactions
	LTM EPS		One Year Forward EPS		Book Value		Tangible Book Value		Core Deposit Premium
Median	18.5	x	17.8	x	2.25	x	2.66	x	23.2%
Implied Hawthorne Financial Value	$42.09		$43.21		$33.16		$34.20		$26.16
Implied Exchange Ratio	2.173	x	2.231	x	1.712	x	1.765	x	1.351	x

Credit Suisse First Boston’s opinion and presentation to the Commercial Capital board of directors was one of many factors taken into consideration by the Commercial Capital board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Commercial Capital board of directors or the management of Commercial Capital with respect to the value of Hawthorne Financial or whether the Commercial Capital board of directors would have been willing to agree to a different exchange ratio.

The Commercial Capital board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Commercial Capital board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates have in the past provided financial and investment banking services to Commercial Capital unrelated to the merger and may in the future provide certain investment banking and financial services to Commercial Capital and its affiliates for which it would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Commercial Capital and Hawthorne Financial for Credit Suisse First Boston’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of November 20, 2003, Commercial Capital engaged Credit Suisse First Boston to provide financial advisory services to the Commercial Capital board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Commercial Capital has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the merger. In addition, Commercial Capital has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of Hawthorne Financial’s Financial Advisor

By letter dated January 20, 2004, Hawthorne Financial retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill) to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Hawthorne Financial in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the January 27, 2004 meeting at which Hawthorne Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Hawthorne Financial’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. Sandler O’Neill’s January 27, 2004 opinion was provided prior to Commercial Capital’s announcement of a 4:3 stock split, and certain calculations in that opinion (notably the calculation of the exchange ratio), therefore, do not reflect the stock split. As noted below, where applicable, the calculations included in this section have been adjusted to give effect to Commercial Capital’s stock split. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Hawthorne Financial shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Hawthorne Financial board and is directed only to the fairness of the exchange ratio to Hawthorne Financial shareholders from a financial point of view. It does not address the underlying business decision of Hawthorne Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any Hawthorne Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Hawthorne Financial that they deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Commercial Capital that they deemed relevant;

(4)	internal financial projections for Hawthorne Financial for the years ending December 31, 2004 and 2005 prepared by and reviewed with Hawthorne Financial’s management;

(5)	internal financial projections for Commercial Capital for the years ending December 31, 2004 and 2005 prepared by and reviewed with Commercial Capital’s management and earnings per share estimates for Commercial Capital for the years ending December 31, 2004 and 2005 published by I/B/E/S;

(6)	the pro forma financial impact of the Merger, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Commercial Capital;

(7)	the relative contributions of assets, liabilities, equity and earnings of Hawthorne Financial and Commercial Capital to the resulting institution;

(8)	the publicly reported historical price and trading activity for Hawthorne Financial’s and Commercial Capital’s common stock, including a comparison of certain financial and stock market information for Hawthorne Financial and Commercial Capital with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)	the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

(10)	the current market environment generally and the banking environment in particular; and

(11)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Hawthorne Financial the business, financial condition, results of operations and prospects of Hawthorne Financial and held similar discussions with certain members of senior management of Commercial Capital regarding the business, financial condition, results of operations and prospects of Commercial Capital. In connection with its engagement, at the request of Hawthorne Financial’s board of directors, Sandler O’Neill made inquiry of another financial institution regarding its interest in a possible transaction; however, Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. The Hawthorne Financial board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinions, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of Hawthorne Financial and Commercial Capital that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for its accuracy or completeness. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Hawthorne Financial or Commercial Capital or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Hawthorne Financial or Commercial Capital, nor did it review any individual credit files relating to Hawthorne Financial or Commercial Capital. With Hawthorne Financial’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Hawthorne Financial and Commercial Capital were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Hawthorne Financial or Commercial Capital.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Hawthorne Financial’s consent, that there had been no material change in Hawthorne Financial’s and Commercial Capital’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Hawthorne Financial and Commercial Capital will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. With Hawthorne Financial’s consent, Sandler O’Neill relied upon the advice Hawthorne Financial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its January 27, 2004 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. All per share information for Commercial Capital presented below gives effect to its 4:3 stock split which was effected on February 20, 2004. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Hawthorne Financial or Commercial Capital and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Hawthorne Financial or Commercial Capital and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill for Hawthorne Financial and Commercial Capital in its analyses were based upon internal financial projections for the respective companies prepared and furnished by the managements of Hawthorne Financial and Commercial Capital. With respect to such financial projections and all of Commercial Capital’s projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, the managements of the respective institutions confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Hawthorne Financial and Commercial Capital, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Hawthorne Financial, Commercial Capital and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Hawthorne Financial board at the board’s January 27th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Hawthorne Financial’s common stock or Commercial Capital’s common stock or the prices at which Hawthorne Financial’s or Commercial Capital’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Commercial Capital’s common stock on January 27, 2004 of $19.61 and the exchange ratio of 1.9333, Sandler O’Neill calculated an implied transaction value of $37.92 per share. Based upon financial information for Hawthorne Financial for the twelve months ended December 31, 2003, Sandler O’Neill calculated the following ratios:

Transaction Ratios
Transaction value/Last 12 months’ earnings per share	16.6	x
Transaction value/Estimated 2004 earnings per share(1)	15.3
Transaction value/Tangible book value per share	275.8%
Transaction value/Stated book value per share	240.0
Tangible book premium/Core deposits(2)	21.7

(1)	Based on median I/B/E/S estimates.
(2)	Assumes Hawthorne Financial’s total core deposits are $1.5 billion.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $487 million, based upon 11.7 million shares of Hawthorne Financial common stock outstanding and including the intrinsic value of options to purchase an aggregate of 0.9 million shares with a weighted average strike price of $13.68 and warrants to purchase 0.5 million shares with a strike price of $1.419. Sandler O’Neill noted that the transaction value represented a 25.3% premium over the January 27, 2004 closing price of Hawthorne Financial’s common stock.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Hawthorne Financial’s common stock and Commercial Capital’s common stock and the relationship between the movements in the prices of Hawthorne Financial’s common stock and Commercial Capital’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the Standard & Poor’s Bank Index and the median performance of a composite peer group of publicly traded savings institutions selected by Sandler O’Neill. During the one year period ended January 23, 2004, Hawthorne Financial’s common stock outperformed each of the indices to which it was compared. During the approximately thirteen month period commencing with the completion of Commercial Capital’s initial public offering and ending January 23, 2004, Commercial Capital’s common stock outperformed each of the indices to which it was compared.

Hawthorne Financial’s and Commercial Capital’s One-Year Stock Performance

	Beginning Index Value January 23, 2003	Ending Index Value January 23, 2004
Hawthorne Financial	100.0%	157.8%
Savings Institution peer group	100.0	147.9
Nasdaq Bank Index	100.0	130.9
S&P Bank Index	100.0	124.3
S&P 500 Index	100.0	128.7

	Beginning Index Value December 18, 2002	Ending Index Value January 23, 2004
Commercial Capital	100.0%	484.1%
Savings Institution peer group	100.0	146.6
Nasdaq Bank Index	100.0	133.1
S&P Bank Index	100.0	127.5
S&P 500 Index	100.0	128.1

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Hawthorne Financial, Commercial Capital and two groups of financial institutions selected by Sandler O’Neill. The first group, or Peer Group, consisted of the following publicly traded savings institutions with total assets between $1 billion and $8 billion:

Washington Federal Inc.	FirstFed Financial Corp.
Sterling Financial Corp.	PFF Bancorp Inc.
Quaker City Bancorp Inc.	ITLA Capital Corp.
Provident Financial Holdings, Inc.

Sandler O’Neill also compared Hawthorne Financial and Commercial Capital to a group of publicly traded savings institutions that had a return on average equity (based on last twelve months’ earnings) greater than 15% and a price-to-tangible book value greater than 200%. This High Performing Group was comprised of the following institutions:

Anchor BanCorp Wisconsin	First Federal Capital Corp.
Dime Community Bancshares Inc.	TrustCo Bank Corp NY
Flushing Financial Corp.	OceanFirst Financial Corp.
Quaker City Bancorp Inc.	Coastal Financial Corp.
NASB Financial Inc.

The analysis compared publicly available financial information for Hawthorne Financial and Commercial Capital and the median data for each group as of and for each of the years ended December 31, 1998 through 2003 (or, in cases where the December data was not yet available, the 12 months ended September 30, 2003).

The table below sets forth the comparative data as of and for the twelve months ended December 31, 2003, with pricing data as of January 27, 2004.

Comparable Group Analysis

	Hawthorne Financial	Commercial Capital	Peer Group	High Performing Group
Total assets (in thousands)	$2,674,003	$1,723,139	$3,460,419	$1,849,097
Tangible equity/tangible assets	6.09%	5.20%	9.03%	7.49%
Intangible assets/total equity	12.92	12.77	1.74	2.57
Net loans/total assets	80.56	60.80	78.85	76.62
Gross loans/total deposits	127.00	162.88	119.07	110.68
Total borrowings/total assets	24.84	52.86	23.19	22.53
Non-performing assets/total assets	0.42	0.01	0.40	0.17
Loan loss reserve/gross loans	1.53	0.37	1.02	0.78
Net interest margin	3.21	3.29	3.48	3.54
Non-interest income/average assets	0.34	0.71	0.69	0.95
Non-interest expense/average assets	1.65	1.19	2.23	1.93
Efficiency ratio	47.44	30.65	42.38	44.82
Return on average assets	1.11	1.57	1.41	1.41
Return on average equity	16.62	22.69	15.53	16.58
Price/tangible book value per share	220.01	646.26	203.92	268.77
Price/LTM earnings per share	13.27x	29.72x	13.49x	14.70x
Dividend payout ratio	—	—	5.80	24.16
Dividend yield	—	—	0.43	1.58

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 37 merger transactions announced nationwide from January 1, 2003 through January 23, 2004 involving savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed five merger transactions announced during the same period involving savings institutions in West Coast states (California, Oregon and Washington) with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price at announcement to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. The median multiples were applied to Hawthorne Financial’s financial information as of and for the twelve months ended December 31, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Hawthorne Financial’s common stock of $26.90 to $44.14 based upon the median multiples for nationwide savings institution transactions and $22.63 to $38.30 based upon the median multiples for West Coast savings institution transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $37.92 per share.

Nationwide & West Coast Transaction Multiples

	Nationwide			West Coast
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction price/LTM EPS	19.36	x	$44.14	16.46	x	$37.53
Transaction price/Estimated 2004 EPS (1)	17.78		43.21	15.76		38.30
Transaction price/Book value	180.69%		28.57	155.39%		24.55
Transaction price/Tangible book value	195.59		26.90	164.50		22.63
Tangible book premium/Core deposits (2)	17.75		36.66	10.98		27.92
Premium to market (3)	22.41		37.04	22.85		37.17

(1)	Based on median I/B/E/S EPS estimate for Hawthorne Financial for the year ended December 31, 2004.
(2)	Assumes Hawthorne Financial’s core deposits total $1.5 billion.
(3)	Based on Hawthorne Financial’s January 27, 2004 closing price of $30.26.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Hawthorne Financial through December 31, 2007 under various circumstances, assuming Hawthorne Financial’s projected dividend stream and that Hawthorne Financial performed in accordance with the earnings projections reviewed with management. For periods after 2005, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 11%. To approximate the terminal value of Hawthorne Financial common stock at December 31, 2007, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Hawthorne Financial common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Hawthorne Financial common stock of $20.38 to $50.51 when applying the price/earnings multiples and $14.87 to $64.49 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O’Neill was $37.92 per share.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$25.25	$30.30	$35.36	$40.41	$45.46	$50.51
11.0	23.48	28.18	32.88	37.57	42.27	46.96
13.0	21.86	26.24	30.61	34.98	39.35	43.73
15.0	20.38	24.46	28.53	32.61	36.69	40.76

Tangible Book Value Per Share Multiples

Discount Rate	100%	150%	200%	250%	300%	350%
9.0%	$18.43	$27.64	$36.85	$46.06	$55.28	$64.49
11.0	17.13	25.70	34.27	42.83	51.40	59.97
13.0	15.95	23.93	31.90	39.88	47.86	55.83
15.0	14.87	22.31	29.74	37.18	44.61	52.05

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Commercial Capital through December 31, 2006 under various circumstances, assuming Commercial Capital’s projected dividend stream and that Commercial Capital performed in accordance with the earnings projections reviewed with management. For periods after 2005, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 25%. To approximate the terminal value of Commercial Capital common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 200% to 700%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Commercial Capital common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Commercial Capital common stock of $13.15 to $30.89 when applying the price/earnings multiples and $10.55 to $43.38 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$15.45	$18.54	$21.63	$24.71	$27.80	$30.89
11.0	14.63	17.55	20.48	23.40	26.33	29.25
13.0	13.86	16.64	19.41	22.18	24.95	27.73
15.0	13.15	15.78	18.41	21.04	23.68	26.31

Tangible Book Value Per Share Multiples

Discount Rate	200%	300%	400%	500%	600%	700%
9.0%	$12.39	$18.59	$24.79	$30.99	$37.18	$43.38
11.0	11.74	17.60	23.47	29.34	35.21	41.08
13.0	11.12	16.69	22.25	27.81	33.37	38.93
15.0	10.55	15.83	21.11	26.38	31.66	36.94

In connection with its analyses, Sandler O’Neill considered and discussed with the Hawthorne Financial Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, growth rate of earnings per share and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis. Sandler O’Neill reviewed the relative contributions to be made by Hawthorne Financial and Commercial Capital to the combined institution based on financial information of both companies as of or for the year ended December 31, 2003. The percentage of pro forma shares owned was determined using the exchange ratio of 1.9333. This analysis indicated that the implied contributions to the combined entity were as follows:

	Hawthorne	Commercial Capital
Net loans	67.3%	32.7%
Total assets	60.8	39.2
Deposits	72.7	27.3
Borrowings	42.6	57.4
Tangible equity	64.4	35.6
Total equity	64.5	35.5
Last twelve months’ net income	58.3	41.7
Estimated 2004 net income	47.7	52.3
Market capitalization (1)	37.7	62.3
Pro forma ownership	43.6	56.4

(1)	Based on closing stock prices as of January 27, 2004. Does not include Hawthorne Financial warrants.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2004, (2) 100% of the Hawthorne Financial shares are exchanged for Commercial Capital common stock at an exchange ratio of 1.9333, (3) earnings per share projections for Hawthorne Financial and Commercial Capital are consistent with internal projections as discussed with management of both companies for 2004 and 2005, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of Commercial Capital. The analysis indicated that for the year ending December 31, 2005, the merger would be approximately 7% accretive to Commercial Capital’s projected earnings per share and approximately 14% accretive to Hawthorne Financial’s earnings per share. The analysis also indicated that at June 30, 2004 (the assumed closing date for the transaction), the merger would be approximately 32% accretive to Commercial Capital’s tangible book value per share and approximately 38% dilutive to Hawthorne Financial’s tangible book value per share.

	Commercial Capital		Hawthorne
	Stand-alone	Pro Forma	Stand-alone	Pro Forma
2005 earnings per share	$1.61	$1.72	$2.91	$3.33
June 30, 2004 tangible book value per share	$3.47	$4.56	$14.15	$8.82

In connection with its analyses, Sandler O’Neill considered and discussed with the Hawthorne Financial Board how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company. Sandler O’Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Hawthorne Financial has agreed to pay Sandler O’Neill a customary transaction fee in connection with the merger, a significant portion of which is contingent upon consummation of the merger, and has also paid Sandler O’Neill for rendering its opinion. Hawthorne Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided other investment banking services to Hawthorne Financial and received compensation for such services. Sandler O’Neill has also in the past provided certain investment banking services to Commercial Capital, including managing Commercial Capital’s initial public offering completed in December 2002, and received compensation for such services, and they may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Hawthorne Financial and Commercial Capital and their respective affiliates and may actively trade the debt and/or equity securities of Hawthorne Financial and Commercial Capital and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Structure of the Merger and Merger Consideration

Structure. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby Hawthorne Financial will merge with and into Acquisition Corp. with Acquisition Corp. as the surviving entity. Simultaneously with, or as soon as practicable after, this merger, Acquisition Corp. shall be merged with and into Commercial Capital with Commercial Capital as the surviving entity. In addition, as soon as practicable after the merger between Acquisition Corp. and Commercial Capital, Hawthorne Savings shall be merged with and into Commercial Capital Bank with Commercial Capital Bank as the surviving entity.

Merger Consideration. The merger agreement provides that each share of Hawthorne Financial common stock outstanding immediately prior to the effective time of the merger shall be converted into, and shall be cancelled in exchange for, the right to receive 1.9333 shares of Commercial Capital common stock (subject to possible adjustment in certain circumstances).

Hawthorne Financial stockholders should not return their Hawthorne Financial stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Commercial Capital, Hawthorne Financial or any other party until Hawthorne Financial stockholders have received the letter of transmittal, which will be sent to them after we complete the merger.

Fractional Shares. Commercial Capital will not issue any fractional shares of its common stock in the merger. Instead, a Hawthorne Financial stockholder who would have otherwise received a fraction of a share of Commercial Capital common stock will receive an amount in cash, without interest, determined by multiplying the fractional share interest to which such stockholder would otherwise be entitled by the closing price of a share of Commercial Capital common stock on the Nasdaq National Market on the business day preceding the closing of the merger, rounded to the nearest whole cent.

Treasury Shares. Upon consummation of the merger, any shares of Hawthorne Financial common stock that are owned by Hawthorne Financial as treasury stock will be canceled and retired and no merger consideration will be given with respect to those shares.

Procedures for the Exchange of Hawthorne Financial Common Stock Certificates

Within five business days after the completion of the merger, the exchange agent, selected by Commercial Capital and reasonably acceptable to Hawthorne Financial, will mail to each holder of record of shares of Hawthorne Financial common stock a letter of transmittal and instructions for surrendering certificates representing shares of Hawthorne Financial common stock in exchange for Commercial Capital common stock. Upon surrender of a stock certificate of Hawthorne Financial common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for Hawthorne Financial common stock so surrendered will be canceled. No interest will be paid or accrued on any cash that is provided in lieu of fractional shares.

No stock certificates representing fractional shares of Commercial Capital common stock will be issued upon the surrender for exchange of Hawthorne Financial stock certificates. In lieu of the issuance of any such fractional share, Commercial Capital will pay to each former stockholder of Hawthorne Financial who otherwise would be entitled to receive a fractional share of Commercial Capital common stock an amount in cash determined by multiplying the fraction of a share of Commercial Capital common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the closing price of a share of Commercial Capital common stock on the Nasdaq National Market on the business day preceding the effective time of the merger, as reported in The Wall Street Journal (or if not reported therein, as reported in another authoritative source) rounded to the nearest whole cent.

After completion of the merger, no transfers of Hawthorne Financial common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Hawthorne Financial stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for Commercial Capital stock certificates, plus cash in lieu of any fractional share interest as described above.

Commercial Capital will only issue a Commercial Capital stock certificate in a name other than the name in which a surrendered Hawthorne Financial stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Hawthorne Financial common stock formerly represented by such Hawthorne Financial stock certificate, and show that you paid any applicable stock transfer taxes.

If your Hawthorne Financial stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Commercial Capital stock certificate to which you may be entitled.

Assumption or Termination of Hawthorne Financial Stock Options and Warrants

At the effective time of the merger, each option to purchase Hawthorne Financial common stock granted under Hawthorne Financial’s stock option plan, which is then vested and exercisable without regard to the merger, will cease to represent a right to acquire shares of Hawthorne Financial common stock and will be converted automatically into an option to purchase shares of Commercial Capital common stock, and Commercial Capital will assume each Hawthorne Financial stock option, in accordance with the terms of the Hawthorne Financial stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder’s option exercise rights, except that from and after the effective time of the merger:

•	Commercial Capital and the compensation committee of its board of directors shall be substituted for Hawthorne Financial and the Hawthorne Financial board of directors or duly authorized board committee administering the Hawthorne Financial stock option plans;

•	each Hawthorne Financial stock option assumed by Commercial Capital will be exercised solely for shares of Commercial Capital common stock;

•	the number of shares of Commercial Capital common stock subject to such Hawthorne Financial stock option will be equal to the number of shares of Hawthorne Financial common stock subject to such Hawthorne Financial stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

•	the per share exercise price under each such Hawthorne Financial stock option will be adjusted by dividing the per share exercise price under each such Hawthorne Financial stock option by the exchange ratio, rounded up to the nearest cent.

At the effective time of the merger, each option to purchase Hawthorne Financial common stock granted under Hawthorne Financial’s stock option plans, which is not vested and exercisable except as a result of the merger will not be assumed by Commercial Capital or otherwise continued in effect following the effective time. Therefore, in accordance with the terms of Hawthorne Financial’s stock option plans and the applicable stock option agreements, each such option will become fully vested and exercisable immediately prior to the effective time of the merger and either will be exercised or will terminate at the effective time.

At the effective time of the merger, each warrant to purchase shares of Hawthorne Financial common stock which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of Hawthorne Financial common stock and will be converted automatically into a warrant to purchase shares of Commercial Capital common stock, and Commercial Capital will assume each Hawthorne Financial warrant, in accordance with the terms of the applicable warrant agreement by which it is evidenced, except that from and after the effective time of the merger:

•	each Hawthorne Financial warrant assumed by Commercial Capital will be exercisable solely for shares of Commercial Capital common stock;

•	the number of shares of Commercial Capital common stock subject to such Hawthorne Financial warrant will be equal to the number of shares of Hawthorne Financial common stock subject to such Hawthorne Financial warrant immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

•	the per share exercise price under each such Hawthorne Financial warrant will be adjusted by dividing the per share exercise price under each such Hawthorne Financial warrant by the exchange ratio, rounded up to the nearest cent.

Pursuant to the merger agreement, Commercial Capital agreed to register under the Securities Act of 1933, as amended, (the “Securities Act”) the shares of Commercial Capital common stock issuable upon exercise of stock options and warrants as described above within ten business days after consummation of the merger.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the requisite holders of the shares of Commercial Capital common stock must have approved the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement and the requisite holders of the shares of Hawthorne Financial common stock must have approved and adopted the merger agreement;

•	all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Commercial Capital’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Commercial Capital, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the registration statement of Commercial Capital, of which this joint proxy statement/prospectus is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

•	the shares of Commercial Capital common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq National Market; and

•	each of Commercial Capital and Hawthorne Financial must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In addition to the foregoing conditions, the obligation of Commercial Capital to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Commercial Capital:

•	the representations and warranties of Hawthorne Financial in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Hawthorne Financial will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Hawthorne Financial;

•	Hawthorne Financial must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Commercial Capital must have received a certificate from specified officers of Hawthorne Financial with respect to compliance with the foregoing conditions to the obligations of Commercial Capital; and

•	Commercial Capital shall have received such certificates of Hawthorne Financial’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Commercial Capital may reasonably request.

In addition to the other conditions set forth above, the obligation of Hawthorne Financial to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Hawthorne Financial:

•	the representations and warranties of Commercial Capital and Acquisition Corp. in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Commercial Capital and Acquisition Corp. will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Commercial Capital or Acquisition Corp.;

•	Commercial Capital and Acquisition Corp. must have performed in all material respects all obligations required to be performed by them at or prior to consummation of the merger;

•	Hawthorne Financial must have received a certificate from specified officers of Commercial Capital with respect to compliance with the foregoing conditions to the obligations of Hawthorne Financial; and

•	Hawthorne Financial shall have received such certificates of Commercial Capital’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Hawthorne Financial may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either Commercial Capital or Hawthorne Financial is defined to mean any effect that (i) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (ii) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks, federal savings institutions or their holding companies generally;

•	changes in general economic conditions affecting banks and their holding companies generally;

•	modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them, in each case in accordance with United States generally accepted accounting principles; and

•	with respect to Hawthorne Financial only, the effects of any action or omission taken with the prior consent of Commercial Capital or as otherwise contemplated by the merger agreement.

Regulatory Approvals

Consummation of the transactions contemplated by the merger agreement is subject to receipt of prior regulatory approval of the Office of Thrift Supervision. The parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary to consummate the transactions contemplated by the merger agreement.

Office of Thrift Supervision. Pursuant to the merger agreement, Hawthorne Financial will merge with and into Acquisition Corp. to be immediately followed by the merger of Acquisition Corp. with and into Commercial Capital. In addition, the parties currently intend to merge Hawthorne Savings with and into Commercial Capital Bank. The foregoing mergers are subject to the prior approval of the Office of Thrift Supervision (“OTS”) under the Home Owners’ Loan Act and the Bank Merger Act. Commercial Capital and Commercial Capital Bank will file all required applications with the OTS to obtain prior approval for the mergers. In reviewing applications under the Home Owners’ Loan Act and the Bank Merger Act, the OTS considers:

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the effectiveness of both institutions in combating money laundering activities; and

•	the convenience and needs of the community served.

The OTS may not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•	if its effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Under the Community Reinvestment Act of 1977, as amended, the OTS must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval. The OTS may hold formal or informal meetings, if deemed appropriate to consider these comments. Any such comments or meetings could prolong the period during which the application is subject to review by the OTS.

Any transaction approved by the OTS may not be completed until 30 days after the date of the OTS approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the concurrence of the OTS and the U. S. Department of Justice, the OTS may reduce the waiting period to no less than 15 days after its approval.

Other Regulatory Approvals. Commercial Capital is not aware of any other regulatory approvals that would be required for completion of the merger except as described above. If any other approvals are required, it is presently contemplated that those approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

The merger cannot proceed in the absence of the applicable regulatory approvals described above. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Commercial Capital that had such condition or requirement been known, Commercial Capital, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Commercial Capital may elect not to consummate the merger. See “ —Conditions to the Merger” beginning on page         .

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Hawthorne Financial stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

Pending consummation of the merger, Hawthorne Financial may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Commercial Capital:

•	conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Commercial Capital the goodwill of the customers of Hawthorne Financial and its subsidiaries and others with whom business relations exist;

•	except for stock options and warrants outstanding on the date of the merger agreement and disclosed to Commercial Capital, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire such stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•	declare any dividend on its capital stock;

•	amend its or any of its subsidiaries’ certificate of incorporation and bylaws (or equivalent documents);

•	hire any person as an employee unless hired to satisfy existing contractual obligations or fill a vacancy, provided that such person’s salary is not more than $75,000 on an annual basis;

•	take specified actions with respect to its business, with certain exceptions, including without limitation, enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures in excess of $15,000 individually or $50,000 in the aggregate; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into any new material lines of business; change its principal policies; enter into derivatives contracts; incur indebtedness (other than deposits and various forms of short-term indebtedness); make certain real estate investments; make or modify loans outside of the ordinary course or above certain specified amounts; or acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or short-term U.S. Government securities with a term of one (1) year or less;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	take any action that would result in (i) any of the representations and warranties of Hawthorne Financial not being true and correct in any material respect at or prior to the effective time of the merger, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (iii) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

The merger agreement also provides that pending consummation of the merger, Commercial Capital may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Hawthorne Financial:

•	conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve the goodwill of the customers of Commercial Capital and its subsidiaries and others with whom business relations exist;

•	other than pursuant to benefit plans and option plans and rights issued pursuant to such plans, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or voting debt;

•	declare any cash dividend on its capital stock, repurchase any of its capital stock or effect any reorganization, recapitalization or similar transaction;

•	amend its or any of its subsidiaries’ articles of incorporation and bylaws (or equivalent documents);

•	take specified actions with respect to its business, with certain exceptions, including without limitation, purchase or sell assets or deposits; change its methods of accounting; change its principal policies; or enter into derivatives contracts;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	take any action that would result in (i) any of the representations and warranties of Commercial Capital not being true and correct in any material respect at or prior to the effective time of the merger, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (iii) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

Covenant of the Boards of Directors of Commercial Capital and Hawthorne Financial to Hold Stockholder Meetings and Recommend the Merger Agreement

Pursuant to the merger agreement, the Commercial Capital board of directors is required to call a meeting of its stockholders and recommend that its stockholders approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement at all times prior to and during its meeting of stockholders at which such issuance is to be considered by them.

In addition, pursuant to the merger agreement, the Hawthorne Financial board of directors is required to call a meeting of its stockholders and recommend that its stockholders approve and adopt the merger agreement at all times prior to and during its meeting of stockholders at which the merger agreement is to be considered by them.

Notwithstanding the foregoing, nothing in the merger agreement prevents the Commercial Capital board of directors or the Hawthorne Financial board of directors from withholding, withdrawing, amending or modifying their respective recommendation if it determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to their respective stockholders under applicable law.

No Solicitation

Each of Commercial Capital and Hawthorne Financial has agreed that it will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other party that may be ongoing with respect to an acquisition proposal (as defined below), and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished.

In addition, neither party may, nor may it authorize or permit any of its or its subsidiaries’ directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative to:

(1) initiate, solicit, encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, an acquisition proposal from a third party;

(2) provide any confidential information or data to any person relating to an acquisition proposal;

(3) participate in any discussions or negotiations concerning any acquisition proposal;

(4) except in the limited circumstances when Hawthorne Financial may terminate the merger agreement in order to accept a superior proposal from another bidder, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to an acquisition proposal; or

(5) make any statement, recommendation or solicitation in support of any acquisition proposal;

unless, prior to the date of its respective stockholder meeting, a party’s board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach or would be reasonably expected to result in a breach of its fiduciary duties under applicable law, such party may respond to an unsolicited acquisition proposal that its board believed in good faith constituted a superior proposal.

Each party also agreed to notify the other party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives.

The term “acquisition proposal” is defined in the merger agreement as an inquiry, proposal or offer, filing of any regulatory application or notice, or disclosure of an intention to do any of the foregoing from any person relating to (a) the direct or indirect acquisition or purchase of a business that constitutes a substantial portion of net revenues, net income or assets of a party, (b) the direct or indirect acquisition of 10% or more of the voting power of a party, (c) a tender or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of a party or (d) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either party.

The term “superior proposal” is defined in the merger agreement as a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration of cash and/or securities, more than 50% of the combined voting power of a party’s common stock then outstanding, or all or substantially all of a party’s consolidated assets, which, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, its board of directors concludes in good faith (a) would be more favorable to its stockholders, from a financial point of view, than the merger, (b) is reasonably capable of being consummated on its terms and (c) is fully financed or capable of being fully financed.

Reasonable Best Efforts Covenant

Commercial Capital and Hawthorne Financial have each agreed to use their reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable, or advisable under applicable laws, to permit consummation of the merger as promptly as practicable and otherwise to enable consummation of the merger.

Certain Other Covenants

The merger agreement contains additional mutual covenants, including covenants relating to (i) the filing of a registration statement to register the shares of Commercial Capital common stock issued in the merger of which this joint proxy statement/ prospectus is a part, (ii) cooperation regarding press releases and other public statements with respect to the merger, (iii) cooperation regarding access to the other party’s books, records, properties and personnel, (iv) the modification of Hawthorne Financial’s business policies and practices so as to be applied on a consistent basis with that of Commercial Capital, (v) the notification by one party to the other of any fact, event or circumstance that is reasonably likely to result in a material adverse effect with respect to it or would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, (vi) matters relating to Section 16 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”) (vii) the removal of any condition, restriction or requirement imposed in connection with the regulatory approvals required to consummate the merger, (viii) the delivery by Hawthorne Financial to Commercial Capital of estoppel letters from all tenants of real estate owned by Hawthorne Financial and all landlords with respect to real estate leased by Hawthorne Financial, and (ix) the assumption of Hawthorne Financial’s indenture obligations in connection with the trust preferred securities.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Commercial Capital and Hawthorne Financial made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “—Conditions to the Merger” beginning on page 50.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such document. The certificate of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on (i) a date selected by Commercial Capital after such satisfaction or waiver, which is no later than five business days after such satisfaction or waiver or (ii) such other date as Commercial Capital and Hawthorne Financial may mutually agree upon, provided that in either case, such date shall be no less than 10 days following the special meeting of Hawthorne Financial stockholders.

A closing will take place immediately prior to the effective time of the merger or on such other date as Commercial Capital and Hawthorne Financial may mutually agree upon.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended at any time by written agreement of the parties whether before or after the approval of the stockholders of Hawthorne Financial, except that after stockholders of Hawthorne Financial have approved the merger agreement no amendment which by law requires further approval by the stockholders of Hawthorne Financial may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by a non-breaching party if the other party (i) breaches any covenants or undertakings contained in the merger agreement or (ii) breaches any representations or warranties contained in the merger agreement, in each case if such breach cannot be or has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

•	by either Commercial Capital or Hawthorne Financial if the merger is not consummated by October 27, 2004, unless the failure to consummate the merger is due to a breach by (i) the party seeking such termination of its obligations under the merger agreement or (ii) any director of the party seeking to terminate through such director’s breach of his or her respective shareholder agreement;

•	by either party if any required regulatory approvals for consummation of the transactions contemplated by the merger agreement is not obtained;

•	by either party if the stockholders of Commercial Capital do not approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement and the stockholders of Hawthorne Financial do not approve the merger agreement, in either case, at a meeting of such respective stockholders duly called for such purpose;

•	by Commercial Capital, prior to the Hawthorne Financial special meeting, if Hawthorne Financial shall have breached the covenants described under “—No Solicitation” on page 54, the Hawthorne Financial board of directors shall have failed to recommend that the stockholders of Hawthorne Financial approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Commercial Capital, or Hawthorne Financial breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement;

•	by Hawthorne Financial, prior to the Commercial Capital annual meeting, if Commercial Capital shall have breached the covenants described under “—No Solicitation” on page 54, the Commercial Capital board of directors shall have failed to recommend that the stockholders of Commercial Capital approve the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Hawthorne Financial, or Commercial Capital breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement;

•	by Commercial Capital if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Hawthorne Financial common stock and the board of directors of Hawthorne Financial recommends that Hawthorne Financial stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period;

•	by Hawthorne Financial at any time prior to the Hawthorne Financial special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “—No Solicitation” beginning on page 54, which has been received and considered by Hawthorne Financial in compliance with the applicable terms of the merger agreement, provided that Hawthorne Financial has notified Commercial Capital at least five business days in advance of any such termination and given Commercial Capital the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the Hawthorne Financial board of directors; and

•	by Hawthorne Financial at any time during the five-day period commencing on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, if:

(1)	Commercial Capital’s average closing sales price is less than $15.69; and

(2)	the number obtained by dividing Commercial Capital’s average closing sales price by $19.61 is less than (by more than 20.0%) the index ratio.

Commercial Capital’s “average closing sales price” will be the average of the closing sales price per share of Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods.

The “index ratio” will be calculated by dividing the peer group index by 1.00.

The “peer group index” will be the sum of the products derived by multiplying the corresponding weighting factor of each peer group member by the quotient obtained by dividing such peer group member’s average closing common stock price for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, by such peer group member’s closing common stock price on the January 27, 2004, the date the merger agreement was executed. Below are the peer members and their corresponding weighting factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	5.556%
Flushing Financial Corporation	FFIC	5.556
Independence Community Bank Corp.	ICBC	8.333
New York Community Bancorp, Inc.	NYB	8.333
East West Bancorp, Inc.	EWBC	8.333
Quaker City Bancorp, Inc.	QCBC	5.556
FirstFed Financial Corp.	FED	5.556
UCBH Holdings, Inc.	UCBH	8.333
PFF Bancorp, Inc.	PFB	5.556
City National Corporation	CYN	8.333
First Community Bancorp	FCBP	5.556
ITLA Capital Corporation	ITLA	5.556
Provident Financial Holdings, Inc.	PROV	5.556
Washington Federal, Inc.	WFSL	8.333
Sterling Financial Corporation	STSA	5.556

If both of the conditions in (1) and (2) above occur, Hawthorne Financial has the right to terminate the merger agreement without any action by Hawthorne Financial stockholders. If necessary, this decision will be made by the Hawthorne Financial board of directors in light of the circumstances existing at that time. There can be no assurance that the Hawthorne Financial board of directors will exercise its right to terminate the merger agreement if each of the conditions in (1) and (2) above occurred. If Hawthorne Financial elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.9333 and the dollar value of the consideration which the stockholders of Hawthorne Financial would receive for each share of Hawthorne Financial common stock would be the value of 1.9333 shares of Commercial Capital common stock at the effective time of the merger.

If Hawthorne Financial elects to exercise its right to terminate the merger agreement pursuant to the last bullet point set forth above, it must give written notice to Commercial Capital. During the five-day period after receipt of such notice, Commercial Capital has the option to increase the consideration payable to Hawthorne Financial stockholders by adjusting the exchange ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the $19.61, 0.80, and the exchange ratio (as then in effect) and the denominator of which is Commercial Capital’s average closing sales price, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the index ratio and (B) 0.20, multiplied by the product of (1) the exchange ratio (as then in effect) and (2) $19.61, and the denominator of which is Commercial Capital’s average closing sales price.

Commercial Capital is under no obligation to adjust the exchange ratio and there can be no assurance that Commercial Capital will elect to adjust the exchange ratio if Hawthorne Financial were to exercise its option to terminate the merger agreement. Any such decision would be made by Commercial Capital in light of the circumstances existing at the time Commercial Capital has the opportunity to make such an election. If Commercial Capital elects to adjust the exchange ratio within the five-day period, it must give Hawthorne Financial prompt notice of that election and the adjusted exchange ratio, in which case Hawthorne Financial will not have any right to terminate the merger agreement as a result of the circumstances described above.

The operation of the conditions permitting Hawthorne Financial to terminate the merger agreement based on a decrease in the market price of Commercial Capital common stock reflects the parties’ agreement that stockholders of Hawthorne Financial would assume the risk of a modest decline in value of Commercial Capital common stock (up to a 20.0% decline from the starting price of $19.61 per share) under any circumstances and that Hawthorne Financial’s stockholders would not assume the risk of a more significant decline in value of Commercial Capital common stock unless the percentage decline in the value of Commercial Capital common stock for the period of 20 consecutive trading days ending on the date all regulatory approvals for the merger have been obtained, without regard to any requisite waiting periods, represents a decline that is more than 20.0% greater than the percentage decrease, if any, in an index value of specified publicly-traded banking stocks during such period. The premise of this agreement is that declines in value of Commercial Capital common stock which are comparable to the declines in the value of an index of publicly-traded banking stocks is indicative of a broad-based change in market and economic conditions affecting publicly-traded banking stocks in general, including Commercial Capital and Hawthorne Financial rather than factors which are specifically attributable to the value of Commercial Capital common stock.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of Commercial Capital common stock may be illustrated by the following three scenarios:

(1) Commercial Capital’s average closing sales price is below $19.61 but is not less than $15.69. Under such circumstances Commercial Capital’s average closing sales price would not be less than 80.0% of $19.61. As a result, there would be no adjustment to the 1.9333 exchange ratio and Hawthorne Financial would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to Hawthorne Financial’s obligations were satisfied or waived).

(2) Commercial Capital’s average closing sales price declines to less than $15.69 and the index value also declines but the percentage decline in the price of Commercial Capital common stock is not more than 20.0% greater than the percentage decline in the index value. Under such circumstances there would be no adjustment to the 1.9333 exchange ratio and Hawthorne Financial would be obligated to consummate the merger (assuming all other conditions to Hawthorne Financial’s obligations were satisfied or waived).

(3) Commercial Capital’s average closing sales price declines to less than $15.69 and the percentage decline in the price of Commercial Capital common stock is more than 20.0% greater than the percentage decline in the index value. Under such circumstances, Hawthorne Financial would have the right but not the obligation to terminate the merger agreement unless Commercial Capital elected to increase the exchange ratio equal to the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the $19.61, 0.80, and the exchange ratio (as then in effect) and the denominator of which is Commercial Capital’s average closing sales price, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the index ratio and (B) 0.20, multiplied by the product of (1) the exchange ratio (as then in effect) and (2) $19.61, and the denominator of which is Commercial Capital’s average closing sales price.

Hawthorne Financial stockholders should be aware that whether Hawthorne Financial can terminate the merger agreement and receive a subsequent increase, if any, in the exchange ratio paid by Commercial Capital, will be based on Commercial Capital’s average closing sales price defined above as the average of the closing sale prices of the Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods. Accordingly, because the market price of the Commercial Capital common stock will fluctuate and possibly decline between the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, and the effective time of the merger, as well as on the date certificates representing shares of Commercial Capital common stock are delivered in exchange for shares of Hawthorne Financial common stock following consummation of the merger, the value of Commercial Capital common stock actually received by holders of Hawthorne Financial common stock may be more or less than (i) Commercial Capital’s average closing sales price and (ii) the value of Commercial Capital common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

Termination Fees

The merger agreement provides that Hawthorne Financial must pay Commercial Capital an $18.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Commercial Capital for any of the reasons described in the sixth bullet point or the eighth bullet points in the first paragraph under “—Termination of the Merger Agreement” on page 56, or by Hawthorne Financial for the reasons described in the ninth bullet point in such section, Hawthorne Financial must pay the termination fee to Commercial Capital on the second business day following the termination of the merger agreement; or

•	if the merger agreement is terminated by

(1)	Commercial Capital pursuant to the second bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 56,

(2)	either Commercial Capital or Hawthorne Financial because the merger has not been consummated by October 27, 2004 and at the time of such termination the Hawthorne Financial stockholders have not voted on the merger agreement, or

(3)	either Commercial Capital or Hawthorne Financial because the stockholders of Hawthorne Financial have not approved the merger as required,

and in each of (1), (2) or (3) above, an “acquisition proposal” (as defined under “— No Solicitation” on page 54) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Hawthorne Financial (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that stockholders of Hawthorne Financial vote on the merger agreement or the date of termination of the merger agreement, as applicable, and within 15 months after such termination, Hawthorne Financial enters into an agreement with respect to a “control transaction” (defined below) or consummates a “control transaction” which is the subject of an acquisition proposal, then Hawthorne Financial shall pay to Commercial Capital the termination fee on the date of execution of such agreement or consummation of a “control transaction” which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of the merger agreement, the termination fee shall be payable by Hawthorne Financial to Commercial Capital only upon consummation of a “control transaction” which is the subject of an acquisition proposal, regardless whether such consummation occurs within 15 months after termination of the merger agreement. “Control transaction” is defined in the merger agreement to mean the acquisition by purchase, merger, consolidation, sale, transfer or otherwise in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of

Hawthorne Financial or Hawthorne Savings or substantially all of the assets of Hawthorne Financial or Hawthorne Savings.

In addition, the merger agreement provides that Commercial Capital must pay Hawthorne Financial an $18.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Hawthorne Financial for the reasons described in the seventh bullet point in the first paragraph under “—Termination of the Merger Agreement” on page 56, Commercial Capital must pay the termination fee to Hawthorne Financial on the second business day following the termination of the merger agreement; or

•	if the merger agreement is terminated by

(1)	Hawthorne Financial pursuant to the second bullet point in the first paragraph under “—Termination of the Merger Agreement” on page 56,

(2)	either Commercial Capital or Hawthorne Financial because the merger has not been consummated by October 27, 2004 and at the time of such termination the Commercial Capital stockholders have not voted on the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement, or

(3)	either Commercial Capital or Hawthorne Financial because the stockholders of Commercial Capital have not approved the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement as required, and in each of (1), (2) or (3) above, an “acquisition proposal” (as defined under “—No Solicitation” on page 54) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Commercial Capital (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that stockholders of Commercial Capital vote on the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement or the date of termination of the merger agreement, as applicable, and within 15 months after such termination, Commercial Capital enters into an agreement with respect to a control transaction or consummates a control transaction which is the subject of an acquisition proposal, then Commercial Capital shall pay to Hawthorne Financial the termination fee on the date of execution of such agreement or consummation of a control transaction which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of the merger agreement, the termination fee shall be payable by Commercial Capital to Hawthorne Financial only upon consummation of a control transaction which is the subject of an acquisition proposal, regardless whether such consummation occurs within 15 months after termination of the merger agreement.

Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by the receiving party.

If either party fails to timely pay the termination fee to the other party, the party required to make such payment will be obligated to pay the costs and expenses incurred by the other party to collect such payment, together with interest.

If the merger agreement is terminated by either Commercial Capital or Hawthorne Financial due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall pay a termination fee of $4.0 million to the other party, without prejudice to the rights of Commercial Capital or Hawthorne Financial to receive the $18.0 million termination fee set forth above. Under no circumstances, however, shall Commercial Capital or Hawthorne Financial be able to collect more than $18.0 million as a termination fee.

Board of Directors of Commercial Capital and Commercial Capital Bank after the Merger

Commercial Capital has agreed that after the merger, its board of directors will consist of nine directors. Three of the directors will be designated by Hawthorne Financial. Hawthorne Financial has designated Timothy R. Chrisman, Gary W. Brummett and Anthony W. Liberati. Commercial Capital has agreed to appoint the Hawthorne Financial designees to the Commercial Capital board of directors immediately after the effective time and, subject to the fiduciary duties of the Commercial Capital board of directors, to include the Hawthorne Financial designees on the list of nominees for director at Commercial Capital’s 2005 annual meeting of stockholders.

Currently, Commercial Capital’s board of directors consists of two classes. The articles of incorporation of Commercial Capital require that if the board consists of nine or more directors, the board shall be divided into three classes. The merger agreement provides that Commercial Capital shall re-classify its board of directors into three classes at its 2005 annual meeting of stockholders and, subject to the fiduciary duties of the Commercial Capital board of directors, undertake to have one of each of the Hawthorne Financial designees in each of such classes.

The merger agreement also provides that upon consummation of the merger of Hawthorne Savings with and into Commercial Capital Bank, the three Hawthorne Financial designees discussed above will be appointed to Commercial Capital Bank’s board of directors.

Commercial Capital also agreed, subject to the fiduciary duties of its board of directors, that if one of the Hawthorne Financial designees dies or becomes incapacitated prior to the closing of the merger, the remaining Hawthorne Financial designees will recommend to the Commercial Capital board of directors a person to serve as successor, provided that person is reasonably acceptable to the Commercial Capital board of directors.

In December 1995, Hawthorne Financial sold “investment units” in a private placement offering. Pursuant to an agreement entered into in connection with the offering, Fort Pitt Fund, L.P. is entitled to recommend one person for nomination by the Hawthorne Financial board of directors for election as a director until such time as it no longer owns 220,000 shares of Hawthorne Financial common stock. In connection with this right, Fort Pitt Fund has recommended Harry F. Radcliffe, its general partner, as its nominee. Simultaneously with the execution of the merger agreement, Fort Pitt Fund executed a termination agreement with Hawthorne Financial and Hawthorne Savings whereby Fort Pitt Fund, L.P. agreed that its right to nominate a director would terminate concurrently with the consummation of the merger.

In consideration of the termination agreement, Commercial Capital agreed, subject to the fiduciary duties of its board of directors, that if, during the term prior to the 2005 annual meeting or the term immediately following the 2005 annual meeting, any one of the Hawthorne Financial designees vacates his seat on the Commercial Capital board of directors for any reason, to appoint Harry Radcliffe to replace the vacating director, provided that at the time of the appointment, Mr. Radcliffe (or a member of his immediate family or a family trust) owns at least 133,333 shares of Commercial Capital common stock (as adjusted to give effect to Commercial Capital’s 4:3 stock split effected in February 2004). In addition, if there is a vacancy on its board of directors during the first initial term or the longest term that any of the Hawthorne Financial designees is elected to at the Commercial Capital 2005 annual meeting of stockholders, Commercial Capital agreed to consider Mr. Radcliffe to fill the vacancy, so long as Mr. Radcliffe, or a member of his immediate family or family trust, continues to own at least 133,333 shares of Commercial Capital common stock (as adjusted to give effect to Commercial Capital’s 4:3 stock split effected in February 2004).

Commercial Capital also agreed that for a period of one year from the consummation of the merger, it would not take any action which would cause any of the Hawthorne Financial designees to fail to be an “independent” director for purposes of the Exchange Act, the regulations promulgated thereunder and the rules of the Nasdaq National Market. In addition, Commercial Capital agreed that from the closing of the merger until its 2005 annual meeting, the number of directors on its board who are “independent” for purposes of the Exchange Act, the regulations promulgated thereunder and the rules of the Nasdaq National Market will not be less than two-thirds of its entire board.

Interests of Certain Hawthorne Financial Directors and Executive Officers in the Merger

When Hawthorne Financial stockholders are considering the recommendation of the Hawthorne Financial board of directors with respect to approving and adopting the merger agreement, you should be aware that the directors and executive officers of Hawthorne Financial have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders. The Hawthorne Financial board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Options and Warrants. The merger agreement provides that at the effective time of the merger, each outstanding and unexercised option to purchase shares of Hawthorne Financial common stock granted pursuant to the Hawthorne Financial stock option plan that is vested and exercisable without regard to the merger will cease to represent the right to acquire shares of Hawthorne Financial common stock and will be converted into and become a right to acquire shares of Commercial Capital common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. All such currently outstanding options that are presently unvested and not yet exercisable shall become fully vested and exercisable immediately prior to the consummation of the merger and must then be exercised or will terminate at the effective time of the merger. See “—Assumption or Termination of Hawthorne Financial Stock Options and Warrants” on page 49. At the record date, the executive officers of Hawthorne Financial held unvested stock options, which will fully vest and either be exercised immediately prior to the merger or will terminate, to purchase an aggregate of 138,000 shares of Hawthorne Financial common stock, including options to purchase 40,500, 12,000, 55,500, 22,500, and 7,500 shares held by Simone Lagomarsino, Eileen Lyon, David Rosenthal, Chuck Stoneburg and Jolene Wryn, respectively, at prices ranging from $13.241 to $24.869.

The merger agreement also provides that at the effective time of the merger, each outstanding warrant will cease to represent the right to acquire shares of Hawthorne Financial common stock and will be converted into and become warrants to acquire shares of Commercial Capital common stock based on the exchange ratio. See “—Assumption of Hawthorne Financial Stock Options and Warrants.” At the record date, one director of Hawthorne Financial held warrants to purchase an aggregate of 9,516 shares of Hawthorne Financial common stock.

Severance Agreements. As a consequence of the proposed change in control of Hawthorne Financial contemplated by the merger agreement, executive officers of Hawthorne Financial will be entitled to severance payments in the event the merger is consummated. Upon consummation of the merger, Commercial Capital will be obligated to pay severance payments of $2,020,516, $616,000, $593,899, $719,290 and $171,000 to Simone Lagomarsino, Eileen Lyon, David Rosenthal, Chuck Stoneburg and Jolene Wryn, respectively, and provide them with healthcare and other benefit continuation and with prorated bonus and long-term incentive compensation plan payments. Commercial Capital may be obligated to pay the executive officers additional tax gross up payments to cover their excess parachute payment excise taxes under Section 4999 of the Internal Revenue Code and their taxes on the amounts used to pay such taxes. At present, Hawthorne Financial and Commercial Capital believe that the aggregate amount of tax gross-ups for executive officers will be $[            ].

Board and Management Positions. Effective upon consummation of the merger, Commercial Capital’s board of directors will be expanded to a total of nine directors. Timothy R. Chrisman, Chairman of Hawthorne Financial, Anthony Liberati, director of Hawthorne Financial, and Gary W. Brummett, director of Hawthorne Financial, will be appointed to serve as directors of Commercial Capital after the merger. See “—Board of Directors of Commercial Capital and Commercial Capital Bank after the Merger” on page 62.

Director Benefit Continuation Agreements. As a consequence of the proposed change in control of Hawthorne Financial contemplated by the merger agreement, Commercial Capital will be obligated, for a period of five years following the consummation of the merger, to provide Hawthorne Financial directors and their families with all benefits under welfare plans, practices, policies and programs that were provided by Hawthorne Financial to the directors and their families at any time during the 120-day period immediately preceding the consummation of the merger. Such benefits may include medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs.

Indemnification and Directors’ and Officers’ Insurance. Hawthorne Financial’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Hawthorne Financial’s certificate of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, Commercial Capital agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of Hawthorne Financial or any of its subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at, or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Hawthorne Financial or any of its subsidiaries or is or was serving at the request of Hawthorne Financial or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation and bylaws of Hawthorne Financial or equivalent documents of any Hawthorne Financial subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by Hawthorne Financial to Commercial Capital pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Commercial Capital agreed to purchase an extended reporting period endorsement under Hawthorne Financial’s existing directors’ and officers’ liability insurance policy for Hawthorne Financial’s directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six years of not less than the existing coverage under, and have other terms no materially less favorable on the whole to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Hawthorne Financial, provided that Commercial Capital will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Hawthorne Financial for such insurance (the “Insurance Amount”), and further provided that if Commercial Capital is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Commercial Capital shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

Other than as set forth above, no director or executive officer of Hawthorne Financial has any direct or indirect material interest in the merger, except insofar as ownership of Hawthorne Financial common stock might be deemed such an interest.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Commercial Capital will take all reasonable action so that employees of Hawthorne Financial and its subsidiaries will be entitled to participate in the Commercial Capital employee benefit plans of general applicability to the same extent as similarly-situated employees of Commercial Capital and its subsidiaries. However, Commercial Capital is not required to make any stock option or other grants to employees of Hawthorne Financial under any discretionary equity compensation plan. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Commercial Capital employee benefit plans, Commercial Capital will recognize years of service with Hawthorne Financial and its subsidiaries to the same extent as such service was credited for such purpose by Hawthorne Financial. The treatment of Hawthorne Financial stock options held by its employees immediately prior to the merger is described above under “—Assumption or Termination of Hawthorne Financial Stock Options and Warrants on page 49.

When employees and current and former directors of Hawthorne Financial or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Commercial Capital, Commercial Capital will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Commercial Capital;

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation; and

•	waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the effective time of the merger to the extent such employee or director had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Hawthorne Financial has also adopted a severance pay plan, effective January 27, 2004, the purpose of which is to mitigate financial hardship to those Hawthorne Financial and Hawthorne Savings’ employees who are laid off in connection with the merger, and to provide incentive for such employees to remain employed until an actual termination of employment occurs.

To be eligible for severance benefits, employees must meet certain criteria, including that they be an employee of Hawthorne Financial or Hawthorne Savings at any time between January 27, 2004 and the effective time of the merger, they cannot have an individual change in control agreement, they must remain employed from the date they are notified that their employment will be terminated until the separation date designated by Hawthorne Financial and/or Commercial Capital, and they must sign a specified release of claims.

Employees will not be entitled to benefits under the severance plan if they voluntarily terminate their employment, accept other employment with Commercial Capital or any of its subsidiaries and are not terminated within six months after the commencement of employment other than for cause. An employee who is offered employment by Commercial Capital or any of its subsidiaries at the same initial wage or salary as his current employment with Hawthorne Financial but declines such offer because the employee would be required to increase his commute by more than 25 miles is eligible to severance benefits under the plan.

Eligible employees will be entitled to a lump sum payment based on a formula that specifies a number of weeks at their average base pay for each year of service. The number of weeks of pay per year of service varies depending on the level of the employee’s position with Hawthorne Financial or Hawthorne Savings with certain minimum amounts at each level.

Resale of Commercial Capital Common Stock

The shares of Commercial Capital common stock issued pursuant to the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to any Hawthorne Financial stockholder who may be deemed to be an affiliate of Commercial Capital at or after the effective time of the merger for purposes of Rule 144 promulgated under the Securities Act or an affiliate of

Hawthorne Financial at the time of its special meeting for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with Hawthorne Financial or Commercial Capital, as the case may be, and generally consist of executive officers, directors and 10% stockholders.

Rule 145 will restrict the sale of Commercial Capital common stock received in the merger by affiliates of Hawthorne Financial and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Hawthorne Financial at the time of its special meeting, provided they are not affiliates of Commercial Capital at or following the effective time of the merger, may publicly resell any Commercial Capital common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Commercial Capital common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Commercial Capital as required by Rule 144.

Persons who are affiliates of Commercial Capital after the effective time of the merger may publicly resell the shares of Commercial Capital common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with Commercial Capital’s insider trading policy. At the present time, it is anticipated that only three affiliates of Hawthorne Financial will become affiliates of Commercial Capital after the merger, Messrs. Chrisman, Liberati and Brummett, who will become directors of Commercial Capital.

The ability of affiliates to resell shares of Commercial Capital common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Commercial Capital having satisfied its reporting requirements under the Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell Commercial Capital common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the registration statement of which this joint proxy statement/prospectus is a part nor this joint proxy statement/prospectus cover any resales of Commercial Capital common stock received by persons who may be deemed to be affiliates of Commercial Capital or Hawthorne Financial in the merger.

Hawthorne Financial has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Commercial Capital a letter agreement intended to ensure compliance with the Securities Act.

Material Federal Income Tax Consequences

General. The following is a description of the material federal income tax consequences of the merger to the stockholders of Hawthorne Financial, which is based upon the opinion of Patton Boggs LLP, legal counsel to Commercial Capital. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Hawthorne Financial common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Hawthorne Financial common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this joint proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Hawthorne Financial common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Consequently, each stockholder of Hawthorne Financial is urged to consult his or her own tax advisor concerning the specific federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such stockholder.

The Merger. Commercial Capital and Hawthorne Financial have received an opinion from Patton Boggs LLP which is based on facts, representations and assumptions that were provided by Hawthorne Financial and Commercial Capital and that are consistent with the state of facts that Hawthorne Financial and Commercial Capital believe will be existing as of the effective time of the merger. On the basis of such facts, representations and assumptions, Patton Boggs LLP has opined that for federal income tax purposes, the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

•	neither Commercial Capital nor Hawthorne Financial will recognize any gain or loss as a result of the merger;

•	no gain or loss will be recognized by stockholders of Hawthorne Financial upon the exchange of their Hawthorne Financial common stock solely for shares of Commercial Capital common stock pursuant to the merger, except in respect of cash received in lieu of a fractional share interest in Commercial Capital common stock;

•	the basis of the shares of Commercial Capital common stock received by a Hawthorne Financial stockholder receiving solely Commercial Capital common stock will be the same as his or her basis in the Hawthorne Financial common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below);

•	the holding period of the shares of Commercial Capital common stock received by a Hawthorne Financial stockholder receiving solely Commercial Capital common stock will include the period during which such Hawthorne Financial stockholder held the Hawthorne Financial common stock surrendered in exchange therefor, provided the surrendered Hawthorne Financial common stock was held by such stockholder as a capital asset at the effective time of the merger; and

•	the holders of Hawthorne Financial warrants shall not recognize gain or loss as a result of their exchange of Hawthorne Financial warrants for warrants to acquire Commercial Capital common stock.

For federal income tax purposes, cash received by a holder of Hawthorne Financial common stock in lieu of a fractional share interest in Commercial Capital common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Hawthorne Financial common stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of Hawthorne Financial common stock is held as a capital asset and has been held for more than one year at the effective time of the merger.

Closing Opinion. It is a condition precedent to the obligations of Commercial Capital and Hawthorne Financial to effect the merger that they receive an opinion from Patton Boggs LLP, dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading “—The Merger” above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Commercial Capital, Hawthorne Financial and others. If facts, assumed facts, or applicable law change after the date of this joint proxy statement/prospectus and before the effective time of the merger, Patton Boggs LLP may not be able to deliver such opinion. The opinion of Patton Boggs LLP binds neither the Internal

Revenue Service nor the courts. Either could adopt a contrary position. Neither Commercial Capital nor Hawthorne Financial intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Hawthorne Financial’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Commercial Capital. Any difference between the purchase price for Hawthorne Financial and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Commercial Capital in connection with the merger will be amortized to expense in accordance with such rules. The financial statements of Commercial Capital issued after the merger will reflect the results attributable to the acquired operations of Hawthorne Financial beginning on the date of completion of the merger.

Expenses of the Merger

The merger agreement provides that each of Hawthorne Financial and Commercial Capital will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this document and the filing fees to be paid to the Securities and Exchange Commission in connection with the registration statement of which this joint proxy statement/prospectus is a part will be shared equally between Commercial Capital and Hawthorne Financial.

Listing of the Shares of Commercial Capital Common Stock

Commercial Capital has agreed to use its reasonable best efforts to list on the Nasdaq National Market, prior to the completion of the merger, the shares of Commercial Capital common stock to be issued in the merger.

Shareholder Agreements

In connection with the execution of the merger agreement, six directors of Commercial Capital and all of the directors of Hawthorne Financial entered into a shareholder agreement with the other company pursuant to which each such director agreed that at any meeting of the applicable stockholders, or in connection with any written consent of the stockholders, the director shall:

•	appear at such meeting or otherwise cause all shares of common stock owned by him to be counted as present at such meeting for purposes of calculating a quorum;

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in the case of Hawthorne Financial directors, in favor of approval and adoption and approval of the merger agreement and the transactions contemplated in the merger agreement and, in the case of Commercial Capital directors, the issuance of Commercial Capital common stock pursuant to the merger agreement;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of his or her company contained in the merger agreement or of the director or executive officer contained in the shareholder agreement; and

•	against any acquisition proposal (as defined under “—No Solicitation” on page 54) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed not to sell, transfer, or otherwise dispose of any of the shares of common stock owned by him, or any securities convertible into or exercisable or exchangeable for shares of common stock, prior to the meeting at which stockholders will consider the merger agreement unless the purchaser of such shares, or any such convertible securities, agrees in writing to be bound by the terms and conditions of the shareholder agreement.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

No Dissenters’ Rights

In accordance with Section 262 of the Delaware General Corporation Law, appraisal rights are not available to holders of any class of shares of a Delaware corporation such as Hawthorne Financial that, at the record date for determining stockholders entitled to vote on a plan of merger or consolidation, was listed on a national securities exchange or designated as a Nasdaq Stock Market national market system security, provided that such holders are not required by the terms of the plan of merger or consolidation to accept for such shares anything other than, among other things, shares of stock in the acquiring corporation which are so listed, plus cash in lieu of any fractional share interests. Because the shares of Hawthorne Financial common stock and Commercial Capital common stock are listed on the Nasdaq Stock Market’s National Market, Hawthorne Financial stockholders have no dissenters’ rights of appraisal in connection with the merger. In addition, Nevada law does not provide the Commercial Capital stockholders with dissenters’ rights in connection with the vote on the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma information presents financial data as of and for the year ended December 31, 2003 for Commercial Capital after giving effect to the completion of the proposed mergers of Hawthorne Financial into Commercial Capital and of Hawthorne Savings into Commercial Capital Bank.

The pro forma financial data give effect to the mergers under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined consolidated financial statements combine the historical consolidated financial statements of Commercial Capital and Hawthorne Financial, giving effect to the mergers as if they had been effective on December 31, 2003, with respect to the unaudited pro forma condensed combined consolidated statement of financial condition, and as of January 1, 2003, with respect to the unaudited pro forma condensed combined consolidated statements of operations.

The information for the year ended December 31, 2003 is derived from the consolidated financial statements of Commercial Capital and Hawthorne Financial incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements of Commercial Capital as of and for the year ended December 31, 2003 should be read in conjunction with the historical financial statements, and related notes thereto, that have been incorporated by reference into this joint proxy statement/prospectus.

Commercial Capital expects to incur reorganization and restructuring expenses in connection with the proposed mergers. The effect of the estimated merger, reorganization and restructuring costs expected to be incurred by Commercial Capital in connection with the proposed mergers have been reflected in the unaudited pro forma condensed combined consolidated statement of financial condition. The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. Commercial Capital has included in the pro forma condensed combined consolidated financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

Given the information regarding the proposed mergers, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

•	assumptions used in preparing the pro forma financial data may be revised in the future due to the number of options actually exercised in the period prior to completion of the merger, changes in the value of assets, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the mergers take place; and

•	adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AS OF DECEMBER 31, 2003

(UNAUDITED)

	COMMERCIAL CAPITAL	HAWTHORNE FINANCIAL	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	(Dollars in Thousands)
Assets
Cash and cash equivalents	$4,066	$17,829	$6,665	A	$28,560
Securities available-for-sale	560,729	381,287	—		942,016
Federal Home Loan Bank stock, at cost	41,517	38,189	—		79,706
Loans, net of unamortized deferred loan fees and costs	1,051,574	2,187,652	—		3,239,226
Less: Allowance for loan losses	(3,942)	(33,538)	—		(37,480)

Loans, net of allowance for loan losses	1,047,632	2,154,114	—		3,201,746
Loans held-for-sale	14,893	—	—		14,893
Premises and equipment, net	1,534	5,295	—		6,829
Accrued interest receivable	6,827	9,859	—		16,686
Goodwill	13,035	22,970	305,797	B	341,802
Other intangible assets	—	976	20,618	C	21,594
Bank-owned life insurance	17,925	26,406			44,331
Other assets	14,981	17,078	10,385	D	42,444

Total assets	$1,723,139	$2,674,003	$343,465		$4,740,607

Liabilities and stockholders’ equity
Deposits
Non-interest-bearing demand	$12,125	$51,670	—		$63,795
Interest-bearing:
Money market accounts	372,273	506,182	—		878,455
Savings accounts	2,700	75,374	—		78,074
NOW accounts	942	86,579	—		87,521
Certificate accounts	257,556	1,002,759	3,000	E	1,263,315

Total deposits	645,596	1,722,564	3,000		2,371,160
Securities sold under agreements to repurchase	74,475	—	—		74,475
Advances from Federal Home Loan Bank	822,519	697,155	34,600	F	1,554,274
Warehouse line of credit	13,794	—	—		13,794
Trust preferred securities	52,500	51,000	1,900	G	105,400
Accrued interest payable and other liabilities	12,213	18,010	17,347	H	47,570

Total liabilities	1,621,097	2,488,729	56,847		4,166,673

Stockholders’ equity
Common stock	30	138	(138)	I	53
			23	J
Treasury stock, at cost	—	(31,871)	31,871	I	—
Additional paid-in capital	72,960	84,360	(84,360)	I	544,829
			471,869	J
Retained earnings	30,413	133,597	(133,597)	I	30,413
Accumulated other comprehensive loss	(1,361)	(950)	950	I	(1,361)

Total stockholders’ equity	102,042	185,274	286,618		573,934

Total liabilities and stockholders’ equity	$1,723,139	$2,674,003	$343,465		$4,740,607

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

(UNAUDITED)

	COMMERCIAL CAPITAL	HAWTHORNE FINANCIAL	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	(Dollars in Thousands)
Interest income on:
Loans	$43,878	$127,424	$—		$171,302
Securities	21,005	11,510	—		32,515
FHLB stock, federal funds sold and other	1,291	1,545	—		2,836

Total interest income	66,174	140,479	—		206,653

Interest expense on:
Deposits	10,099	35,552	(1,920)	E	43,731
Advances from Federal Home Loan Bank	10,975	21,286	(7,000)	F	25,261
Warehouse line of credit	882	—	—		882
Trust preferred securities	1,876	3,021	(400)	G	4,497
Securities sold under agreements to repurchase	1,108	—	—		1,108

Total interest expense	24,940	59,859	(9,320)		75,479

Net interest income	41,234	80,620	9,320		131,174
Provision for loan losses	1,286	500	—		1,786

Net interest income after provision for loan losses	39,948	80,120	9,320		129,388

Noninterest income
Gain on sale of loans	2,168	95	—		2,263
Mortgage banking fees	740	—	—		740
Banking and servicing fees	1,351	6,953	—		8,304
Other	1,095	1,455	—		2,550
Gain on sale of securities	3,815	102	—		3,917

	9,169	8,605	—		17,774

Noninterest expenses
Compensation and benefits	8,682	22,923	—		31,605
Occupancy and equipment	1,350	5,337	—		6,687
Professional	806	2,110	—		2,916
Data processing	393	2,041	—		2,434
Loss on early extinguishment of debt	1,301	—	—		1,301
Other	2,914	9,943	2,159	C	15,016

	15,446	42,354	2,159		59,959

Income before income tax expense	33,671	46,371	7,161		87,203
Income tax expense	13,242	17,863	3,008	K	34,113

Net income	$20,429	$28,508	$4,153		$53,090
Basic earnings per share	$0.70				$1.01
Diluted earnings per share	0.66				0.95
Basic average common shares outstanding	29,329,289		23,324,163	L	52,653,452
Diluted average common shares outstanding	31,111,208		24,800,090	L	55,911,298

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

On January 27, 2004, Commercial Capital announced that it had executed a definitive merger agreement, whereby Hawthorne Financial will merge into Commercial Capital and, in connection therewith, Hawthorne Savings, a wholly owned subsidiary of Hawthorne Financial, will merge into Commercial Capital Bank, a wholly owned subsidiary of Commercial Capital. It is expected that the mergers will close in the second quarter of 2004. Therefore, Commercial Capital’s historical financial statements as of and for the year ended December 31, 2003 do not include the financial position and results of Hawthorne Financial and its subsidiaries.

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 is presented as if the mergers occurred at January 1, 2003. The unaudited pro forma combined condensed consolidated statement of financial condition as of December 31, 2003 is presented as if the mergers occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the mergers actually occurred at those dates.

Certain historical data of Hawthorne Financial have been reclassified on a pro forma basis to conform to Commercial Capital’s classifications.

Note 2: Purchase Price

The merger agreement provides that each share of Hawthorne Financial common stock will be exchanged for 1.9333 shares of Commercial Capital common stock. In addition, vested options and warrants to purchase Hawthorne Financial common stock outstanding on the merger date will be assumed by Commercial Capital and the estimated fair value of these options and warrants are included in the pro forma purchase price. Pursuant to Hawthorne Financial’s stock option plan, all unvested options will vest just prior to the effective time of the merger and will expire immediately following the effective time of the merger. As a result, the purchase price calculation assumes that 334,880 unvested options will vest and be exercised for common stock of Hawthorne Financial just prior to the effective time of the merger.

Based on a share price of $18.80 for Commercial Capital common stock, the average closing price from two business days before through two business days after January 27, 2004, as adjusted for Commercial Capital’s 4:3 stock split effected on February 20, 2004, the estimated total consideration to be paid in connection with the Hawthorne Financial acquisition is $471.9 million and is calculated as follows:

Purchase Price
(In Thousands)
Stock consideration	$438,553
Stock option consideration	14,724
Warrant consideration	18,615

Total stock consideration	$471,892

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Note 3: Allocation of Purchase Price

The purchase price of Hawthorne Financial has been allocated as follows (In thousands):

Cash and cash equivalents	$24,494
Securities available-for-sale	381,287
Federal Home Loan Bank stock, at cost	38,189
Loans, net of allowance for loan losses	2,154,114
Premises and equipment, net	5,295
Accrued interest receivable	9,859
Goodwill	328,767
Core deposit intangible	21,594
Other assets	53,869
Deposits	(1,725,564)
Advances from the Federal Home Loan Bank	(731,755)
Trust preferred securities	(52,900)
Other liabilities	(35,357)

Total purchase price	$471,892

In allocating the purchase price, the following adjustments were made to Hawthorne Financial’s historical amounts:

•	Cash and cash equivalents increased by $6.7 million representing the proceeds received from the exercise of unvested options just prior to the merger date;

•	Other assets were increased by $10.4 million representing the tax effects of the estimated merger costs and the purchase accounting adjustments; and

•	Other liabilities were increased by $17.3 million representing the estimated merger costs.

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, Commercial Capital has included an estimated core deposit intangible calculated as approximately 3% of transaction deposits (money market accounts, savings accounts and NOW accounts). In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life of 10 years and recorded as a charge to operations.

Note 4: Merger Costs Incurred by Commercial Capital

The table below reflects Commercial Capital’s current estimate, for purposes of the pro forma presentation, of its aggregate estimated merger costs of $17.3 million ($14.9 million, net of taxes, computed using the combined federal and state tax rate of 42% for tax-deductible expenses only) incurred or to be incurred in connection with the merger. These costs do not include estimated merger costs of $5.7 million incurred or to

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

be incurred by Hawthorne Financial and restructuring charges of $1.0 million to be incurred by Commercial Capital in connection with the termination of certain of its contracts in connection with the integration of the two companies. The costs recorded in the pro forma presentation are primarily comprised of incurred or anticipated cash charges, including the following (In thousands):

Merger-related compensation and services	$9,177
Professional services	7,000
Facilities termination and other expenses	1,170

Total acquisition costs	17,347
Tax benefit of acquisition costs	(2,455)

Estimated transaction costs, net of tax	$14,892

Commercial Capital’s cost estimates are forward-looking. While the costs represent Commercial Capital’s current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the mergers. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

Note 5: Pro Forma Adjustments

Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting:

(A)	Cash proceeds from assumed exercise of 334,880 unvested options prior to the close of the mergers pursuant to Hawthorne Financial’s stock option plan.

(B)	Goodwill resulting from the purchase method of accounting. See note 3.

(C)	Core deposit intangible resulting from the purchase method of accounting. See note 3. For purposes of the pro formas, the core deposit intangible is amortized over 10 years on a straight-line basis.

(D)	Net deferred tax asset related to the deductible merger costs, core deposit intangible and mark-to-market of deposits and borrowings.

(E)	Fair value adjustment to certificates of deposit. This adjustment is amortized over 18 months on an accelerated basis based on the maturity of the certificates of deposit.

(F)	Fair value adjustment to advances from the FHLB. This adjustment is amortized over the life of the FHLB advances that range between 11 and 87 months.

(G)	Fair value adjustment to trust preferred securities. This adjustment is amortized over the remaining term until the call period that ranges between three to seven years.

(H)	Adjustment of liabilities for merger costs. See note 4.

(I)	Elimination of Hawthorne Financial capital accounts.

(J)	Issuance of common stock to Hawthorne Financial stockholders.

(K)	Tax benefit associated with interest expense computed using a combined federal and state tax rate of 42%.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

(L)	Basic weighted average number of common stock outstanding utilized for the calculation of basic earnings per share for the year ended December 31, 2003 was calculated by using Commercial Capital’s historical weighted average common stock outstanding plus 23,324,163 shares to be issued to Hawthorne Financial stockholders under the terms of the merger agreement. Diluted weighted average number of common and common stock equivalents utilized for the calculation of diluted earnings per share for the year ended December 31, 2003 was calculated by using Commercial Capital’s historical weighted average common and common stock equivalents plus 24,800,090 shares which includes the dilutive effect of Hawthorne Financial’s vested option and warrants based on a pro forma equivalent price of $36.35 per share of Hawthorne Financial.

Note 6: Recent Accounting Developments

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. Commercial Capital will be required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For variable interest in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE.

Commercial Capital has evaluated the impact of applying FIN 46R to existing VIEs in which it has variable interests and the effect on the Pro Forma Combined Condensed Consolidated Statement of Financial Condition as of December 31, 2003 would represent an increase of approximately $3.2 million to both assets and liabilities.

MARKET FOR COMMON STOCK AND DIVIDENDS

Shares of Commercial Capital common stock are traded on the Nasdaq National Market under the symbol “CCBI” and the shares of Hawthorne Financial common stock are traded on the Nasdaq National Market under the symbol “HTHR.”

As of March 25, 2004, the record date for the Commercial Capital annual meeting, there were              shares of Commercial Capital common stock outstanding, which were held by approximately              holders of record. As of April 2, 2004, the record date for the Hawthorne Financial special meeting, there were              shares of Hawthorne Financial common stock outstanding, which were held by approximately              holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of Commercial Capital common stock and Hawthorne Financial common stock as reported on the Nasdaq National Market and the dividends declared per share of Commercial Capital common stock and Hawthorne Financial common stock. Commercial Capital common stock began trading on the Nasdaq National Market on December 18, 2002.

	Commercial Capital				Hawthorne Financial
	Market Price(1)			Dividends Declared Per Share	Market Price(2)			Dividends Declared Per Share
	High		Low		High		Low
2004
First Quarter (through , 2004)	$			$—	$			$—

2003
Fourth Quarter		$16.64	$11.25	—		$29.47	$25.90	—
Third Quarter		12.30	7.95	—		26.89	22.52	—
Second Quarter		8.45	5.34	—		23.18	19.23	—
First Quarter		5.38	4.05	—		20.51	18.80	—

2002
Fourth Quarter		$4.50	$4.00	—		$19.81	$17.01	—
Third Quarter		N/A	N/A	—		22.24	16.43	—
Second Quarter		N/A	N/A	—		21.91	19.08	—
First Quarter		N/A	N/A	—		19.73	12.67	—

(1)	Adjusted to reflect the 4-for-3 stock split effected on February 20, 2004 and the 3-for-2 stock split effected on September 29, 2003.
(2)	Adjusted to reflect the 3-for-2 stock split effected on October 27, 2003.

The following table shows the closing price per share of the Commercial Capital common stock and Hawthorne Financial common stock on (i) January 27, 2004, the last trading day preceding public announcement of the merger agreement, and (ii)             , 2004, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus. The historical prices are as reported on the Nasdaq National Market.

The following table also includes the equivalent price per share of Hawthorne Financial common stock on those dates. The equivalent per share price reflects the value of Commercial Capital common stock which would be received by Hawthorne Financial stockholders who receive shares of Commercial Capital common stock in the merger based on an exchange ratio of 1.9333 shares of Commercial Capital common stock for each share of Hawthorne Financial common stock.

	Closing Price Per Share Commercial Capital		Closing Price Per Share Hawthorne Financial	Equivalent Price Per Share of Hawthorne Financial
January 27, 2004	$19.61	(1)	$30.26	$37.92
, 2004

(1)	Adjusted to reflect the 4-for-3 stock split effected on February 20, 2004.

Hawthorne Financial stockholders are advised to obtain current market quotations for the Commercial Capital common stock. Because the consideration to be provided to stockholders of Hawthorne Financial in connection with the merger is based on a fixed number of shares of Commercial Capital common stock and the market price of Commercial Capital common stock will probably fluctuate, stockholders of Hawthorne Financial are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Hawthorne Financial common stock, at the effective time of the merger. The market price of Commercial Capital common stock at the effective time of the merger or at the time stockholders of Hawthorne Financial receive certificates evidencing such shares following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT COMMERCIAL CAPITAL

Commercial Capital, a Nevada corporation, is a multifaceted financial services holding company that provides a variety of lending and deposit products and services to middle market commercial businesses, income property real estate investors and professionals. Commercial Capital is one of the largest independent banking organizations headquartered in Orange County, California and, based on the percentage growth in Commercial Capital’s assets on a quarterly basis over the past 36 months, Commercial Capital has been the fastest growing banking organization in California according to Federal Deposit Insurance Corporation data. Commercial Capital is recognized as one of the leading originators of multi-family residential real estate loans in California, where the market for multi-family residential loans is highly fragmented. According to DataQuick, which measures originations in California, Commercial Capital ranked third in the state in originations of such loans for the year ended December 31, 2003, with an aggregate of 2.87% of total originations. Commercial Capital conducts its operations through Commercial Capital Bank, a federally chartered savings bank, Commercial Capital Mortgage, Inc. (“CCM”) (previously named Financial Institutional Partners Mortgage Corporation), a commercial mortgage banking company, and ComCap. During the third quarter of 2003, Commercial Capital formed CCAM, which will provide asset management services to investment funds to be made available to accredited investors. To date, CCAM has not conducted any business. At December 31, 2003, Commercial Capital had consolidated total assets of $1.72 billion, net loans held for investment of $1.05 billion, total deposits of $645.6 million and stockholders’ equity of $102.0 million.

Commercial Capital’s principal executive offices are located at One Venture, 3rd Floor, Irvine, California 92618. Commercial Capital’s telephone number is (949) 585-7500.

INFORMATION ABOUT HAWTHORNE FINANCIAL

General

Hawthorne Financial is a savings and loan holding company incorporated under the laws of the State of Delaware and the parent company of Hawthorne Savings. Hawthorne Financial had total consolidated assets of approximately $2.67 billion, total consolidated deposits of approximately $1.72 billion and total stockholders’ equity of approximately $185.3 million as of December 31, 2003.

Hawthorne Financial’s only operating segment is Hawthorne Savings, which is headquartered in El Segundo, California. Hawthorne Savings currently operates 15 full service branches in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles County to Mission Bay in San Diego County. Hawthorne Savings specializes in real estate secured loans within the markets it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate and 3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. Hawthorne Savings funds its loans predominantly with retail deposits generated through its fifteen full service retail offices and FHLB advances.

Hawthorne Financial currently does not engage in any commercial activities pursuant to its authority as a grandfathered unitary savings and loan (or thrift) holding company under the Gramm-Leach-Blilely Act of 1999 (“GLBA”), which prohibits such activities by non-grandfathered thrift holding companies. Hawthorne Financial’s grandfathered status will terminate upon its acquisition by Commercial Capital, which is not grandfathered under GLBA.

Hawthorne Financial’s executive offices are located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245. Hawthorne Financial’s telephone number is (310) 725-5631.

Hawthorne Financial Directors to Serve on the Board of Directors of Commercial Capital

Timothy R. Chrisman has been the president and owner of Chrisman & Company, Inc., an executive search firm specializing in the placement of senior executives in the financial services industry, for more than the past five years. Mr. Chrisman has been chairman of the board of Hawthorne Financial and Hawthorne Savings since February 1996. Mr. Chrisman is also chairman of MCSi, Inc., a publicly traded computer peripherals and audio visual supply corporation and a member of the board of directors of the Federal Home Loan Bank of San Francisco.

Gary W. Brummett is the managing partner of Peak View Advisors, LLC, formerly known as Brummett Consulting Group, a consulting firm serving the financial services industry, since February 1997. Prior to that, he had been executive vice president and chief operating officer of Cal Fed Bancorp and a member of the board of directors of California Federal Bank, where he was employed since April 1985. From 1980 to 1985, Mr. Brummett was employed at KPMG LLP as a certified public accountant. Mr. Brummett served as Hawthorne Financial’s interim chief executive officer from November 17, 1999 to December 7, 1999.

Anthony W. Liberati was the chairman of the board of directors of MCSi Inc. from May 1996 until his retirement in February 2000. Mr. Liberati retired in 1995 from the Edward J. DeBartolo Corporation, Youngstown, Ohio where he was the chief operating officer. Prior to his appointment as chief operating officer, he was the DeBartolo Corporation’s chief financial officer. Mr. Liberati is a former member of the board of directors of DeBartolo Realty Corporation, Youngstown, Ohio, a real estate investment trust.

BENEFICIAL OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF COMMERCIAL CAPITAL

AND HAWTHORNE FINANCIAL

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management of Commercial Capital

The following table sets forth certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to Commercial Capital to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Commercial Capital, (iii) each executive officer of Commercial Capital listed in the Summary Compensation Table, and (iv) all directors and executive officers of Commercial Capital as a group. All shares have been adjusted to reflect the 3-for-2 stock split and the 4-for-3 stock split effected by Commercial Capital in September 2003 and February 2004, respectively.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 25, 2004(1)	Percent of Common Stock
Mazama Capital Management, Inc. One S.W. Columbia, Suite 1500 Portland, Oregon 97258	1,300,829

Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, Utah 84111	1,229,305

Scott F. Kavanaugh(2) 25342 Derbyhill Drive Laguna Hills, CA 92653	2,237,926

Directors:
Mark E. Schaffer(3)	51,794
James G. Brakke(4)(5)	249,540
David S. DePillo(6)	3,333,259
Stephen H. Gordon(7)	5,273,361
Christopher G. Hagerty(8)	452,855
Barney R. Northcote(4)	546,780
Robert J. Shackleton(4)(9)	107,969

Executive Officers:
Robert S. Noble(10)	64,777
Richard A. Sanchez(11)	59,943
J. Christopher Walsh(10)	17,166
Robert O. Williams(12)	150,500

All directors and executive officers as a group (11 persons)	10,307,944

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Based upon information furnished by the respective individuals or entities. Under regulations promulgated pursuant to the Exchange Act shares of common stock are deemed to be beneficially owned by a person if he, she or it directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(2)	Based on information filed on Schedule 13G on February 13, 2003.

(3)	Includes 6,666 issuable upon exercise of options exercisable within 60 days of the voting record date.
(4)	Includes 66,867 shares issuable upon exercise of options exercisable within 60 days of the voting record date.
(5)	Includes 57,673 shares held by the James G. Brakke & Glenys E. Brakke Living Trust.
(6)	Includes 926,403 shares issuable upon exercise of options exercisable within 60 days of the voting record date, 45,333 shares held by the DePillo Family Foundation, and an aggregate of 176,120 shares of common stock which will be made available to Messrs. Hagerty and Williams pursuant to a restricted stock award granted from Mr. DePillo’s holdings. Does not include 9,345 shares in the form of a restricted stock award granted in January 2004, which vests annually over a three-year period, and 229,204 shares held by the DePillo Trust. Mr. DePillo is the trustee and beneficiary of the DePillo Trust, but does not have any voting or investment authority over the shares held in such trust.
(7)	Includes 1,128,553 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 14,666 shares held by The Gordon Foundation and an aggregate of 204,680 shares of common stock which will be made available to Messrs. Hagerty and Williams pursuant to a restricted stock award granted from Mr. Gordon’s holdings. Does not include 12,461 shares in the form of a restricted stock award granted in January 2004, which vests annually over a three-year period and shares owned by the Gordon Family Trust.
(8)	Includes 298,855 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 154,000 shares held by the 1998 Hagerty Family Trust. Mr. Hagerty and his wife are the trustees of the 1998 Hagerty Family Trust. Does not include an aggregate of 216,000 shares of common stock which will be made available to Mr. Hagerty pursuant to a restricted stock award granted from the holdings of Messrs. Stephen H. Gordon, David S. DePillo, and Scott F. Kavanaugh. Mr. Kavanaugh is a former officer and director of Commercial Capital.
(9)	Includes 33,102 shares held by The Shackleton Family Trust. Mr. Shackleton and his wife are the trustees of The Shackleton Family Trust.
(10)	Represents shares issuable upon exercise of options exercisable with 60 days of voting record date.
(11)	Includes 28,277 issuable upon exercise of options exercisable within 60 days of voting record date.
(12)	Includes 50,500 issuable upon exercise of options exercisable within 60 days of voting record date. Does not include an aggregate of 260,000 shares of common stock which will be made available to Mr. Williams pursuant to a restricted stock award granted from the holdings of Messrs. Stephen H. Gordon, David S. DePillo, and Scott F. Kavanaugh. Mr. Kavanaugh is a former officer and director of Commercial Capital.

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management of Hawthorne Financial

The following table sets forth as of March 1, 2004 certain information regarding the ownership of Hawthorne Financial’s common stock by (i) each person known by Hawthorne Financial to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) the Hawthorne Financial executive officers named below (the “Named Executive Officers”), and (iii) all of Hawthorne Financial’s executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Name of Beneficial Owner(1)	Shares Beneficially Owned	Exercisable Options/ Warrants(2)	Percent of Class(3)
Fidelity Management & Research(4)	1,087,250	—	9.22%
Fort Pitt Fund, L.P./Harry F. Radcliffe(5)	758,795	37,500	6.73
Wellington Management Company, LLP(6)	727,000	—	6.16
Friedman, Billings Ramsey Investment Mgt.(7)	678,399	—	5.75
Columbia Wanger Asset Management, L.P.(8)	660,000	—	5.59
Simone Lagomarsino(9)(10)	4,313	184,500	1.58
Charles Stoneburg(9)(10)	1,721	37,500	*
David Rosenthal	—	12,000	*
Eileen Lyon(9)	100	26,250	*
All directors and executive officers as a group (11 persons)(9)(10)(11)(12)(13)	849,295	467,766	10.74%

*	Less than 1%.
(1)	As of March 1, 2004. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Except as indicated below, represents shares of Hawthorne Financial common stock subject to options which are exercisable within 60 days of March 1, 2004.
(3)	The percentage of outstanding shares was computed based upon the number of shares that would have been outstanding if the person’s options and warrants had been exercised.
(4)	This information is based on the Schedule 13G/A filed on February 17, 2004 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. The Schedule 13G/A indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. The shares of common stock are beneficially owned by Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 (the “Fund”). Fidelity Management & Research Company, a subsidiary of FMR Corp. (“Fidelity”), and a registered investment advisor, is deemed to be the beneficial owner of such securities. Mr. Johnson, FMR Corp. through its control of Fidelity, and the Fund, each have the power to dispose of the securities. Power to vote the securities is held by Fidelity Funds’ Board of Trustees. Mr. Johnson and Ms. Johnson are Chairman of the Board and a director, respectively, of FMR Corp., and members of the Johnson family, through their stock ownership and stockholder voting agreement, form a controlling group with respect to FMR Corp. The address for FMR Corp., Fidelity, the Fund and Mr. Johnson and Ms. Johnson is 82 Devonshire Street, Boston MA 02109.

(5)	676,062 shares are owned by the Fort Pitt Fund, L.P. and 82,733 shares are owned by Mr. Radcliffe and his wife individually. The address for the Fort Pitt Fund, L.P. is 40 Wiggins Lane, Uniontown, Pennsylvania 15401.
(6)	This information is based on the Schedule 13G filed February 12, 2004 by Friedman, Billings, Ramsey Group, Inc., Eric Billings and Emanuel J. Friedman. The shares are owned by various registered investment companies under The FBR Family of Funds, which is managed by FBR Fund Advisers, Inc., a registered investment advisor. Messrs. Billings and Friedman, through their control of the FBR Companies, have the power to dispose of the securities and are deemed to beneficially own them. The address for Friedman, Billings, Ramsey Group, Inc., and Messrs. Billings and Friedman, is 1001 19th Street, North, Arlington, Virginia 22209-1710.
(7)	This information is based on the Schedule 13G/A filed February 12, 2004 by Wellington Management Company, LLP. The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The shares are owned of record by advisory clients of Wellington Management Company LLP, none of which owns in excess of 5% of the Common Stock.
(8)	This information is based on the Schedule 13G filed February 12, 2004 by Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust (the “Reporting Persons”). The address for the Reporting Persons is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. The shares are beneficially owned by advisory clients of Columbia Wanger Asset Management, L.P., which is a registered investment adviser, and Columbia Acorn Trust is the only known entity to be entitled to all dividends from and proceeds from the sale of more than 5% of the Common Stock.
(9)	Shares beneficially owned by these Named Executive Officers (or group) do not include 103,648 shares held of record by the 401(k) Plan/ESOP which have been allocated to participants’ accounts and which are voted by them as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. The Named Executive Officers (and group) disclaim beneficial ownership of such shares.
(10)	Includes 372 shares allocated to Ms. Lagomarsino’s 401(k) Plan account.
(11)	Includes 221 shares allocated to Mr. Stoneburg’s ESOP account.
(12)	In addition to the Named Executive Officers, current executive officers include JoLene Wryn, Senior Vice President, Director of Human Resources, who joined Hawthorne Financial in October 2003.
(13)	Includes (i) 9,516 shares which members of the group may acquire within 60 days of March 1, 2004 upon the exercise of Warrants and (ii) 593 shares held by the 401(k) Plan/ESOP which have been allocated to the accounts of executive officers. Also includes shares owned by the Fort Pitt Fund, L.P. See footnote (5).

The following table sets forth certain information concerning the board of directors of Hawthorne Financial.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned(1)	Exercisable Options/ Warrants(2)	Percentage of Outstanding Common Stock
Gary W. Brummett	45	1999	3,000	37,500	*
Timothy R. Chrisman(3)	56	1994	33,040	54,516	*
Carlton J. Jenkins	47	2002	174	16,500	*
Simone Lagomarsino(4)(5)	41	1999	4,313	184,500	1.58%
Anthony W. Liberati	70	1996	36,902	37,500	*
Harry F. Radcliffe(6)	52	1996	758,795	37,500	6.73
Howard E. Ritt	78	1993	11,250	24,000	*

*	Less than 1%.
(1)	As of March 1, 2004. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Except as indicated below, represents shares of Hawthorne Financial common stock subject to options that are exercisable within 60 days of March 1, 2004. The percentage of outstanding shares owned by holders of stock options and warrants was computed based upon the number of shares that would have been outstanding if such options or warrants had been exercised.

(3)	Includes 9,516 shares that Mr. Chrisman may acquire upon the exercise of warrants.
(4)	Does not include 103,648 shares held of record by the ESOP which have been allocated to participants’ accounts and which are voted by Ms. Lagomarsino and other officers as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. Ms. Lagomarsino disclaims beneficial ownership of such shares.
(5)	Includes 372 shares allocated to Ms. Lagomarsino’s 401(k) Plan account.
(6)	Includes 676,062 shares owned by the Fort Pitt Fund, L.P., of which Mr. Radcliffe is the general partner.

DESCRIPTION OF COMMERCIAL CAPITAL’S CAPITAL STOCK

Commercial Capital is authorized to issue up to 100,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. At the Commercial Capital annual meeting, stockholders will consider and vote upon a proposal to increase the authorized common stock to 200,000,000 shares. See “Other Matters to be Considered at the Commercial Capital Annual Meeting—Approval of the Amendment to the Articles of Incorporation to Increase the Authorized Common Stock.” The capital stock of Commercial Capital does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Commercial Capital’s capital stock does not purport to be complete and is qualified in all respects by reference to Commercial Capital’s articles of incorporation and bylaws and the General Corporation Law of Nevada.

Commercial Capital Common Stock

Each share of Commercial Capital common stock is entitled to one vote on all matters submitted to a vote at any meeting of stockholders. Holders of Commercial Capital common stock are entitled to receive dividends as may be declared by the Commercial Capital board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of Commercial Capital available for distribution after the payment of creditors. Holders of Commercial Capital common stock have no preemptive rights to subscribe for any additional securities of any class that Commercial Capital may issue, nor any conversion, redemption or sinking fund rights. Holders of Commercial Capital common stock do not have the right to cumulate votes in the election of directors. The rights and privileges of holders of Commercial Capital common stock are subject to any preferences that the Commercial Capital board of directors may set for any series of Commercial Capital preferred stock that Commercial Capital may issue in the future.

Commercial Capital Preferred Stock

Under Commercial Capital’s articles of incorporation, Commercial Capital may issue shares of Commercial Capital preferred stock in one or more series, as may be determined by the Commercial Capital’s board of directors. The Commercial Capital board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any Commercial Capital preferred stock issued will rank senior to Commercial Capital common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Commercial Capital, or both. In addition, any shares of Commercial Capital preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Commercial Capital preferred stock, or merely the existing authorization of the Commercial Capital board of directors to issue shares of Commercial Capital preferred stock, may tend to discourage or impede a merger or other change in control of Commercial Capital. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Commercial Capital. No shares of preferred stock are currently outstanding.

Transfer Agent

The transfer agent and registrar for Commercial Capital common stock is Registrar and Transfer Company, Cranford, New Jersey.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

When the merger becomes effective, stockholders of Hawthorne Financial will receive shares of Commercial Capital common stock in exchange for their shares of Hawthorne Financial common stock and become stockholders of Commercial Capital. The following is a summary of material differences between the rights of holders of Commercial Capital common stock and holders of Hawthorne Financial common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Commercial Capital common stock and holders of Hawthorne Financial common stock. This summary is intended to provide a general overview of the differences in stockholders’ rights under applicable law and the governing corporate instruments of Commercial Capital and Hawthorne Financial, and other known material differences. Commercial Capital is a Nevada corporation incorporated under the laws of Nevada and the Nevada General Corporation Law (“NGCL”), and Hawthorne Financial is a Delaware corporation incorporated under the laws of Delaware and the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

Commercial Capital. Commercial Capital’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share. Commercial Capital’s articles of incorporation authorize Commercial Capital’s board of directors to issue shares of Commercial Capital preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Commercial Capital preferred stock in each series. As of the Commercial Capital voting record date, there were [            ] shares of Commercial Capital common stock outstanding. No shares of Commercial Capital preferred stock were issued and outstanding as of that date.

Hawthorne Financial. Hawthorne Financial’s authorized capital stock consists solely of 20,000,000 shares of Hawthorne Financial common stock, par value $0.01 per share and 10,000,000 shares of Hawthorne Financial preferred stock, par value $0.01 per share. Hawthorne Financial’s certificate of incorporation authorizes Hawthorne Financial’s board of directors to issue shares of Hawthorne Financial’s preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Hawthorne Financial preferred stock in each series. As of the Hawthorne Financial voting record date, there were [            ] shares of Hawthorne Financial common stock outstanding. No shares of Hawthorne Financial preferred stock were issued and outstanding as of that date.

Issuance of Capital Stock

Commercial Capital. Under the articles of incorporation of Commercial Capital and the NGCL, Commercial Capital may issue shares of Commercial Capital’s capital stock and rights or options for the purchase of shares of capital stock of Commercial Capital on such terms and for such consideration as may be determined by the Commercial Capital board of directors. Commercial Capital’s articles of incorporation and bylaws do not require stockholder approval of any such actions. However, the NGCL requires stockholder approval for certain issuances of shares in connection with acquisitions. Commercial Capital is also subject to the requirements of the Nasdaq Stock Market, which generally require corporations, such as Commercial Capital, with securities which are traded on the Nasdaq National Market, to obtain stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Holders of Commercial Capital’s capital stock do not have preemptive rights with respect to any shares of Commercial Capital’s capital stock which may be issued.

Hawthorne Financial. Under the certificate of incorporation of Hawthorne Financial and the DGCL, Hawthorne Financial may issue shares of Hawthorne Financial capital stock and rights or options for the purchase of shares of capital stock of Hawthorne Financial on such terms and for such consideration as may be determined by the Hawthorne Financial board of directors. Hawthorne Financial’s certificate of incorporation and bylaws do not require stockholder approval of any such actions. However, the DGCL requires stockholder approval for certain issuances of shares in connection with acquisitions. Hawthorne Financial is also subject to the requirements of the Nasdaq Stock Market, which generally require corporations, such as Hawthorne Financial, with securities which are traded on the Nasdaq National Market, to obtain stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Holders of Hawthorne Financial common stock do not have preemptive rights with respect to any shares of Hawthorne Financial common stock that may be issued.

Voting Rights

Commercial Capital. Each holder of Commercial Capital common stock is entitled to one vote for each share held of record. Stockholders of Commercial Capital are not permitted to cumulate their votes with respect to the election of directors.

Hawthorne Financial. Each holder of Hawthorne Financial common stock is entitled to one vote for each share held of record except that holders of Hawthorne Financial common stock have the right to cumulate votes in an election of directors. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the stockholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected.

Number and Election of Directors

Commercial Capital. Commercial Capital’s bylaws provide for a board of directors having not less than five nor more than 15 members. Currently, Commercial Capital’s board of directors consists of seven directors. Commercial Capital’s board of directors is currently divided into two classes, with directors serving staggered two-year terms. If the merger is completed, the board will be increased to nine directors and divided into three classes, with directors serving staggered three-year terms commencing at Commercial Capital’s 2005 annual meeting of stockholders.

Hawthorne Financial. Hawthorne Financial’s bylaws provide that the number of directors comprising the Hawthorne Financial board of directors shall be determined from time to time by a resolution adopted by the Hawthorne Financial board of directors or by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of Hawthorne Financial. Currently, Hawthorne Financial’s board of directors consists of seven directors. Hawthorne Financial does not have a classified board of directors.

Removal of Directors

Commercial Capital. Under Nevada law, Commercial Capital directors may be removed with or without cause by an affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Hawthorne Financial. Hawthorne Financial’s certificate of incorporation provides that any director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at any meeting of the stockholders. Because Hawthorne Financial’s certificate of incorporation also allows for cumulative voting, the provision allowing removal without cause is superseded by the cumulative voting limitations on removal under Delaware law, and accordingly, if less than the entire Hawthorne Financial board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Hawthorne Financial board of directors.

Vacancies of Directors

Commercial Capital. Under Commercial Capital’s bylaws, any vacancy occurring on the board of directors may be filled by a vote of two-thirds of the directors then in office, whether or not a quorum. Each director so chosen shall hold office for a term expiring at the stockholders’ meeting at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

Hawthorne Financial. Hawthorne Financial’s certificate of incorporation provides that a vacancy caused by the removal of a director shall be filled at any meeting of the stockholders by the vote of a majority of the outstanding stock of Hawthorne Financial entitled to vote (subject to the limitations on removal under Delaware law in the case of cumulative voting). Vacancies that are not the result of the removal of a director, including the resignation of a director or those resulting from an increase in the size of the board of directors, may be filled by a majority of the directors then in office, even though that number may be less than a quorum.

Indemnification of Directors and Officers

Commercial Capital. Commercial Capital’s articles of incorporation and bylaws provide that directors and officers shall be indemnified by the corporation, to the fullest extent permitted by Nevada law, from and against any and all expenses and liabilities permitted by Nevada law. Under Nevada law, a corporation may indemnify a director or officer if (i) he or she is not liable pursuant to Section 78.138 of the NGCL for breaching fiduciary duties as an officer or director or where breach of duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provided for in Commercial Capital’s articles of incorporation, consistent with Nevada law, is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification Commercial Capital provides continues as to a person who has ceased to be a director or officer and inures to the benefit of the heirs, executors and administrators of such a person. However, under Nevada law, indemnification generally may not be made to, or on behalf of, any director or officer if it is established that such person’s acts or omissions involved intentional misconduct, fraud or knowing violation of the law and were material to the cause of action.

Commercial Capital’s bylaws also provide that it will pay, in advance, for expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required or permitted upon receipt of an undertaking by, or on behalf of, the indemnified party to repay such amount in the event that it is ultimately determined that the indemnified party is not entitled to indemnification.

Hawthorne Financial. Hawthorne Financial’s certificate of incorporation provides that officers and directors shall be indemnified and held harmless by the corporation to the fullest extent permissible under Delaware law. Under Delaware law, a corporation generally may indemnify directors and officers: (i) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, to the extent that they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or an officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is to entitled to indemnification.

Limitation of Liability of Directors

Commercial Capital. Commercial Capital’s articles of incorporation provide that no director or officer shall be liable for monetary damages for breach of fiduciary duty, provided that the liability of a director or officer shall not be eliminated or limited for:

(i)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

(ii)	the payment of distributions to stockholders in violation of specific provisions of the NGCL.

Hawthorne Financial. Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors’ liability for monetary damages for breaches of their fiduciary duty of care; provided that the provision may not eliminate or limit a director’s monetary liability for:

(i)	breaches of the duty of loyalty to the corporation or its stockholders,

(ii)	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

(iii)	the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or

(iv)	transactions from which such director derived an improper personal benefit.

Hawthorne Financial’s certificate of incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law.

Dividends and Other Distributions

Commercial Capital. Nevada law prohibits a corporation from making any distributions to stockholders, including the payment of cash dividends, if such distribution would render it unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Commercial Capital is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of Commercial Capital to pay distributions to the holders of its common stock will depend, however, to a large extent upon the amount of dividends Commercial Capital Bank which is subject to restrictions imposed by bank regulatory authorities, and Commercial Capital’s other subsidiaries, pays to Commercial Capital. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the board of directors of Commercial Capital.

Hawthorne Financial. Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The Hawthorne Financial bylaws provide that the Hawthorne Financial board of directors may declare dividends at any regular or special meeting, in accordance with applicable law.

Amendments to Certificate or Articles of Incorporation and Bylaws

Commercial Capital. Under Nevada law, a board of directors must adopt a resolution setting forth the proposed amendment to the articles of incorporation and either call a special meeting of stockholders or direct that the proposed amendment be considered at the next annual meeting. Under Nevada law, amendments to a public corporation’s articles of incorporation must generally be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power unless another proportion is specified (i) in the articles of incorporation, (ii) as may be required in the case of a vote by classes or series, or (iii) by other provisions of Nevada law. Commercial Capital’s articles of incorporation require approval by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote generally in an election of directors cast at a meeting of stockholders to amend certain provisions of the articles of incorporation relating to the classified board of directors, combinations with certain interested stockholders, amending the bylaws and amending the articles of incorporation.

Under Nevada law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Nevada law provides that a corporation’s articles of incorporation may grant authority to amend the bylaws with the board of directors exclusively. Commercial Capital’s articles of incorporation authorize Commercial Capital’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of the holders of not less than two-thirds of the votes cast by stockholders of Commercial Capital at a meetings of stockholders.

Hawthorne Financial. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation. Hawthorne Financial’s certificate of incorporation does not require a higher vote to amend the certificate of incorporation.

Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. The Hawthorne Financial certificate of incorporation provides that the Hawthorne Financial bylaws may be made, amended, altered, changed, added to or repealed by the Hawthorne Financial board of directors without any action on the part of the Hawthorne Financial stockholders.

Notice of Stockholder Meetings

Commercial Capital. In accordance with Nevada law, Commercial Capital’s bylaws provide that a written notice of the time, date and place of the meeting must be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. In addition, the notice must specify the matters the board intends to present to the stockholders, the names of nominees for director, and the general nature of a proposal relating to transactions with interested directors, amendments to the articles of incorporation, reorganization, voluntary dissolution or distributions in dissolution other than in accordance with the rights of outstanding preferred stock.

Hawthorne Financial. Hawthorne Financial’s bylaws provide that written notice of the date, time, place and purposes of the meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Special Meetings of Stockholders

Commercial Capital. Under Nevada law, a special meeting of the stockholders may be called by a corporation’s board of directors, two directors or the president unless otherwise provided in the articles of incorporation. The articles of incorporation of Commercial Capital do not provide authority to call special meetings of stockholders to any other person.

Hawthorne Financial. Under Delaware law, a special meeting of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. Hawthorne Financial’s bylaws provide that special meetings of the Hawthorne Financial stockholders for any purpose(s), may be called by the chairman of the board of directors, if any, or the president, upon written request of a majority of the board of directors, or upon written request of stockholders owning a majority of the voting power of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Quorum for Meeting of Stockholders

Commercial Capital. Commercial Capital’s bylaws provide that the presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at any meeting constitutes a quorum for the transaction of business.

Hawthorne Financial. Hawthorne Financial’s bylaws provide that the holders of a majority of the common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of stockholders for the transaction of business, except as provided by law.

Stockholder Nominations and Stockholder Proposals

Commercial Capital. Commercial Capital’s bylaws provide that a proposal by stockholders for submission to a vote of stockholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of Commercial Capital not later than 120 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing stockholder and the information specified in Commercial Capital’s bylaws. Commercial Capital’s bylaws provide that stockholders of Commercial Capital may nominate one or more persons for election as director only if such nominations are made in writing and delivered or mailed to the secretary of Commercial Capital not later than 120 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of stockholders. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Commercial Capital’s bylaws.

In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Commercial Capital at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to stockholders. As provided in the Exchange Act rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Commercial Capital begins to print and mail its proxy materials.

Hawthorne Financial. Neither Hawthorne Financial’s certificate of incorporation nor Bylaws set forth procedures for the nomination of directors or for the submission of proposals to be considered at any meeting of stockholders.

Stockholder Action Without a Meeting

Commercial Capital. Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, action by the stockholders of a public company may be taken without a meeting only if written consents approving the action are signed by stockholders holding at least a majority (or such higher proportion as would be required if a meeting were held) of the voting power of the Company. Commercial Capital’s articles of incorporation and bylaws do not contain any provisions relating to stockholder action without a meeting.

Hawthorne Financial. Under the DGCL, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Hawthorne Financial’s bylaws provide that action may be taken without a meeting provided that all stockholders who would have been entitled to vote upon the matter if such meeting were held consent in writing to the proposed action.

Stockholder Inspection Rights

Commercial Capital. Commercial Capital’s bylaws provide that any stockholder has the right to inspect the accounting books and records, the record of stockholders, and minutes of proceedings of the stockholders, the board of directors and committees of the board of directors of Commercial Capital and any subsidiary upon written demand, during usual business hours and for a purpose reasonably related to the person’s interest as a stockholder.

Hawthorne Financial. Under the DGCL, any stockholder has the right to inspect the corporation’s stockledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Mergers, Share Exchanges and Sales of Assets

Commercial Capital. Under the NGCL, the following must be approved by stockholders holding a majority of the voting power of the company: (i) merger, (ii) a share exchange, and (iii) sale of all, or substantially all, of a corporation’s assets, other than in the ordinary course of business. A corporation may provide for higher voting requirements for these fundamental actions.

Hawthorne Financial. The DGCL generally requires the approval of the holders of at least a majority of the outstanding common stock for mergers and consolidations in a corporation that is a participating corporation and for sales of all or substantially all of a corporation’s assets.

Interested Stockholder Statutes

Commercial Capital. The NGCL generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record. An “interested stockholder” generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

In addition to Nevada law, Commercial Capital’s articles of incorporation include a requirement that specified business combinations with a related person be approved by an affirmative vote of at least two-thirds of the outstanding shares entitled to vote, unless a majority vote of directors who are not affiliated with such related person and were incumbent prior to the time such person became a related person, approve the business combination. Commercial Capital’s articles of incorporation define “business combination” to include the following: (a) a merger or consolidation with a related person; (b) a merger or consolidation of a related person with or into Commercial Capital or any of its subsidiaries; (c) the issuance of Commercial Capital securities or those of any of its subsidiaries, to a related person other than stock options; (d) acquisition by Commercial Capital or its subsidiaries of any security of a related person; (e) any reclassification or recapitalization of Commercial Capital’s common stock, or (f) any agreement, contract or other arrangement providing for any of the foregoing transactions. A “related person” is defined in the articles of incorporation as any individual, corporation, partnership or other person or entity which, together with its affiliates, is the beneficial owner of ten percent (10%) of Commercial Capital’s capital stock.

The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

The NGCL also provides that, unless otherwise provided in the corporation’s articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters’ rights, and obtain payment of the fair value of their shares.

Hawthorne Financial. The DGCL generally provides that a Delaware corporation shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose, shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder or (iv) the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the DGCL.

An “interested stockholder” generally means any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such a person. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

Liquidation Rights

Commercial Capital. Upon liquidation, dissolution or winding up, after distribution in full of any preferential amounts to be distributed to holders of the corporation’s preferred stock, if any, and after payment or provision for payment of the debts and other liabilities of the corporation, holders of Commercial Capital common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Commercial Capital common stock held by them.

Hawthorne Financial. Upon liquidation, dissolution or winding-up, after distribution in full of any preferential amounts to be distributed to holders of the corporation’s preferred stock, if any, and after payment or provision for payment of the debts and other liabilities of the corporation, holders of Hawthorne Financial common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Hawthorne Financial common stock held by them.

Appraisal or Dissenters’ Rights

Commercial Capital. Under Nevada law, a dissenting stockholder is entitled to obtain payment of the fair value of his or her shares only in connection with some mergers involving that corporation. There is no right of dissent if stockholders of the surviving corporation are not required to approve the plan of merger under Nevada law. In addition, unless the corporation’s articles of incorporation provide otherwise, dissenters’ rights are not available if the corporation’s stock is either:

•	listed on a national securities exchange or included in the national market system by the National Association of Securities Dealers, Inc., or

•	held by at least 2,000 stockholders of record;

except that dissenters’ rights will be available if the plan of merger requires stockholders to exchange for their shares anything other than:

•	cash, shares of stock or shares of stock and cash in lieu of fractional share interests of the surviving or acquiring corporation,

•	cash, shares of stock or shares of stock and cash in lieu of fractional share interests of any other entity which, at the effective date of the merger, was either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record, or

•	any combination of the consideration set forth above.

Hawthorne Financial. Under the DGCL, dissenters’ rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

•	held of record by more than 2,000 stockholders;

except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation,

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

•	cash in place of fractional shares.

Additionally, no appraisal rights are available if the corporation is the surviving corporation and no vote of its stockholders is required for the merger.

Rights Plan

Under both Delaware and Nevada law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to provisions in its charter documents. The price and terms of such shares must be stated in the charter documents or in a resolution adopted by the board of directors for the creation or issuance of such rights. Neither Commercial Capital nor Hawthorne Financial has a stockholder rights plan.

ADJOURNMENT OF THE STOCKHOLDERS’ MEETINGS

Granting of Discretionary Authority to Adjourn the Commercial Capital Annual Meeting

General. If, at the Commercial Capital annual meeting on May 17, 2004, the number of shares of Commercial Capital common stock, present in person or by proxy, is insufficient to constitute a quorum or, the number of shares of Commercial Capital common stock voting in favor of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement is insufficient to approve such issuance under applicable law, Commercial Capital’s management intends to move to adjourn the annual meeting in order to enable the Commercial Capital board of directors to solicit additional proxies. In that event, Commercial Capital will ask its stockholders to vote upon the adjournment proposal and not the proposal relating to the issuance of Commercial Capital common stock pursuant to the merger agreement.

In the adjournment proposal, Commercial Capital is asking its stockholders to grant discretionary authority to the holder of any proxy solicited by the Commercial Capital board of directors so that such holder can vote in favor of the proposal to adjourn the annual meeting to solicit additional proxies. If the stockholders of Commercial Capital approve the adjournment proposal, Commercial Capital could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Commercial Capital had received proxies representing a sufficient number of votes against the issuance of Commercial Capital common stock pursuant to the merger agreement to defeat the proposal, Commercial Capital could adjourn the annual meeting without a vote on the proposal and seek to convince the holders of those shares to change their votes to votes in favor of the issuance of Commercial Capital common stock pursuant to the merger agreement.

If the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned.

Vote Required. Pursuant to Commercial Capital’s bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the annual meeting. Abstentions will have the same affect as a vote against the adjournment proposal. Under rules of the NYSE, the proposal to adjourn the annual meeting is considered a “non discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker “non-votes” will have the same affect as a vote against the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval of the issuance of Commercial Capital common stock pursuant to the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the annual meeting.

Recommendation of the Commercial Capital Board of Directors. The Commercial Capital board of directors believes that if the number of shares of Commercial Capital common stock present in person or by proxy at the annual meeting and voting in favor of the issuance of Commercial Capital common stock pursuant to the terms of the merger agreement is insufficient to approve such issuance, it is in the best interests of the stockholders of Commercial Capital to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the issuance of Commercial Capital common stock. Therefore, the Commercial Capital board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the Commercial Capital annual meeting for the purpose of soliciting additional proxies.

Granting of Discretionary Authority to Adjourn the Hawthorne Financial Special Meeting

General. If, at the Hawthorne Financial special meeting on Tuesday, May 25, 2004, the number of shares of Hawthorne Financial common stock, present in person or by proxy, is insufficient to constitute a quorum or, the number of shares of Hawthorne Financial common stock voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement under Delaware law, Hawthorne Financial’s management intends to move to adjourn the special meeting in order to enable the Hawthorne Financial board of directors to solicit additional proxies. In that event, Hawthorne Financial will ask its stockholders to vote only upon the adjournment proposal and not on the proposal relating to the approval and adoption of the merger agreement.

In this proposal, Hawthorne Financial is asking you to grant discretionary authority to the holder of any proxy solicited by the Hawthorne Financial board of directors so that the holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the stockholders of Hawthorne Financial approve the adjournment proposal, Hawthorne Financial could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Hawthorne Financial had received proxies representing a sufficient number of votes against approval and adoption of the merger agreement to defeat the merger agreement proposal, Hawthorne Financial could adjourn the special meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger agreement.

If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required. Pursuant to Hawthorne Financial’s bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Hawthorne Financial common stock present in person or by proxy and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the special meeting.

Recommendation of the Hawthorne Financial Board of Directors. The board of directors believes that if the number of shares of Hawthorne Financial common stock present in person or by proxy at the special meeting and voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement, it is in the best interests of the stockholders of Hawthorne Financial to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the merger agreement. Therefore, the Hawthorne Financial board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the Hawthorne Financial special meeting for the purpose of soliciting additional proxies.

LEGAL OPINION

The validity of the shares of Commercial Capital common stock to be issued in the merger will be passed upon for Commercial Capital by Patton Boggs LLP, Washington, D.C. Patton Boggs LLP, Washington, DC will also deliver an opinion to Commercial Capital and Hawthorne Financial as to certain federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Commercial Capital Bancorp, Inc. and subsidiaries incorporated in this joint proxy statement/prospectus by reference from Commercial Capital’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by KPMG LLP, independent auditors, as stated in their report, which contains an explanatory paragraph that states that Commercial Capital changed its accounting for goodwill and other intangible assets in 2002, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from Hawthorne Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Commercial Capital has filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act that registers the distribution to Hawthorne Financial stockholders of the shares of Commercial Capital common stock to be issued in the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Commercial Capital and Commercial Capital’s capital stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

Each of Commercial Capital and Hawthorne Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, under the Exchange Act. You may read and copy any reports, proxy statements or other information filed by Commercial Capital and Hawthorne Financial at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Commercial Capital’s and Hawthorne Financial’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov).

You should also be able to inspect reports, proxy statements and other information about Commercial Capital and Hawthorne Financial at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York, 10004.

The Commission allows Commercial Capital and Hawthorne Financial to “incorporate by reference” into this document, which means that Commercial Capital and Hawthorne Financial can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information that is included directly in this joint proxy statement/prospectus or contained in later filed documents incorporated by reference in this document.

Each of Commercial Capital and Hawthorne Financial incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of each company’s stockholder meeting. These documents contain important information about Commercial Capital and Hawthorne Financial and their respective financial condition that is not included or delivered with this document.

Commercial Capital SEC Filings (File No. 000-50126)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Filed on January 9, 2004 (impact of REIT tax law revisions)
Filed on January 26, 2004 (fourth quarter earnings release)
Filed on January 26, 2004 (four-for-three stock split)
Filed on January 28, 2004 (execution of merger agreement)
Filed on February 13,2004 (appointment and resignation of directors)
Filed on February 18, 2004 (relocation of headquarters)
Filed on February 20, 2004 (third largest originator of multi- family real estate loans in California)
Filed on February 24, 2004 (presentation materials to analysts)
Filed on February 25, 2004 (strategic alliance with TIMCOR)
Filed on March 8, 2004 (attendance at investor conferences)
Filed on March 22, 2004 (strategic alliance with Sperry Van Ness International, Inc.)

Hawthorne Financial SEC Filings (File No. 000-1100)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Filed on January 28, 2004 (execution of merger agreement)

Commercial Capital has supplied all of the information contained or incorporated by reference herein relating to Commercial Capital, and Hawthorne Financial has supplied all of the information contained or incorporated by reference herein relating to Hawthorne Financial.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Attention: Corporate Secretary

(949) 585-7500

Hawthorne Financial Corporation

2381 Rosecrans Avenue

El Segundo, California 90245

Attention: Corporation Secretary

(310) 725-1878

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the stockholder meeting, or by             , 2004.

You should rely only on the information contained or incorporated by reference in this document. Commercial Capital and Hawthorne Financial have not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Commercial Capital nor Hawthorne Financial is making an offer to sell or soliciting an offer to buy any securities other than Commercial Capital common stock to be issued by Commercial Capital in the merger, and neither Commercial Capital nor Hawthorne Financial is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

STOCKHOLDER PROPOSALS

Commercial Capital. Any proposal which a stockholder wishes to have included in the proxy materials of Commercial Capital relating to the next annual meeting of stockholders of Commercial Capital, which currently is scheduled to be held in April 2005, must be received at the principal executive offices of Commercial Capital, One Venture, 3rd Floor, Irvine, California 92618, Attention: Richard A. Sanchez, Executive Vice President, Chief Administrative Officer and Corporate Secretary, no later than             , 2004.

In connection with Commercial Capital’s next annual meeting, stockholder proposals which are not submitted for inclusion in Commercial Capital’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.12 of Commercial Capital’s bylaws, which provides that business at an annual meeting of stockholders must be properly brought before the meeting (a) by or at the direction of the board of directors, or (b) otherwise by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Commercial Capital. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Commercial Capital not later than 120 days prior to the anniversary date of the mailing of proxy materials by Commercial Capital in connection with the immediately preceding annual meeting of stockholders of Commercial Capital, or not later than             , 2004 in connection with the next annual meeting of stockholders of Commercial Capital. Such stockholder’s notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the bylaws.

Hawthorne Financial. Hawthorne Financial will hold a 2004 annual meeting of stockholders only if the merger is not completed. All stockholder proposals intended to be presented for consideration at the 2004 annual meeting of stockholders must have been received by Hawthorne Financial no later than December 11, 2003 for inclusion in Hawthorne Financial’s proxy statement and form of proxy relating to the 2004 annual meeting. Any stockholder proposal submitted on or after December 11, 2003 shall be considered untimely and will not be included in Hawthorne Financial’s proxy statement and form of proxy.

Commission rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in Hawthorne Financial’s proxy statement with respect to discretionary voting. The deadline with respect to discretionary voting for the year 2004 annual meeting was February 25, 2004 (45 calendar days before the anniversary of the mailing date of the 2003 annual meeting proxy statement). If a stockholder gives notice of such a proposal after February 25, 2004, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Hawthorne Financial’s year 2004 annual meeting.

OTHER MATTERS TO BE CONSIDERED AT THE COMMERCIAL CAPITAL ANNUAL MEETING

Only stockholders of record at the close of business on the March 25, 2004 voting record date will be entitled to notice of and to vote at the annual meeting. On the voting record date, there were [            ] shares of Commercial Capital common stock issued and outstanding and Commercial Capital had no other class of equity securities outstanding.

Election of Directors

The board of directors is divided into two classes, each of which contains approximately one-half of the board. The directors are elected by the stockholders of Commercial Capital for staggered two-year terms, or until their successors are elected and qualified. In connection with Kenneth A. Barnett’s resignation from the board of directors in February 2004, Mr. Mark E. Schaffer was appointed by the board of directors to fill the vacancy on the board. Stockholders of Commercial Capital are not permitted to cumulate their votes for the election of directors.

No director or executive officer of Commercial Capital is related to any other director or executive officer of Commercial Capital by blood, marriage or adoption, and each of the nominees currently serves as a director of Commercial Capital.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominees should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the board of directors. At this time, the board of directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

The presence in person or by proxy of a majority of the shares of Commercial Capital common stock are considered in determining the presence of a quorum at the annual meeting. Abstentions are considered in determining the presence of a quorum but will not affect the vote required for election of directors. Directors are elected by a plurality of the votes cast with a quorum present. The three persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected directors of Commercial Capital. Under rules of the NYSE, the election of directors is considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, there will be no broker “non-votes” with respect to this item.

The following tables present information concerning the nominees for director of Commercial Capital and each director whose term continues.

Nominees for Director for a Two-Year Term Expiring in 2006

Name	Age(1)	Director Since
Stephen H. Gordon	41	1999
Mark E. Schaffer	62	2004	(2)
Christopher G. Hagerty	40	2003

The Board of Directors recommends that you vote FOR the election of the above nominees for director.

Directors Whose Term Expires in 2005

Name	Age(1)	Director Since
David S. DePillo	42	1999
James G. Brakke	61	2001
Robert J. Shackleton	67	2001
Barney R. Northcote	62	2002

(1)	As of March 25, 2004.
(2)	In connection with Mr. Barnett’s resignation from the board of directors in February 2004, Mr. Schaffer was elected to fill the vacancy on the board.

Information concerning the principal position with Commercial Capital and principal occupation of each nominee for director and members of the board of directors continuing in office during the past five years is set forth below.

Stephen H. Gordon. Mr. Gordon is one of the founding stockholders of Commercial Capital and has served as the chairman and chief executive officer of Commercial Capital since June 1999 and as the chairman and chief executive officer of Commercial Capital Bank since January 2000. Mr. Gordon has also served as chairman and chief executive officer of CCM since its formation in April 1998. Mr. Gordon also has served as the chief executive officer of ComCap, a registered broker dealer and wholly owned subsidiary of Commercial Capital, since founding the company in February 1997. Prior to founding ComCap, Mr. Gordon served as the sole stockholder, director and president of Gen Fin, Inc., the general partner of Genesis Financial Partners, LP, a hedge fund, from July 1995 to December 1996. From October 1988 to July 1995, Mr. Gordon was an investment banker with Sandler O’Neill & Partners, L.P., a New York based investment banking firm, and was a partner of such firm from January 1992. At Sandler O’Neill, Mr. Gordon specialized in advising management and directors of financial institutions on such issues as strategic planning, capital and liquidity management, balance sheet management and restructuring, asset/liability management, and the enhancement of shareholder value. During such years, much of Mr. Gordon’s focus was on the restructuring of loan and securities portfolios and the development of funding strategies for his clients.

David S. DePillo. Mr. DePillo is one of the founding stockholders of Commercial Capital and has served as vice chairman, president and chief operating officer of Commercial Capital since June 1999 and as the president, chief operating officer and vice chairman of Commercial Capital Bank since January 2000. Mr. DePillo also has served as president and vice chairman of CCM since its formation in April 1998. Mr. DePillo also has served as a director of ComCap since July 1998 and is currently its president. From April 1991 to March 1998, Mr. DePillo served as the first vice president and director of multifamily banking for Home Savings of America, a savings institution, and as the president and chief operating officer for the real estate development subsidiaries of Home Savings of America and H.F. Ahmanson & Co., its thrift holding company. From May 1987 to March 1991, Mr. DePillo served as senior vice president, director of asset management at Coast Federal Bank, a savings institution, and as president of Coast Mortgage Realty Advisors, a mortgage banking subsidiary of Coast Federal Bank. From January 1985 to April 1987, Mr. DePillo was a certified public accountant with KPMG LLP, an accounting firm.

Christopher G. Hagerty. Mr. Hagerty has served as executive vice president and chief financial officer of Commercial Capital since June 1999 and a director of Commercial Capital since February 2003, as the executive vice president and chief financial officer of Commercial Capital Bank since January 2000 and as the executive vice president and chief financial officer of CCM since March 2000 and has been employed by CCM since February 1999. Mr. Hagerty is also the chief financial officer of ComCap. Previously, Mr. Hagerty served as senior vice president and corporate controller for Home Savings of America and its parent, H.F. Ahmanson & Co., from July 1994 to November 1998. From September 1986 to July 1994, Mr. Hagerty was an accountant with KPMG LLP, where he most recently was a senior manager.

Mark E. Schaffer. Mr. Schaffer has served as a director of Commercial Capital since February 2004 and director of Commercial Capital Bank since March 2003. Mr. Schaffer currently serves as a managing director of Shamrock Capital Advisors, Inc.’s Real Estate Group and its Genesis Fund. Shamrock Capital Advisors, Inc. is the investment advisor affiliate of Shamrock Holdings, Inc., the investment vehicle for the Roy E. Disney family. Prior thereto, Mr. Schaffer worked as a management consultant for a private real estate company. Mr. Schaffer previously served as president of Lowe Enterprises Realty Services, where he administered an $800 million portfolio of commercial, industrial, and residential assets. More recently, Mr. Schaffer was responsible for portfolio management, accounting, operating administration, and client services for Lowe Enterprises Investment Management, Inc.’s $2 billion portfolio of commercial, industrial and hospitality assets for its fiduciary clients. Mr. Schaffer started his career with Tuttle & Taylor, a Los Angeles based law firm specializing in real estate and corporate law, where he became the managing partner of the firm. Mr. Schaffer holds a B.S. from University of California, Berkeley, and a J.D. from the University of Southern California.

James G. Brakke. Mr. Brakke has served as a director of Commercial Capital since February 2001 and as a director of Commercial Capital Bank since January 2000. Mr. Brakke is currently the president of Brakke-Schafnitz Insurance Brokers, a firm he co-founded in 1971. The commercial insurance brokerage and consulting firm manages in excess of $100 million of insurance premiums with both domestic and international insurers. Mr. Brakke has held numerous director positions for both non-profit and for-profit organizations. He was a founding director and shareholder of Pacific National Bank located in Orange County prior to its sale to Western Bancorp, a past president of the professional insurance fraternity, Gamma Iota Sigma, and is on the board of advisors for Pepperdine University’s Grazadio School of Business.

Robert J. Shackleton. Mr. Shackleton has served as a director of Commercial Capital since February 2001 and as a director of Commercial Capital Bank since January 2000. From 1961 to 1997, Mr. Shackleton was an accountant with KPMG LLP, an accounting firm, where he attained the position of partner-in-charge of the Orange County audit and professional practice department and SEC reviewing partner. Mr. Shackleton served as president of the California State Board of Accountancy in 1996 and 1997.

Barney R. Northcote. Mr. Northcote has served as a director of Commercial Capital since August 2002 and as a director of Commercial Capital Bank since 1987 and was a founding stockholder of Commercial Capital Bank when it was known as Mission Savings and Loan Association. Prior to founding Commercial Capital Bank, Mr. Northcote was a founding stockholder and director of Riverside Thrift and Loan from 1976 until the institution was sold in 1986. In 1965, Mr. Northcote formed Northcote, Inc., a trucking and building materials company.

Executive Officers Who are not Directors

Set forth below is information concerning the executive officers of Commercial Capital who do not serve on the board of directors of Commercial Capital. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of Commercial Capital by blood, marriage or adoption, and there are no arrangements or understandings between a director of Commercial Capital and any other person pursuant to which such person was elected an executive officer.

Robert O. Williams, age 53, has served as executive vice president of Commercial Capital since January 2002, as executive vice president and chief lending officer of CCM since April 1998 and as chief lending officer of Commercial Capital Bank since July 2003. From August 1992 to February 1998, Mr. Williams was vice president of the multifamily banking department for Home Savings of America, a savings institution. From January 1989 to August 1992, Mr. Williams was a senior vice president of Great American Asset Management, Inc., a subsidiary of Great American Bank, San Diego, California. Mr. Williams was in charge of work-outs and modifications of special assets of the troubled parent savings and loan. From 1976 through 1988, Mr. Williams was an attorney specializing in real estate transactions and litigation.

Richard A. Sanchez, age 47, has served as executive vice president, head of corporate risk management and government relations and secretary of Commercial Capital and Commercial Capital Bank since June 2002 and as Chief Administrative Office since November 2003. From October 1989 to May 2002, Mr. Sanchez was a thrift regulator with the Office of Thrift Supervision, where he was deputy director of the western region from January 1993 through May 2002. As deputy director, Mr. Sanchez planned and directed examinations and the supervision of approximately 85 savings institutions with total assets over $300 billion.

J. Christopher Walsh, age 45, has served as executive vice president of Commercial Capital and executive vice president and head of relationship banking of Commercial Capital Bank since September 2002. From August 2000 to September 2002, Mr. Walsh served as president of Sunwest Bank, where he supervised all marketing, business development, operations and credit functions of the bank. From February 1999 to August 2000, Mr. Walsh was employed by California Bank & Trust where he served as senior vice president and regional manager for Orange County. From September 1993 to February 1999, Mr. Walsh was the head of private banking in Orange County for U.S. Trust Company of California.

Robert S. Noble, age 43, has served as executive vice president of Commercial Capital since January 2004 and as senior vice president and director of internal asset review, loan servicing, secondary marketing and real estate/facilities administration since May 1999. Mr. Noble is responsible for managing the internal asset review and asset quality functions for the Bank’s loan portfolio. Mr. Noble was formerly a Senior Vice President at Home Savings of America (H.F. Ahmanson) from May 1991 to December 1998, with responsibility for managing the overall credit quality of a $20 billion multifamily and commercial real estate loan portfolio.

Board of Directors Meetings and Committees

Six regular meetings of the board of directors of Commercial Capital are scheduled for each calendar year. The board of directors held five regular meetings during 2003 and met another nine times through telephonic board meetings. Pursuant to applicable Nasdaq National Market requirements, the board of directors has made an affirmative determination that the following members of the board of directors are “independent” within the meaning of such rule: Mark E. Schaffer, James G. Brakke, Robert J. Shackleton and Barney R. Northcote. As such, and pursuant to applicable Nasdaq National Market requirements, a majority of the members of the board of directors and all of the members of the audit committee are “independent” as so defined. No director attended fewer than 75% of the total number of board meetings or committee meetings on which he served that were held during this period. Commercial Capital’s policy is to schedule a board meeting to be held following the annual meeting of stockholders. Each of Commercial Capital’s directors attended the 2003 annual meeting of stockholders.

The board of directors of Commercial Capital has established the following committees:

Compensation Committee. The compensation committee reviews and approves the compensation and benefits for Commercial Capital’s employees, grants stock options to employees, management and directors pursuant to Commercial Capital’s 2000 Stock Plan (“Stock Option Plan”) and reports its determination on such matters to the board of directors regarding such matters. Each member of the compensation committee is independent as defined under the rules of The Nasdaq Stock Market, Inc. The compensation committee, which is comprised of Messrs. Brakke (Chairman), Northcote and Shackleton, met five times during fiscal 2003.

Nominating Committee. During 2003, the entire board of directors of Commercial Capital acted as a nominating committee. Pursuant to applicable Nasdaq National Market requirements, the nominees for director were selected by a majority of the independent directors. In January 2004, the board of directors established a Nominating Committee and appointed Messrs. Brakke, Northcote and Shackleton as committee members. The charter of the nominating committee is available on Commercial Capital’s website at www.commercialcapital.com.

Process for Nominating Directors. Article II, Section 2.11 of Commercial Capital’s bylaws governs nominations for election to the board of directors. Stockholder nominations must be made pursuant to timely notice in writing to the chairman/chief executive officer or the vice chairman/president of Commercial Capital. To be timely, a stockholder’s notice must be delivered or mailed to Commercial Capital not later than 120 days prior to the annual anniversary date of the mailing of the proxy materials by Commercial Capital in connection with the immediately preceding annual meeting of the stockholders of Commercial Capital. Each written notice of a stockholder nomination is required to set forth certain information specified in the bylaws.

Audit Committee. The audit committee has responsibility for oversight of Commercial Capital’s audit process and monitoring the accounting, financial reporting, data processing, regulatory, and internal control functions. One of the audit committee’s primary responsibilities is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of Commercial Capital’s independent auditors, who must report directly to the audit committee. The audit committee regularly meets with Commercial Capital’s independent auditors who have unrestricted access to the audit committee.

The other duties and responsibilities of the audit committee include: (i) reviewing Commercial Capital’s financial statements, (ii) overseeing the maintenance of an appropriate internal audit program, (iii) establishing procedures for the receipt, retention and treatment of complaints received by Commercial Capital regarding accounting matters, and (iv) maintaining an appropriate regulatory compliance program for Commercial Capital and its subsidiaries.

The audit committee, which is comprised of Messrs. Schaffer, Northcote and Shackleton (Chairman), met nine times during fiscal 2003. As Mr. Schaffer is a newly appointed member, he did not attend any of the Committee’s meetings in 2003. Each member of the Audit Committee is independent as defined under applicable Nasdaq National Market requirements. In addition, Commercial Capital’s board of directors has determined that the audit committee has an “audit committee financial expert” as defined in regulations issued by the Commission pursuant to the Sarbanes-Oxley Act of 2002. Commercial Capital’s “audit committee financial expert” is Robert J. Shackleton, who previously served as an accountant with KPMG LLP from 1961 to 1997.

The audit committee operates under a revised written charter that was adopted by the board of directors in January 2004, a copy of which is attached hereto as Annex D.

Consideration of Director Nominees

Stockholder Nominees. The policy of the board of directors is to consider properly submitted stockholder nominations for candidates for membership on the board as described below under “—Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the board of directors seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth under “—Director Qualifications.” Any stockholder nominations proposed for consideration by the board of directors should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

In addition, the bylaws of Commercial Capital permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Commercial Capital’s bylaws, see “—Process for Nominating Directors.”

Director Qualifications. Commercial Capital’s Corporate Governance Guidelines contain board membership criteria that apply to board of directors-recommended nominees for a position on Commercial Capital’s board. Under these criteria, members of the board should have the highest professional and personal ethics and values, consistent with longstanding Commercial Capital values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors. The board of directors intends to utilize a variety of methods for identifying and evaluating nominees for director. The board of directors will assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board of directors will consider various potential candidates for director. The board of directors expects that candidates may come to the attention of the board of directors through current board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the board of directors, and may be considered at any point during the year. As described above, the board of directors will consider properly submitted stockholder nominations for candidates for the board. The board of directors expects that following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the board of directors at a regularly scheduled meeting. The board of directors also may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the board of directors will seek to achieve a balance of knowledge, experience and capability on the board.

There is one nominee for election to our board this year who has not previously served as a Commercial Capital director, Mark E. Schaffer. Mr. Schaffer was chosen by the board of directors based on their familiarity with his qualifications since he has served as a director of Commercial Capital Bank.

Report of the Audit Committee

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this joint proxy statement/prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent that Commercial Capital specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee has:

•	reviewed and discussed the audited financial statements of Commercial Capital for the fiscal year ended December 31, 2003 with Commercial Capital’s management and KPMG LLP, Commercial Capital’s independent auditors, including a discussion of the quality and effect of Commercial Capital’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees);

•	discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor’s independence; and

•	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Commercial Capital’s internal controls and the overall quality of Commercial Capital’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Commercial Capital’s audited financial statements be included in Commercial Capital’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Commission.

Mark E. Schaffer

Barney R. Northcote

Robert J. Shackleton

Director Compensation

For fiscal 2003, each non-employee director of Commercial Capital receives an annual stipend of $20,000 and $250 per meeting for attendance at directors’ committee meetings. In addition, each non-employee director of Commercial Bank received an annual stipend of $20,000 and $250 per meeting for attendance at Commercial Capital Bank directors’ committee meetings.

Directors are also eligible to receive stock options under Commercial Capital’s Stock Option Plan. In 2003, newly appointed director Mark Schaffer received an option to purchase 20,000 shares of common stock at an exercise price of $6.48 per share, which amounts have been adjusted to reflect the stock splits effected by the Company in 2003. These options vest in 36 equal monthly installments.

Executive Compensation

Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation paid for services rendered in all capacities during the last three fiscal years ended December 31, 2003 to the chief executive officer and each of Commercial Capital’s four other most highly compensated executive officers (“Named Executive Officers”).

	Annual Compensation						Long-Term Compensation Awards	All Other Compensation(6)
Name and Principal Position	Fiscal Year	Salary(1)		Bonus(2)	Other Annual Compensation(3)	Restricted Stock Awards(4)	Securities Underlying Options(5)
Stephen H. Gordon Chairman and Chief Executive Officer	2003 2002 2001	$700,000 792,563 399,996		$400,000 400,000 220,000	$12,000 12,000 6,000	— — —	100,000 1,114,000 —	$24,087 22,170 8,870

David S. DePillo Vice Chairman, President and Chief Operating Officer	2003 2002 2001	625,000 596,993 400,000		300,000 300,000 180,000	12,000 12,000 6,000	— — —	80,000 852,000 —	29,554 28,448 14,703

Christopher G. Hagerty Executive Vice President and Chief Financial Officer	2003 2002 2001	275,000 282,974 209,770		101,750 90,000 70,000	12,000 12,000 6,000	$2,312,352 — —	2,000 230,000 —	9,795 8,904 6,800

Robert O. Williams Executive Vice President	2003 2002 2001	250,000 234,071 125,255		60,000 50,000 30,000	12,000 12,000 2,500	1,605,800 — —	2,000 110,000 —	11,922 12,051 5,110

J. Christopher Walsh Executive Vice President	2003 2002	230,655 56,666	(6)(7)	40,000 36,000	12,000 3,750	— —	2,000 30,000	9,124 88

(1)

Includes salary or brokerage commissions paid by ComCap. Commercial Capital acquired ComCap in July 2002. During fiscal 2002, Mr. Gordon received $177,619 in commissions, and Mr. DePillo received $10,000 in salary from ComCap. In December 2002, Messrs. Gordon and DePillo elected to no longer receive commissions or salary from ComCap. Also includes a one-time payment made in connection with the termination of the Company’s paid time-off benefit program in the amount of $64,944, $61,993, $32,974,

$10,571 and $2,259 to Messrs. Gordon, DePillo, Hagerty, Williams and Walsh, respectively. During 2003, includes $30,655 in commissions paid to Mr. Walsh.
(2)	Bonuses were accrued in the fiscal year indicated and paid in January of the subsequent year. During 2002, includes a $21,000 signing bonus paid to Mr. Walsh.
(3)	Includes the amount of a car allowance received by each of the Named Executive Officers. The costs to Commercial Capital of providing such benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the particular executive officer reported.
(4)	Does not include restricted stock awards for 12,461 shares and 9,345 shares of Commercial Capital common stock granted to Messors. Gordon and DePillo, respectively, in January 2004. During 2003, consists of 144,000 and 100,000 restricted shares of common stock for Messrs. Hagerty and Williams, respectively, which is valued based on the closing price of Commercial Capital common stock at December 31, 2003 of $16.058 (adjusted for Commercial Capital’s 4:3 stock split effected in February 2004) and was received pursuant to restricted stock award agreements entered into with Messrs. Stephen H. Gordon, David S. DePillo and Scott F. Kavanaugh. Mr. Kavanaugh is a former officer and director of Commercial Capital.
(5)	All data has been adjusted for the Company’s two stock splits effected in September 2003 and February 2004. For 2003, consists of stock options granted pursuant to Commercial Capital’s Stock Option Plan. Such options vest in 36 equal monthly installments from the date of grant.
(6)	For 2003, includes matching contributions by Commercial Capital to Commercial Capital’s 401(k) plan in the amount of $6,800, $6,800, $6,800 and $8,000 for Messrs. DePillo, Hagerty, Williams and Walsh, respectively, and insurance premiums paid on behalf of Messrs. Gordon, DePillo, Hagerty and Williams in the amount of $22,170, $20,742, $2,104, and $3,668, respectively.
(7)	Reflects compensation paid from September 2002 through December 2003.

Stock Options. The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2003 to the Named Executive Officers.

Individual Grants
Name	Number of securities underlying option granted(1)	Percent of Total Options Granted to Employees	Exercise of Base Price ($/Sh)(2)	Expiration Date(3)	Potential realizable value at assumed annual rates of stock price appreciation for option term
					5% ($)	10% ($)
Stephen H. Gordon	100,000	49.4%	$10.13	8/5/2008	$162,455	$470,280
David S. DePillo	80,000	39.5	9.21	8/5/2013	463,370	1,174,269
Christopher G. Hagerty	2,000	1.0	9.21	8/5/2013	11,584	29,357
Robert O. Williams	2,000	1.0	9.21	8/5/2013	11,584	29,357
J. Christopher Walsh	2,000	1.0	9.21	8/5/2013	11,584	29,357

(1)	These amounts have been adjusted to take into consideration stock splits effected by Commercial Capital in September 2003 and February 2004.
(2)	The exercise price of each option was based on the fair market value of a share of common stock on the date of grant, as determined by the board of directors. As required by the terms of the stock option plan, the exercise price for options granted to Mr. Gordon is based on 110% of the fair market value of a share of common stock on the date of grant, since he owned more than 10% of Commercial Capital’s outstanding common stock at the time of grant.
(3)	Each option granted vests in 36 equal monthly installments from the date of grant.

The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2003 and options held at December 31, 2003.

Name	Shares Acquired on Exercise(1)	Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End(2)
			Exercisable(2)	Unexercisable(1)	Exercisable	Unexercisable
Stephen H. Gordon	—	—	979,220	626,112	$12,841,916	$6,813,881
David S. DePillo	—	—	810,347	472,502	10,767,752	5,227,136
Christopher G. Hagerty	—	—	269,410	104,279	2,735,594	1,286,782
Robert O. Williams	26,666	291,818	36,055	48,278	450,255	609,586
J. Christopher Walsh	—	—	13,555	18,445	145,995	214,441

(1)	These amounts have been adjusted to take into consideration stock splits effected by Commercial Capital in September 2003 and February 2004.
(2)	Represents the fair market value per share of common stock at fiscal year end based on the closing price of $16.058 at December 31, 2003, as quoted on The Nasdaq Stock Market, minus the exercise price per share of the options outstanding times the number of shares of common stock represented by such options. Options with an exercise price in excess of $16.058 are excluded.

Employment Agreements

Commercial Capital and Commercial Capital Bank have entered into employment agreements with Messrs. Gordon, DePillo, Hagerty, Williams and Walsh. Each employment agreement has a term of three years. The term of the employment agreements may be extended one additional year by either or both employers upon the approval of the relevant board of directors, unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. Under the agreements, the executives receive an annual salary which is reviewed annually by the employers’ boards of directors and may be changed. Each of these employees also receives a monthly car allowance of $1,000 per month.

Each of the employment agreements is terminable with or without cause by the applicable employer. The executives have no right to compensation or other benefits if their employment is terminated for cause, disability or retirement. In the event of an executive’s death, the agreements will not terminate until one year after the date of the executive’s death, during which time the executive’s estate is entitled to receive his salary, accrued vacation and any bonus earned through the date of termination. In addition, the employers are required to continue benefit coverage of all dependents of the deceased executives through the remainder of the term of the relevant employment agreement.

If an executive is terminated without cause or if an executive terminates for “good reason,” the affected executive is entitled to receive an amount equal to his base salary for the remainder of the term of the employment agreement (except the agreements with Messrs. Gordon and DePillo provide that they shall be entitled to the greater of: (i) the payments due for the remaining term of the agreement or (ii) three times the executive’s highest annual compensation, as defined in the employment agreements, for the last five years) as well as paid benefits for the executive and his dependents for the remainder of the term of the employment agreement. In addition, all stock options that had not vested at termination will immediately vest and become exercisable for a period of 90 days following the termination date. Good reason includes: (i) failure to be elected or appointed to the position then held by the executive, (ii) a material change in the executive duties or responsibilities, (iii) a relocation of place of employment by more than 30 driving miles, (iv) a material reduction in the benefits and perquisites to the executive, (v) a liquidation or dissolution of the employer or (vi) a breach of the employment agreement by the employer. In the event of a change of control, the executive shall be entitled to the greater of (i) the payments due for the remaining term of the agreement or (ii) 2.99 times the executive’s highest annual compensation for last five years.

The employment agreements provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), the executive will be paid an amount equal to 20% of the excess parachute payment and any additional amounts necessary to compensate the executive for any taxes on the additional 20% payment. The employment agreements with Commercial Capital Bank provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, the payment made by Commercial Capital Bank shall be limited to the greater of (i) 2.99 times the executive’s compensation over the past five years or (ii) payments made under the agreement after taking into account any excise tax imposed by Section 280G of the Code.

A change in control is generally defined in the employment agreements to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of Commercial Capital’s outstanding voting securities, and (ii) a change in a majority of the directors of Commercial Capital during any three-year period without the approval of at least three-fourths of the persons who were directors of Commercial Capital at the beginning of such period.

Retirement and Death Benefits

Commercial Capital Bank has purchased bank owned life insurance policies, referred to as BOLI, to provide its key employees identified below with life insurance and to fund other employee benefits. These policies, which are assets of Commercial Capital Bank, have been paid for in their entirety and are intended to fund all obligations entered into by Commercial Capital Bank in connection with the retirement, involuntary termination or disability of these executives. The increase in cash surrender value of Commercial Capital Bank-owned life insurance policies, which accrues tax-free, is recorded as noninterest income in Commercial Capital’s consolidated statement of operations. Following the BOLI purchase, Commercial Capital Bank entered into the following agreements with each of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh: (1) a split dollar agreement, (2) a salary continuation agreement and (3) an executive bonus agreement.

Pursuant to the split dollar agreements, Commercial Capital Bank provides a death benefit pursuant to the terms of the life insurance policies to each executive’s designated beneficiary. The policy will pay proceeds of $2,245,000, $2,245,000, $1,150,000, $1,075,000 and $1,075,000 to the designated beneficiaries of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh, respectively. Commercial Capital Bank retains the right to any amounts payable under the life insurance policies in excess of these specified amounts. Each executive has no rights under the life insurance policies upon the executive’s termination for cause or voluntary termination prior to the executive’s sixtieth birthday. On an annual basis, each executive is required to reimburse Commercial Capital Bank as applicable, an amount equal to the executive’s economic benefit under his split dollar agreement, which amount is repaid to each executive in accordance with the terms of the executive bonus agreements described below.

Pursuant to the salary continuation agreements, Commercial Capital Bank agreed to pay certain benefits to each executive upon their retirement, involuntary termination, disability, or upon a change of control of Commercial Capital Bank. Upon their retirement, defined as any termination of employment after the executive’s sixtieth birthday for reasons other than death or termination for cause, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to an annual benefit of $175,000, $150,000, $80,000, $70,000 and $70,000, respectively, payable in equal monthly installments for twenty years. Commercial Capital Bank has reserved the right to increase such benefit. The benefits payable in connection with retirement will be in lieu of any other benefit under the salary continuation agreements. Upon an involuntary termination or a disability, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to a lump sum payment that increases over time depending on when the involuntary termination or disability occurs. An involuntary termination is defined as any termination prior to retirement other than an approved leave of absence, termination for cause, disability or any termination within twelve months following a change of control. The benefits payable in connection with an involuntary termination or disability will be in lieu of any other benefit under the salary continuation agreements. In the event of a change of control, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to an annual benefit of $175,000, $150,000, $80,000, $70,000 and $70,000, respectively, for twenty years, payable in equal monthly installments, which payments will commence on the month following the executive’s sixtieth birthday. The benefit payable in connection with a change in control will be in lieu of any other benefit under the salary continuation agreements. A change of control is defined in the agreement as a transfer of more than 20% of Commercial Capital Bancorp’s or Commercial Capital Bank’s outstanding common stock to one entity or person followed within twelve months by the executive’s involuntary termination. All payments under the salary continuation agreements will cease upon the executive’s death.

Pursuant to the executive bonus agreements, Commercial Capital Bank agreed to pay each executive a bonus award for each calendar year equal to the executive’s economic benefit under the split dollar agreement divided by one minus Commercial Capital Bank’s marginal income tax rate for the calendar year preceding such payment. Commercial Capital Bank will continue to pay the bonus until the earlier of the executive’s voluntary termination, death or termination for cause. Commercial Capital Bank has the right to terminate the executive bonus agreements at any time. The bonus is not fixed and fluctuates based on, among other things, the age of the executives. As of December 31, 2003, the bonus which would be payable to each of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh amounted to approximately $2,000.

Report of the Compensation Committee

The following “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this joint proxy statement/prospectus into any filling under the Securities Act or under the Exchange Act, except to the extent that Commercial Capital specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Compensation Committee is comprised of Messrs. Brakke (Chairman), Northcote and Shackleton. Each of the committee members is “independent” as defined by existing NASDAQ rules. Messrs. Gordon and DePillo resigned from the Committee in December 2002.

By the terms of its charter, the Compensation Committee is responsible for: (1) administering the compensation program of Commercial Capital (2) annually reviewing and determining the base salary and incentive compensation for the Chairman and Chief Executive Officer and all executive officers; and (3) reporting to the board its determination of the appropriate level of compensation for Commercial Capital’s executive officers, as well as other compensation matters. In this regard, the Compensation Committee adopted the Executive Performance-Based Compensation Policy to meet the requirements of Section 162 (m) of the Internal Revenue Code for covered executive officers. The payment of an incentive compensation award under the policy, if approved by vote of the shareholders, would be dependent upon the attainment of certain performance criteria established by the Committee.

For the purpose of conducting its annual review of executive compensation, the Compensation Committee receives information compiled by management and recommendations from the Chairman and Chief Executive Officer. In November 2003, the Compensation Group of Clark Consulting’s Banking Practice, an independent third party, was retained to work with Commercial Capital to conduct an overall compensation and benefits review for executive management at Commercial Capital, and the design of a new annual incentive plan. That process is ongoing.

The objectives of Commercial Capital’s executive compensation policies are to attract and retain highly qualified executives by maintaining competitive compensation packages for individuals; motivate those executives to achieve and maintain superior performance levels; and align their interests with those of Commercial Capital’s shareholders. The compensation structure is designed to reward executive management commensurately with executives of comparable high performing banks and thrift institutions and supports the achievement of enhanced shareholder value.

Base Salaries. In order to ensure that salary levels as reviewed and evaluated by the Compensation Committee remain competitive, a peer group of high performing banks and thrifts ranging in size from $1.3 billion to $12 billion was constructed with the assistance of the third party compensation consultant. Institutions included were derived from lists provided by the compensation consultant, as well as the Sandler O’Neill Partners and Friedman, Billings & Ramsey investment banking firms. The criteria for high performing banks and thrifts were return on average equity greater than 20% or return on average assets greater than 1.5%. The Committee reviewed comparative analysis of the high performing peer group, which was constructed using the 2003 SNL Securities Executive Compensation Review. The analysis is a compilation of compensation paid to executives in the financial institution industry. Base salaries for the fiscal year ended December 31, 2003 were increased 18.9 percent on average for the Named Executive Officers compared to 25.6 percent for the prior fiscal year ended December 31, 2002 for the named executive officers reported during that year.

Bonuses. Bonuses are intended to compensate executive officers for Commercial Capital’s performance. For fiscal year 2003, compensation analysis for bonuses considered comparisons of Commercial Capital’s performance to the high performing peer group. While continuing to rank at or near the top of its peers in terms of return on average equity, efficiency, and asset quality, materials provided to the Compensation Committee demonstrated that Commercial Capital compensation was below the total compensation (salaries plus cash bonus) and option adjusted compensation than the average for the high performing peer group. Bonuses as a percentage of 2003 base salaries were 44.0 percent on average for the Named Executive Officers compared to 43.8 percent on average for 2002 base salaries for the named executive officers reported during that year.

Stock Options. Commercial Capital implemented the 2000 Stock Plan under which executive officers, directors and employees are eligible to receive stock option grants and restricted stock awards. The Compensation Committee reviews and evaluates stock option grants based on financial performance achieved by Commercial Capital and the level of long-term incentive awards made by Commercial Capital’s peers. Options to purchase an aggregate 186,000 shares of Common Stock were granted in August 2003 to the Named Executive Officers based on Commercial Capital’s 2003 performance as of such date. Options to purchase an aggregate 1,396,000 were granted in August 2002 to the named executive officers reported during that year to reward performance during the comparable period. These amounts are adjusted to reflect Commercial Capital’s 3:2 stock split effected in September 2003 and the 4:3 stock split effected in February 2004.

Chairman and Chief Executive Officer. The Compensation Committee reviewed the comparative analysis using the SNL Securities Executive Compensation Review, which compared Mr. Gordon’s 2002 salary with compensation levels for other executives with Commercial Capital’s peers. The following actions were taken with respect to Mr. Gordon’s compensation in fiscal 2003 as Chairman and Chief Executive Officer: (1) base salary increase to $700,000, representing an increase of 27.3 percent compared with a 37.5 percent increase from 2001; and (2) option grant representing 100,000 share of common stock. The exercise price for options awarded to Mr. Gordon in 2003 was 110 percent of the fair market value of a share of Commercial Capital common stock on the date of grant. The option data is adjusted to reflect Commercial Capital’s 3:2 stock split effected in September 2003 and the 4:3 stock split effected in February 2004.

Stock Performance Graph

The following stock performance graph compares the performance of Commercial Capital’s common stock with that of five other indices referenced below. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on December 18, 2002 (the date Commercial Capital’s common stock first began trading on the Nasdaq National Market), in Commercial Capital common stock, and in the five other indices reference below. Commercial Capital has not paid any dividends on its common stock, and no dividends are included in the representation of Commercial Capital’s performance. The stock price performance on the graph below is not necessarily indicative of future price performance. This graph is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of Commercial Capital under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

	12/18/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03
Commercial Capital	$100.00	$110.88	$134.52	$193.81	$293.25	$401.69
SNL Securities Bank & Thrift Index	$100.00	99.30	95.66	113.27	117.01	130.70
Nasdaq Market Index	$100.00	102.27	99.57	121.12	135.31	147.95
S&P 500	$100.00	98.73	95.18	109.36	111.77	124.78
Russell 2000	$100.00	99.77	94.94	116.76	127.00	145.03
DOW Jones	$100.00	98.75	94.61	106.37	109.80	123.75

Additional Information About the Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires Commercial Capital’s officers, directors and persons who own more than 10% of Commercial Capital’s common stock to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish Commercial Capital with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely on review of the copies of such forms furnished to Commercial Capital, or written representations from its officers and directors, Commercial Capital believes that during, and with respect to, fiscal 2003 Commercial Capital’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act, except for Mr. Walsh who filed an initial Form 3 late in November 2003.

Transactions With Certain Related Persons. Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. Brakke, a director of Commercial Capital and Commercial Capital Bank, received $259,000 in 2003 in insurance premium payments from Commercial Capital. Brakke Schafnitz Insurance Brokers, Inc. remits these insurance premium payments to the insurance carriers and receives a commission which is a portion of the total insurance premium. Commercial Capital believes that the commissions earned by Brakke Schafnitz Insurance were comparable to commissions that an independent third party would have earned in an arm’s length transaction.

During the year ended December 31, 2003, Commercial Capital paid $30,000 in legal fees to law firms in which Gregory G. Petersen was a partner. Mr. Petersen is the brother-in-law of Stephen H. Gordon, Commercial Capital’s chairman and chief executive officer.

As of December 31, 2003, there were no outstanding loans made by Commercial Capital or Commercial Capital Bank to their directors or executive officers. Commercial Capital’s and Commercial Capital Bank’s policy is not to make loans to its directors or executive officers. Beginning January 1, 2004, in accordance with the requirements of the Nasdaq National Market, the audit committee will be required to approve all related party transactions.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2003, Commercial Capital’s compensation committee was comprised of Messrs. Brakke, Northcote and Shackleton, all of whom are independent directors.

Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. Brakke, received $259,000 in 2003 for insurance premium payments from Commercial Capital. Brakke Schafnitz Insurance Brokers, Inc. remits these insurance premium payments to the insurance carriers and receives a commission which is a portion of the total insurance premium. Commercial Capital believes that such commissions were comparable to commissions that an independent third party would have earned in an arm’s length transaction.

Ratification of Appointment of Auditors

The board of directors of Commercial Capital has appointed KPMG LLP, independent certified public accountants, to perform the audit of Commercial Capital’s financial statements for the year ending December 31, 2004, and further directed that the selection of auditors be submitted for ratification by the stockholders at the annual meeting.

Commercial Capital has been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with Commercial Capital or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. KPMG LLP will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

Fees Paid to KPMG LLP. During the fiscal years ended December 31, 2003 and 2002, Commercial Capital retained and paid KPMG LLP for the indicated services as follows:

	2003	2002
Audit Fees	$272,500	$312,500
Audit-Related Fees	—	—
Tax Fees	68,350	58,280
All Other Fees	—	—

Audit fees. Audit fees for the years ended December 31, 2003 and 2002, were $172,500 and $127,500, respectively, for the annual audit and quarterly reviews of the consolidated financial statements, $71,000 and $185,000, respectively, for services related to the initial public offering of Commercial Capital and $29,000 during 2003 related to an attestation report required by regulation and an accountant’s consent for a Commission filing.

Tax fees. Tax fees relate primarily to assistance with tax return compliance.

Audit Committee Pre-Approval Policies and Procedures. The Sarbanes-Oxley Act of 2002 required Commercial Capital to implement a pre-approval process for all engagements with its external auditor. In response to the Sarbanes-Oxley requirements pertaining to auditor independence, Commercial Capital’s audit committee adopted pre-approval procedures for the appointment of the external auditor and any non-audit services, including tax services, to be performed by the external auditor unless such pre-approval is not required under the Sarbanes-Oxley Act. These procedures require that the annual audit services engagement terms and fees be pre-approved by Commercial Capital’s audit committee. The audit committee may delegate to one or more members of the committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full committee at its next scheduled meeting for ratification.

All internal auditing is performed under the direct control of the internal auditor, who is accountable to Commercial Capital’s audit committee.

Vote Required. The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the annual meeting and entitled to vote is required to ratify the appointment of the independent auditors. Abstentions will be counted as present and entitled to vote and will have the effect of a vote against such proposal. Under rules of the NYSE, the proposal to ratify the appointment of the independent auditors for consideration at the annual meeting is considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, there will be no broker “non-votes” with respect to this item. The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004.

Approval of the Amendment to the Articles of Incorporation to Increase the Authorized Common Stock

The Commercial Capital articles of incorporation currently authorize the issuance of up to 100,000,000 shares of common stock, par value of $.001 per share, and 100,000,000 shares of preferred stock, par value of $.001 per share, of Commercial Capital. The board of directors has adopted, subject to stockholder approval, an amendment to the articles of incorporation to increase the authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares (the “Amendment”). The Amendment would not affect the authorized number of shares of preferred stock. As so amended, Paragraph (a) of Article FOURTH of the articles of incorporation would read as follows:

“FOURTH: (a) The Corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 100,000,000 and the number of shares of Common Stock authorized to be issued is 200,000,000. The par value of the Preferred Stock shall be $.001 per share, and the par value of the Common Stock shall be $.001 per share. Each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

The full text of the Amendment is set forth as Annex E. The proposed increase in the authorized number of shares of common stock has been recommended by the board of directors to make additional shares available for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting. In the past year, Commercial Capital has effected two stock splits with respect to its shares of common stock and has entered into the merger agreement with Hawthorne Financial which is being considered at Commercial Capital’s annual meeting and which provides for Commercial Capital to issue shares of its common stock to Hawthorne Financial stockholders in the merger. The increase in the number of shares of authorized common stock is intended to be used for general corporate purposes, such as any future stock splits, stock dividends or issuances under Commercial Capital’s employee benefit plans, as well as in connection with acquisitions or investments. Additionally, the shares could be used for such purposes as raising additional capital if needed for the operations of Commercial Capital. The board of directors presently has no plans for any additional issuance of shares of Commercial Capital common stock. Such additional authorized shares would be available for issuance without further action by the stockholders of Commercial Capital, except as provided under the NGCL or the rules of the Nasdaq Stock Market.

Currently, of the 100,000,000 authorized shares of common stock, [            ] shares are outstanding as of Commercial Capital’s March 25, 2004 Voting Record Date, [            ] shares will be issued upon consummation of the merger (including shares of common stock underlying stock options and warrants to be assumed pursuant to the merger) and [            ] shares are reserved for issuance upon exercise of stock options under Commercial Capital’s stock option plan. If the Amendment is approved and becomes effective and the merger with Hawthorne Financial is completed, [            ] shares of common stock will remain available for issuance by the board of directors (which does not include the [            ] shares of common stock currently reserved for issuance to Commercial Capital officers, directors and employees upon the exercise of outstanding stock options and warrants).

The additional shares of common stock for which authorization is being sought would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. The stockholders will have no preemptive rights to purchase additional shares of common stock and the issuance of additional shares of common stock could dilute the stockholders’ existing equity interest. If this proposal is approved by stockholders, the Amendment will become effective upon the filing of a certificate of amendment to the articles of incorporation with the Secretary of State of Nevada, which will be filed promptly upon stockholder approval.

Vote Required. The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock outstanding and entitled to vote is necessary to approve the amendment to the articles of incorporation to increase the authorized common stock. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval of the amendment to the articles of incorporation to increase the authorized common stock. Abstentions also will have the same effect as a vote against the approval of the amendment to the articles of incorporation to increase the authorized common stock. Under rules of the NYSE, the proposal to amend the articles of incorporation to increase the authorized common stock of Commercial Capital is considered a “non-discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will have the same effect as a vote against this item. The Board of Directors recommends that you vote “FOR” the proposal to amend the articles of incorporation to increase the authorized common stock.

Approval of the Executive Performance-Based Compensation Policy

The Commercial Capital Bancorp, Inc. Executive Performance-Based Compensation Policy, or Plan, was adopted by the board of directors effective January 1, 2004, subject to approval by our stockholders at the annual meeting. The Plan is designed to establish certain performance goals that will facilitate payment to certain of our executive officers of incentive compensation in a form other than stock options. The Plan is intended to satisfy the requirements of Section 162(m) of the Code with respect to the deductibility of qualified performance-based compensation. No awards will be made under the Plan unless it is approved by our stockholders at the annual meeting.

Under Section 162(m) of the Code and the regulations promulgated thereunder, a federal income tax business expense deduction is generally not allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and to the four other most highly compensated officers, who are collectively or individually referred to as “covered executive officers”.

Under those provisions, however, there is an exemption to permit the deduction of “qualified performance-based compensation.” To qualify for such exemption, (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as “outside directors” for purposes of the exemption and such goals must be set by this committee within certain time periods before the covered executive officer performs the services and before it can be known whether or not the individual will meet these goals; (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved in a separate vote by stockholders of the corporation before payment is made; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

The board of directors believes that where we can seek to accomplish our compensation objectives in a manner that maximizes the deductibility of compensation for federal income tax purposes, we should seek to do so. Accordingly, the board of directors seeks shareholder approval of the Plan so that awards under the Plan will be deemed to be “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

Description of the Material Terms of the Plan. The following is a summary of the material terms of the Plan and is qualified in its entirety by reference to the Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex E. The Plan is administered by our compensation committee, which is comprised of “outside directors” within the meaning of the regulations implementing Section 162(m) of the Code. The compensation committee has full authority to make, interpret and approve all rules for the administration of the Plan.

Under the Plan, the compensation committee shall establish in writing one or more performance goals for a calendar year for each covered executive officer. Performance goals may be based upon any one or more of the following business criteria, while enabling the compensation committee to consider our performance in light of current economic conditions:

•	Return on Average Equity, which is defined as our net income divided by the average total common equity we report in our consolidated financial statements for the year in question.

•	Return on Average Assets, which is defined as our net income divided by the average total assets we report in our consolidated financial statements for the year in question.

•	Net Income Growth, which is defined as the difference between our net income for the applicable year in question and the immediately preceding year as reported in our consolidated financial statements, divided by net income for the immediately preceding year. For this purpose, net income means our net income for the year in question as reported in our consolidated financial statements, adjusted to eliminate the effect of: (i) the cumulative effect of changes in generally accepted accounting principles; and (ii) any other unusual or non-recurring gain or loss.

•	Efficiency Ratio, which is defined as the amount of noninterest expenses less loss on early extinguishment of debt for the year in question as reported in our consolidated financial statements, divided by the sum of total interest income and total noninterest income for the same period.

•	Nonperforming Assets to Total Assets, which is defined as the dollar amount of nonperforming assets (the sum of nonperforming loans and real estate owned, net of allowance for loan losses and other reserves), divided by total assets as reported in our consolidated financial statements as of December 31st of the year in question.

•

Earnings Per Share Growth, which is defined as the difference between our earnings per share for the year in question and the immediately preceding year in question, as reported on our consolidated financial statements, divided by our earnings per share for the immediately preceding year in question.

For this purpose, earnings per share means our diluted earnings per share as reported in our consolidated financial statements for the year in question, subject to adjustment to eliminate the effect of (i) the cumulative effect of changes in generally accepted accounting principles; and (ii) any other unusual or non-recurring gain or loss.

•	Total Market Capitalization, which is defined as the total number of shares of our common stock outstanding times our closing share price on the date in question.

•	Total Shareholders’ Return, which is defined as the difference between our closing market price per share of our common stock as of December 31 of the year in question and the closing market price per share of our common stock as of December 31 of the immediately preceding year in question, divided by the closing market price per share of our common stock as of December 31st of the immediately preceding year in question.

The maximum amount of an incentive compensation award for any year in question to any covered executive officer shall be a dollar amount not to exceed 2.0 percent of our pre-tax net income, as defined above, which amount shall be measured as of December 31 of the calendar year to which such award applies.

Subject to approval by the stockholders, this Plan shall be effective as of January 1, 2004. No incentive compensation award shall be paid pursuant to the Plan unless our stockholders have approved the Plan. The compensation committee may at any time terminate, suspend, amend or modify the Plan except that stockholder approval shall be required for any amendment or modification the Plan that, in the opinion of counsel, would be required by Section 162(m) of the Code or the applicable regulations.

Required Vote. You are being asked to approve the Plan in order to comply with the approval requirements of Section 162(m) of the Code. Stockholders must approve the business criteria used to determine performance goals for, and the maximum compensation amount payable to, covered executive officers by approving the Plan every five (5) years. The approval by an affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the annual meeting and entitled to vote is required to approve the Plan. Therefore, the failure to vote, either by proxy or in person, will not effect the vote on the approval of the Plan. Abstention will have the same effect as a vote against the approval of the Plan. Under rules of the NYSE, the proposal to approve the Plan, is a “non-discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their client if such clients have not furnished voting instructions. However, broker “non-votes” will not be treated as entitled to vote at the annual meeting. Therefore, broker “non-votes” will not affect the vote to approve this item. The board of directors recommends a vote “FOR” approval of the Plan. If not otherwise specified, proxies will be voted for approval of the Plan.

Approval of the Commercial Capital Bancorp Inc. 2004 Long Term Incentive Plan

General. The Commercial Capital board of directors has adopted the 2004 Long-Term Incentive Plan, or Incentive Plan, to replace the 2000 Stock Option Plan previously approved by Commercial Capital stockholders. The shares available for future grant under the 2000 Stock Option Plan, as well as the shares available under Hawthorne Financial’s 2001 Stock Option Plan, which shall be assumed following consummation of the merger with Commercial Capital, have been almost entirely utilized. The Incentive Plan is designed to promote the interests of Commercial Capital and its stockholders by (i) encouraging officers, employees, directors and individuals performing services for Commercial Capital as consultants or independent contractors to focus on critical long-range objectives, (ii) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (iii) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of Commercial Capital.

The Incentive Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, or the Code, nonqualified stock options, stock appreciation rights and restricted stock (collectively “Awards”). Awards will be available for grant to certain eligible persons which, in the case of incentive stock options, are employees of Commercial Capital or its subsidiaries, and in the case of all other types of Awards, include any consultant or other independent contractor and non-employee directors who provide services to Commercial Capital and its subsidiaries (collectively, “Participants.”)

Description of the Incentive Plan. The following description of the Incentive Plan is a summary of its terms and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Annex G. Unless otherwise expressed, all capitalized terms shall be defined as set forth in the Incentive Plan.

Administration. The Incentive Plan will be administered and interpreted by the Compensation Committee of the board of directors.

Stock Options. Under the Incentive Plan, the board will determine which Participants will be granted options, whether such options will be designated as incentive stock options or nonqualified stock options, the number of shares subject to each option, the exercise price of such options, and when such options become exercisable. The per share exercise price of an incentive stock option shall be not less than the fair market value of a share of common stock on the date the option is granted (and in the case of employees owning more than 10% of the total combined voting power of all classes of stock of Commercial Capital, at least 110% of the fair market value of a share of common stock on the date the option is granted). Options granted under the Incentive Plan shall become vested and exercisable in the manner specified by the board of directors in an award agreement that will be issued to the Optionee.

Each stock option or portion thereof shall be exercisable at any time on or after it vests, in accordance with the terms of the award agreement under which the option was granted and is exercisable, until the earlier of (x) ten years after its date of grant (five years in the case of an incentive stock option granted to an employee owning more than 10% of the total combined voting power of all classes of stock of Commercial Capital) or (y) in the event of termination of employment for any reason except death or disability, 90 days from the date of termination. In the event a Participant dies while in the employ of Commercial Capital or any of its subsidiaries or terminates employment with Commercial Capital or any of its subsidiaries as a result of disability, any option(s) granted to such Participant under the Incentive Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant’s representative. If a Participant dies while in the employ of Commercial Capital or its subsidiaries or otherwise terminates employment with Commercial Capital or its subsidiaries as a result of disability without having fully exercised his options, the Participant or his legal representative or guardian or the executors, administrators, legatees or distributees of his estate shall have the right, during the 12 month period following the earlier of his death or disability, to exercise such options to the extent vested on such date of death or disability, provided no option will be exercisable more than ten years from the date it was granted.

No Participant shall have any voting or dividend or other rights of a stockholder in respect of any shares of common stock owned by an optionee prior to the time the optionee becomes the record holder of such shares. Stock options are non-transferable except by will or the laws of descent and distribution, except that in the case of nonqualified stock options, a grantee who holds non-qualified stock options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.

Payment for shares of common stock purchased upon the exercise of options may be made either in cash or check, or if permitted by the board, by delivering shares of common stock equal in fair market value on the date of exercise to the purchase price of the shares to be acquired pursuant to the option, by a combination of cash and common stock, or by such other method as is acceptable to the board. The Participant shall pay to Commercial Capital the full amount of any and all applicable income and employment tax amounts required to be withheld in connection with the exercise, payable under the methods described above, or as may be approved by the board.

It is the intention of the board that options designated as incentive stock options in an award agreement shall be subject to such additional terms and conditions not inconsistent with the Incentive Plan, which together with the terms of the Incentive Plan shall cause such incentive stock options to qualify as such under Section 422 of the Code. Such terms shall include limitations on incentive stock options granted to ten percent owners of Commercial Capital. An award agreement for an Incentive Stock Option may provide that such option shall be treated as a nonqualified stock option to the extent that certain requirements applicable to incentive stock options under the Code have not been satisfied.

Stock Appreciation Rights. Under the Incentive Plan, the board of directors is authorized to grant stock appreciation rights to Participants in the form of a right to receive, upon surrender of the right, an amount based on the appreciation in the fair market value of common stock over a base price established by a stock appreciation right award, exercisable at such time and upon such conditions as may be approved by the board. Stock appreciation rights may be granted in conjunction with an option at the time of its grant, or at any time during the term of the option, or without any related option, in which case the board shall specify the fair market value of the common stock in the award at the time of grant. Upon surrender of a stock appreciation right, Commercial Capital shall award to the holder of the stock appreciation right cash or common stock, or a combination thereof, at the discretion of the board, in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the fair market value of the common stock on the date of grant multiplied by the number of shares of Common stock for which the stock appreciation right is being exercised.

Restricted Stock. Participants may also receive restricted stock awards from Commercial Capital pursuant to the Incentive Plan, which may be subject to a required payment of a purchase price therefor. The granting of restricted stock gives the recipient thereof the right to receive a specified number of restricted shares of common stock. The board may specify that such grant is tied to employment with Commercial Capital and its subsidiaries, or performance objectives. In no case shall the restrictive provisions on common stock lapse earlier than the first anniversary of the date of grant. The restricted stock shall be restricted in accordance with a vesting schedule to be determined by the board. A Participant may not transfer, assign or hypothecate his or her restricted shares unless otherwise permitted by the board. The board may require such shares to be held in an escrow agreement pending the lapse of applicable restrictions.

Restricted stock may be forfeited to Commercial Capital upon termination of employment with Commercial Capital or any of its subsidiaries or for failure to achieve any pre-established business goals or measures during any time period established by the board. If restricted stock is forfeited and the holder thereof has previously paid a purchase price to Commercial Capital, such purchase price may be refunded unless otherwise provided by the board. A Participant shall have the same rights as holders of common stock with respect to restricted shares unless limited by the applicable award agreement.

Number of Shares Covered by the Incentive Plan. A total of 1,000,000 shares of common stock, which is equal to             % of the Commercial Capital outstanding common stock as of March 25, 2004, is reserved for future issuance pursuant to the Incentive Plan. If any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the common stock or other change in corporate structure affecting the common stock occurs, the board may, in the manner and to the extent it deems appropriate and equitable and consistent with the terms of the Incentive Stock Plan, cause an adjustment to be made in: (i) the maximum number of shares available under the Incentive Stock Plan; (ii) the number of shares of common stock of other rights subject to outstanding Awards; (iii) the price for each share or other right subject to an outstanding Award; or (4) any other terms of an Award affected by the event.

Amendment and Termination of the Incentive Plan. The board may at any time and in any respect amend or modify the Incentive Plan. No amendment or modification, however, will adversely affect any Award without the consent of the Participant, or a permitted transferee of the Award. Unless sooner terminated, the Incentive Plan shall continue in effect for a period of ten years from the effective date of the Incentive Plan. Termination of the Incentive Plan shall not affect any previously granted Awards.

Change of Control. The board may provide in any award agreement for certain effects upon a “Sale Event,” including: (i) acceleration or extension of time periods for vesting, exercise realizing any gain from an Award; (ii) the elimination or modification of conditions related to the payment or other rights under an Award; (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the board; or (iv) any other modification or adjustment to an Award as the board deems appropriate to maintain and protect the rights of participants upon or following a Change in Control. A “Sale Event” is defined in Section 2.18 of the Incentive Stock Plan that is attached hereto as Annex G.

Federal Income Tax Consequences. Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-qualified stock options is different. With regard to incentive stock options, an optionee who meets certain holding period requirements will not recognize taxable income at the time the option is granted or at the time the option is exercised (although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to alternative minimum tax), and a federal income tax deduction generally will not be available to Commercial Capital as a result of such grant or exercise. With respect to nonqualified stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as taxable compensation income to the optionee upon exercise, and Commercial Capital will be entitled to a deduction in the amount of such taxable income recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize taxable income for federal income tax purposes equal to the fair market value of the amount received by him or her, whether in cash, shares of stock, or both, and Commercial Capital generally will be entitled to a federal tax deduction in the same amount. A holder of restricted stock will realize taxable income at the earlier of the time that the restricted stock becomes either (i) transferable or (ii) no longer subject to a substantial risk of forfeiture in an amount equal to the fair market value of the restricted stock on that date.

The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Accounting Treatment. Stock appreciation rights will, in most cases, require a charge against the earnings of Commercial Capital each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related award agreement and the current market price of the common stock. In the event of a decline in the market price of the common stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges). Compensation expense for a restricted stock grant will be valued based on the fair market value of the stock on the date of grant, multiplied by the number of shares granted. This amount will be recorded as a contra equity account until the award vests. As the restricted stock grant vests over time, the corresponding percentage of the total compensation expense is charged against earnings in that period. Neither the grant nor the exercise of an Incentive Stock Option or a nonqualified stock option under the Incentive Plan currently requires any charge against earnings under generally accepted accounting principles.

Stockholder Approval. No incentive stock options granted under the Incentive Plan will be exercisable unless the Incentive Plan is approved by stockholders.

Vote Required. The affirmative vote of the holders of a majority of the shares of Commercial Capital common stock present in person or by proxy at the annual meeting and entitled to vote is necessary to approve the Incentive Plan. Therefore, the failure to vote, either by proxy or in person, will not effect the vote on the approval of the Incentive Plan. Abstentions will have the same effect as a vote against the approval of the Incentive Plan. Under rules of the NYSE, the proposal to approve the Incentive Plan is considered a “non-discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. However, broker “non-votes” will not be treated as entitled to vote at the annual meeting. Therefore, broker “non-votes” will not effect the vote to approve this item. The Board of Directors recommends that you vote “FOR” the proposal to approve the Commercial Capital Bancorp Inc. 2004 Long Term Incentive Plan.

Additional Information for Commercial Capital

Stockholder Communications. Commercial Capital provides for a process for stockholders to send communications to the board of directors. Stockholders may send communications to the board of directors by contacting Commercial Capital’s Senior Vice President, Investor Relations in one of the following ways:

•	In writing at One Venture, 3rd Floor, Irvine, California 92618; or

•	By e-mail at www.commercialcapital.com

The Senior Vice President, Investor Relations will submit each communication received to the board of directors at the next regular meeting.

Annual Report. A copy of Commercial Capital’s Annual Report to Stockholders, which includes a copy of Commercial Capital’s Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2003, accompanies this joint proxy statement/prospectus. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, Commercial Capital will furnish to any stockholder without charge a copy of Commercial Capital’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 required to be filed under the Exchange Act. Such written requests should be directed to Jeffrey Leonard, Senior Vice President, Investor Relations, Commercial Capital Bancorp, Inc., One Venture, 3rd Floor, Irvine, California 92618. The Annual Report on Form 10-K is not part of these proxy solicitation materials.

Other Matters. Each proxy solicited hereby also confers discretionary authority on the board of directors of Commercial Capital to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the annual meeting. Management is not aware of any business that may properly come before the annual meeting other than the matters described above in this joint proxy statement/prospectus. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 27, 2004

AMONG

COMMERCIAL CAPITAL BANCORP, INC.,

CCBI ACQUISITION CORP.

AND

HAWTHORNE FINANCIAL CORPORATION

A-i

(Continued)

ANNEX A	Form of Hawthorne Shareholder Agreement

ANNEX B	Form of Parent Shareholder Agreement

ANNEX C	Form of Agreement of Merger

ANNEX D	Form of Bank Merger Agreement

ANNEX E	Form of Affiliate Letter

ANNEX F	Form of Tenant Estoppel Letter

ANNEX G	Form of Landlord Estoppel Letter

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2004 (this “Agreement”), among Commercial Capital Bancorp, Inc. (“Parent”), CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne Financial Corporation (“Hawthorne”).

RECITALS

A. Hawthorne. Hawthorne is a Delaware corporation, having its principal place of business in El Segundo, California.

B. Parent. Parent is a Nevada corporation, having its principal place of business in Irvine, California.

C. Acquisition Sub. Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent.

D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

E. Board Action. The respective Boards of Directors of Parent, Acquisition Sub and Hawthorne have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

F. Hawthorne Shareholder Agreements. As a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each Hawthorne Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Hawthorne Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Hawthorne Common Stock (as defined herein) in favor of this Agreement.

G. Parent Shareholder Agreements. As a material inducement to Hawthorne to enter into this Agreement, and simultaneously with the execution of this Agreement, each Parent Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Parent Shareholder Agreements’) pursuant to which they have agreed, among other things, to vote their shares of Parent Common Stock (as defined herein) in favor of the issuance of Parent Common Stock pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Acquisition Sub” has the meaning set forth in the preamble to this Agreement.

“Acquisition Sub Merger” has the meaning set forth in Section 2.01(a).

“Acquisition Sub Merger Agreement” means the Agreement of Merger, dated as of the date hereof, by and between Acquisition Sub and Hawthorne, the form of which is attached as Annex C hereto.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 5.04(f)(i).

“Bank Regulatory Authority” means the OTS or any other state or federal bank regulatory agency charged with the supervision or regulation of Hawthorne, Hawthorne Bank, Parent or Parent Bank or the insurance of the deposits of Hawthorne Bank or Parent Bank.

“Bank Merger Agreement” means the Agreement of Merger dated as of the date hereof by and between Parent Bank and Hawthorne Bank, the form of which is attached hereto as Annex D.

“Bank Merger” has the meaning set forth in Section 3.09.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Hawthorne Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(c)(ii) with respect to Hawthorne and Section 8.02(d)(ii) with respect to Parent.

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Determination Date” means the date on which the last required Bank Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(a), subject to adjustment pursuant to Sections 3.06 and 8.01(k), and shall be rounded to the nearest one-ten-thousandth.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hawthorne” has the meaning set forth in the preamble to this Agreement.

“Hawthorne Affiliates” has the meaning set forth in Section 6.07.

“Hawthorne Bank” means Hawthorne Savings, FSB, a federally chartered savings bank and wholly owned subsidiary of Hawthorne.

“Hawthorne Bank Board” means the Board of Directors of Hawthorne Bank.

“Hawthorne Board” means the Board of Directors of Hawthorne.

“Hawthorne Bylaws” means the Bylaws of Hawthorne, as amended.

“Hawthorne Certificate” means the Certificate of Incorporation of Hawthorne, as amended.

“Hawthorne Common Stock” means the common stock, $0.01 par value per share, of Hawthorne.

“Hawthorne Designees” has the meaning set forth in Section 6.13.

“Hawthorne Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Hawthorne and its Subsidiaries or any predecessor of or any successor to Hawthorne (or to another such predecessor or successor).

“Hawthorne Insiders” means those officers and directors of Hawthorne who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Hawthorne Loan Property” has the meaning set forth in Section 5.03(o).

“Hawthorne Meeting” has the meaning set forth in Section 6.02(a).

“Hawthorne Options” means the options to acquire Hawthorne Common Stock issued under the Hawthorne Stock Option Plan.

“Hawthorne Preferred Stock” means the preferred stock, $0.01 par value per share, of Hawthorne.

“Hawthorne Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Hawthorne Shareholders” means each director of Hawthorne.

“Hawthorne Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Hawthorne Stock Option Plan” means the Hawthorne 2001 Stock Incentive Plan.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Hawthorne Termination Fee” has the meaning set forth in Section 8.02(c).

“Hawthorne Warrants” means the warrants issued by Hawthorne to acquire Hawthorne Common Stock.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Ratio” has the meaning set forth in Section 8.01(k).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(r).

“Material Adverse Effect” means, with respect to Parent or Hawthorne any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Hawthorne and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Hawthorne and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses or costs incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Hawthorne, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, into which shares of Hawthorne Common Stock shall be converted pursuant to the provisions of Article III.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the Parent Common Stock may be listed.

“Nasdaq Rules” has the meaning set forth in Section 6.13(b).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NGCL” means the Nevada General Corporation Law.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” means Commercial Capital Bank, FSB, a federally chartered savings bank and wholly owned subsidiary of Parent.

“Parent Benefit Plans” has the meaning set forth in Section 6.12(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the Amended Bylaws of Parent, as amended.

“Parent Closing Average” means the average of the last sales price per share for Parent Common Stock on the Nasdaq (as reported in the Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive Nasdaq trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.06.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Meeting” has the meaning set forth in Section 6.02(b).

“Parent Preferred Stock” means the preferred stock, $0.001 par value per share, of Parent.

“Parent Ratio” has the meaning set forth in Section 8.01(k).

“Parent Regulatory Authorities” has the meaning set forth in Section 5.04(k)(i).

“Parent Shareholders” means certain directors of Parent.

“Parent Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 8.02(d).

“Peer Group” means the 15 publicly traded companies listed below next to its Weighting Factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	5.556%
Flushing Financial Corporation	FFIC	5.556%
Independence Community Bank Corp.	ICBC	8.333%
New York Community Bancorp, Inc.	NYB	8.333%
East West Bancorp, Inc.	EWBC	8.333%
Quaker City Bancorp, Inc.	QCBC	5.556%
FirstFed Financial Corp.	FED	5.556%
UCBH Holdings, Inc.	UCBH	8.333%
PFF Bancorp, Inc.	PFB	5.556%
City National Corporation	CYN	8.333%
First Community Bancorp	FCBP	5.556%
ITLA Capital Corporation	ITLA	5.556%
Provident Financial Holdings, Inc.	PROV	5.556%
Washington Federal, Inc.	WFSL	8.333%
Sterling Financial Corporation	STSA	5.556%

“Peer Group Index on the Determination Date,” means the index of the Peer Group, calculated as follows: the sum of the products derived by multiplying the corresponding Weighting Factor by the quotient calculated by dividing each of the Peer Group member’s average closing common stock price for the 20 trading days prior to the Determination Date over the Peer Group member’s closing common stock price on the date of this Agreement. If any member of the Peer Group should stop trading on Nasdaq or the New York Stock Exchange or become the subject of an offer for more than 25% of its shares of common stock, such Peer Group member shall be removed from the Peer Group with its Weighting Factor distributed pro rata based upon the weighting distribution of the remaining Peer Group members. The calculation of the Peer Group Index on the Determination Date shall be adjusted for any stock split and stock dividend, combination, reclassification, exchange of shares, recapitalization or similar transaction made with respect to the common stock of any such Peer Group member.

“Peer Group Starting Index” means 1.00.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Rights Agreement” has the meaning set forth in Section 3.08(c).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Savings Association Insurance Fund” means the Savings Association Insurance Fund maintained by the FDIC.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all respects regarding the Hawthorne Insiders, the number of shares of Hawthorne Common Stock held by each such Hawthorne Insider and the number and description of the Hawthorne Options and Hawthorne Warrant held by each such Hawthorne Insider.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Hawthorne and Parent, respectively.

“Starting Price” means $26.15, subject to adjustment pursuant to Section 3.06 and rounded to the nearest whole cent.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Stock” means shares of Hawthorne Common Stock held by Hawthorne or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“Voting Debt” means any bonds, debentures, notes or other indebtedness that provides for the right to vote on matters with respect to which Parent’s stockholders have the right to vote upon.

“Weighting Factor” means, for each member of the Peer Group, the corresponding percentage signified for said Peer Group member in the definition of Peer Group

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Hawthorne shall merge with and into Acquisition Sub in accordance with the applicable provisions of the DGCL (the “Merger”), the separate corporate existence of Hawthorne shall cease and Acquisition Sub shall survive and continue to exist as a corporation incorporated under the DGCL (Acquisition Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and into Parent (the “Acquisition Sub Merger”) in accordance with the Agreement of Merger, the form of which is attached hereto as Annex C.

(b) Name. The name of the Surviving Corporation shall be “CCBI Acquisition Corp.”

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquisition Sub immediately after the Merger shall be the certificate of incorporation and the bylaws of Acquisition Sub as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Acquisition Sub immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Acquisition Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Acquisition Sub certificate of incorporation immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 259 through 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hawthorne shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Hawthorne shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Hawthorne acquired or to be acquired by the Surviving

Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Hawthorne, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent and Acquisition Sub after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the Hawthorne Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 8:00 a.m., Pacific Time, at the principal offices of Parent in Irvine, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and Hawthorne the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Hawthorne Common Stock. Each share of Hawthorne Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.45 shares of Parent Common Stock (the “Exchange Ratio”).

(b) Outstanding Parent Common Stock. Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(c) Outstanding Acquisition Sub Common Stock. Each share of Acquisition Sub Common Stock that is issued and outstanding prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(d) Treasury Stock. Each share of Hawthorne Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.02 Deposit of Parent Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an agent, duly appointed by Parent and reasonably acceptable to Hawthorne (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock and cash in lieu of any fractional shares to be issued pursuant to Sections 3.01(a) and 3.05 in the Merger in exchange for outstanding shares of Hawthorne Common Stock.

3.03 Exchange Procedures.

(a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of Hawthorne Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof and cash in lieu of fractional shares as provided in Section 3.05 hereof. As promptly as practicable after the Effective Time, but in no event later than five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Hawthorne Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement until Parent has received an Affiliate Letter from such person as specified in Section 6.07.

(b) No holder of a Certificate shall be entitled to receive any dividends in respect of the Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the Certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to any holder’s surrender of Certificates, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. Parent shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of Parent Common Stock into which the shares of Hawthorne Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

(c) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of Parent Common Stock to which a holder of Hawthorne Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Hawthorne Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Hawthorne Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Hawthorne Common Stock shall cease to be, and shall have no rights as, stockholders of Hawthorne other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Hawthorne or the Surviving Corporation of shares of Hawthorne Common Stock.

3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Hawthorne Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Parent Common Stock on Nasdaq on the business day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to Parent Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio, the Starting Price and the Parent Closing Average shall be adjusted accordingly. Notwithstanding anything to the contrary stated herein, Parent and Hawthorne agree that the Exchange Ratio shall be adjusted to 1.9333 and the Starting Price shall be adjusted to $19.61 when the four for three stock split of Parent Common Stock declared on January 23, 2004 is effected, subject to further adjustment as provided in this Section 3.06.

3.07 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Hawthorne Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Hawthorne Common Stock in respect of which such deduction and withholding was made by Parent.

3.08 Hawthorne Options and Hawthorne Warrants.

(a) At the Effective Time, each vested Hawthorne Option which is then outstanding, and which is then vested and exercisable without regard to the Merger, shall cease to represent a right to acquire shares of Hawthorne Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each such Hawthorne Option, in accordance with the terms of the Hawthorne Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for Hawthorne and the committee of the Board of Directors of Hawthorne (including, if applicable, the entire Board of Directors of Hawthorne) administering such Hawthorne Stock Option Plan, (ii) each Hawthorne Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Hawthorne Option shall be equal to the number of shares of Hawthorne Common Stock subject to such Hawthorne Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Hawthorne Option shall be adjusted by dividing the per share exercise price under each such Hawthorne Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Hawthorne Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Each Hawthorne Option which is outstanding immediately prior to the Effective Time but which is not vested and exercisable except as a result of the Merger shall not be assumed by Parent or otherwise continued in effect following the Effective Time, and, therefore, in accordance with the terms of the Hawthorne Stock Option Plan and stock option or other agreement by which it is evidenced, each such Hawthorne Option shall become fully vested and exercisable immediately prior to the Effective Time and shall terminate and cease to be outstanding at the Effective Time. Parent and Hawthorne agree to take all necessary steps to effect the foregoing provisions of this Section 3.08(a). As of the Effective Time, Parent shall issue to each holder of an outstanding Hawthorne Option which has been assumed by Parent a document evidencing the conversion and assumption of the Hawthorne Option by Parent pursuant to this Section 3.08(a).

(b) At the Effective Time, each Hawthorne Warrant which is then outstanding, whether or not vested or exercisable, shall cease to represent a right to acquire shares of Hawthorne Common Stock and shall be converted automatically into a warrant to purchase shares of Parent Common Stock, and Parent shall assume each Hawthorne Warrant, in accordance with the terms of the Hawthorne Warrant or other agreement by which it is evidenced, except that from and after the Effective Time, (i) each Hawthorne Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such Hawthorne Warrant shall be equal to the number of shares of Hawthorne Common Stock subject to such Hawthorne Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iii) the per share exercise price under each such Hawthorne Warrant shall be adjusted by dividing the per share exercise price under each such Hawthorne Warrant by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Parent and Hawthorne agree to take all necessary steps to effect the foregoing provisions of this Section 3.08(b), including without limitation the mailing by Parent by first class, U.S. mail, postage prepaid, to each holder of a Hawthorne Warrant of a written instrument setting forth Parent’s agreement to assume such Hawthorne Warrants.

(c) Within ten Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Hawthorne Warrants referred to in paragraph (b) of this Section 3.08, and a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Hawthorne Options referred to in Section 3.08(a), and in each case shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such Hawthorne Options or the Hawthorne Warrants may be sold without a further holding period under Rule 144 under the Securities Act. Notwithstanding the foregoing, Parent acknowledges and agrees that at the Effective Time, it will be bound by and assume all obligations of Hawthorne under the Registration Rights Agreement dated as of December 12, 1995 by and among Hawthorne and each of the Investors (as such term is defined in such Registration Rights Agreement) (the “Registration Rights Agreement”).

3.09 Bank Merger. As soon as practicable after the execution of this Agreement, Hawthorne and Parent shall cause Hawthorne Bank and Parent Bank to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of Hawthorne Bank with and into Parent Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger and the Acquisition Sub Merger. The Bank Merger Agreement provides that the directors of Parent Bank upon consummation of the Bank Merger shall be the directors of Parent Bank immediately prior to the Bank Merger, plus the three Hawthorne Designees.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of Hawthorne. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, Hawthorne will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Hawthorne and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Hawthorne’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Hawthorne capital stock, other than dividends from wholly owned Subsidiaries to Hawthorne or another wholly owned Subsidiary of Hawthorne or as set forth on Schedule 4.01(c) of Hawthorne’s Disclosure Schedule or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Hawthorne or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Hawthorne’s Disclosure Schedule, (iv) for retention bonuses which will not exceed $600,000 in the aggregate and which will be disclosed in writing to Parent and as to which Parent shall not have objected to such payments within two Business Days of written receipt of such written notice, (v) severance payments pursuant to the Hawthorne Financial Corporation and Hawthorne Savings, F.S.B. Severance Plan which has been Previously Disclosed, which severance payments will be disclosed in writing to Parent, or (vi) for grants of awards to newly-hired employees consistent with past practice, which consent shall be deemed to have been received with respect to increases in compensation to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(e) Hiring. Hire any person as an employee of Hawthorne or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Hawthorne’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Hawthorne or a Subsidiary of Hawthorne, as applicable, other than any vice president, senior vice president, executive vice president, or any other senior officer of Hawthorne or any of its Subsidiaries or any other person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $75,000, which consent shall be deemed to have been received to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Hawthorne’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Hawthorne or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Hawthorne and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of Hawthorne’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or $50,000 in the aggregate.

(j) Governing Documents. Amend the Hawthorne Certificate or the Hawthorne Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Hawthorne.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Hawthorne or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Hawthorne or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Hawthorne or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Hawthorne and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Contracts. Enter into any Derivatives Contract.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less.

(r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that Hawthorne Bank shall not make, renew or otherwise modify (i) any Loan (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence) with a principal balance in excess of $5.0 million, (ii) any permanent Loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $3.0 million, or (iii) any Loan in excess of $1.0 million to the extent the Loan contains terms that involve an exception to Hawthorne’s Credit Policy Manual without Parent’s written consent, which consent shall be deemed to have been received to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Hawthorne, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve the goodwill of the customers of Parent and its Subsidiaries and others with whom business relations exist.

(b) Cash Dividends. (i) Make, declare, pay or set aside for payment any cash dividend or cash distribution on or in respect of any shares of Parent capital stock, (ii) directly or indirectly reclassify, purchase or otherwise acquire, any shares of its capital stock or (iii) effect any reorganization, recapitalization or similar transaction with respect to Parent Common Stock.

(c) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Parent and its Subsidiaries taken as a whole.

(d) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(e) Governing Documents. Amend the Parent Articles or Parent Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Parent.

(f) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(g) Capital Stock. Other than pursuant to Parent Benefit Plans (whether or not such Parent Benefit Plans were in existence as of the date of this Agreement or were created thereafter) or Rights which were issued before or Rights which were issued pursuant to Parent Benefit Plans after the date of this Agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or Voting Debt.

(h) Banking Operations. Change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(i) Derivatives Contracts. Enter into any Derivatives Contract.

(j) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation.

(k) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Hawthorne a schedule and Hawthorne has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. No representation or warranty of Hawthorne, Parent or Acquisition Sub contained in Sections 5.03, 5.04 or 5.05, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of Hawthorne. Subject to Sections 5.01 and 5.02, Hawthorne hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. Hawthorne is duly organized, validly existing and in good standing under the laws of the State of Delaware. Hawthorne is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Hawthorne has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) Hawthorne Capital Stock. The authorized capital stock of Hawthorne consists solely of 20,000,000 shares of Hawthorne Common Stock, of which 11,742,611 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Hawthorne Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, 2,108,616 shares of Hawthorne Common Stock were held in treasury by Hawthorne or otherwise directly or indirectly owned by Hawthorne. The outstanding shares of Hawthorne Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Hawthorne Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Hawthorne’s Disclosure Schedule sets forth for each Hawthorne Option and Hawthorne Warrant, as applicable, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Hawthorne Options), the number of shares of Hawthorne Common Stock subject to each Hawthorne Option or Hawthorne Warrant, the number of shares of Hawthorne Common Stock subject to Hawthorne Options and Hawthorne Warrants that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Hawthorne Common Stock reserved for issuance, Hawthorne does not have any Rights issued or outstanding with respect to Hawthorne Common Stock and Hawthorne does not have any commitment to authorize, issue or sell any Hawthorne Common Stock or Rights.

(c) Subsidiaries.

(i) (A) Hawthorne has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth on Schedule 5.03(c) of Hawthorne’s Disclosure Schedule, Hawthorne owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Hawthorne) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Hawthorne or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Hawthorne’s rights to vote or to dispose of such securities and (F) all the equity securities of Hawthorne’s Subsidiaries held by Hawthorne or its Subsidiaries are fully paid and nonassessable and are owned by Hawthorne or its Subsidiaries free and clear of any Liens.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Hawthorne’s Subsidiaries and stock in the Federal Home Loan Bank of San Francisco, Hawthorne does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of Hawthorne’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(iv) The deposit accounts of Hawthorne Bank are insured by the Savings Association Insurance Fund, in the manner and to the maximum extent provided by applicable law, and Hawthorne Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of Hawthorne and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Hawthorne has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Hawthorne’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Hawthorne Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Hawthorne and the Hawthorne Board on or prior to the date hereof. Hawthorne has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of Hawthorne, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Hawthorne or any of its Subsidiaries in connection with the execution, delivery or performance by Hawthorne and Hawthorne Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the respective holders of Hawthorne Common Stock and Parent Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (D) the approval of this Agreement by the holders of the outstanding shares of Hawthorne Common Stock. As of the date hereof, Hawthorne is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Hawthorne and Hawthorne Bank, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Hawthorne or any of its Subsidiaries or to which Hawthorne or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Hawthorne Articles, the Hawthorne Bylaws or similar governing documents of Hawthorne’s Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) Hawthorne’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2000 with the SEC (collectively, Hawthorne’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Hawthorne and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Hawthorne and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since September 30, 2003, neither Hawthorne nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iii) (A) Since September 30, 2003, (A) Hawthorne and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(d), (f), (g), (h), (j), (k) and (n) hereof between September 30, 2003 and the date hereof, (C) except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the action set forth in Sections 4.01(e), (i), (l), (m), (p), (q) and (r) between January 1, 2004 and the date hereof and (D) since September 30, 2003, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Hawthorne.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Hawthorne or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Hawthorne or its Subsidiaries, to cause Hawthorne or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Hawthorne or its Subsidiaries. Except as disclosed in Hawthorne’s Securities Documents filed prior to the date hereof or as Previously Disclosed, since December 31, 2000, no cash, stock or other dividend or any other distribution with respect to the capital stock of Hawthorne or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Hawthorne’s Securities Documents filed prior to the date hereof or as Previously Disclosed, no shares of capital stock of Hawthorne have been purchased, redeemed or otherwise acquired, directly or indirectly, by Hawthorne since September 30, 2003, and no agreements have been made to do the foregoing.

(v) Hawthorne maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Hawthorne and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Hawthorne’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Hawthorne have signed, and Hawthorne has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Hawthorne nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Hawthorne or any of its Subsidiaries and, to Hawthorne’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Hawthorne nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Hawthorne.

(i) Regulatory Matters.

(i) Neither Hawthorne nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “Hawthorne Regulatory Authorities”). Hawthorne and its Subsidiaries have paid all assessments made or imposed by any Hawthorne Regulatory Authority.

(ii) Neither Hawthorne nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Hawthorne Regulatory Authority that such Hawthorne Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of Hawthorne and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Hawthorne’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Hawthorne or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Hawthorne’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to Hawthorne’s Securities Documents or as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Hawthorne or any of its Subsidiaries to indemnification from Hawthorne or any of its Subsidiaries, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by Hawthorne or by any of its Subsidiaries (collectively, “Material Contracts”). Hawthorne has Previously Disclosed and made available to Parent true and correct copies of each such Material Contract.

(ii) Neither Hawthorne nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Hawthorne or any of its Subsidiaries is currently outstanding.

(l) No Brokers. No action has been taken by Hawthorne or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Hawthorne and its Subsidiaries (the “Employees”) and current or former directors of Hawthorne and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed to Parent. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Parent.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Hawthorne is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Hawthorne nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Hawthorne’s knowledge, threatened litigation relating to the Benefit Plans. Neither Hawthorne nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Hawthorne or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Hawthorne or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with Hawthorne under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Hawthorne nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of Hawthorne included in Hawthorne’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Hawthorne or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Hawthorne to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will except as Previously Disclosed, (A) entitle any employees of Hawthorne or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Neither Hawthorne nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Hawthorne or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Hawthorne or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Hawthorne’s knowledge, threatened, nor is Hawthorne or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) Hawthorne and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Hawthorne’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Hawthorne or any of its Subsidiaries, or any property in which Hawthorne or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Hawthorne Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither Hawthorne nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Hawthorne Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Hawthorne nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Hawthorne nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Hawthorne nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Hawthorne’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Hawthorne or any of its Subsidiaries, any currently or formerly owned or operated property, or any Hawthorne Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Hawthorne or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Hawthorne Loan Property; and (viii) Hawthorne has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Hawthorne, its Subsidiaries and any currently owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Hawthorne Group, including Hawthorne and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the Hawthorne Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Hawthorne Group has extended any statutes of limitation with respect to any Taxes of Hawthorne.

(ii) Hawthorne has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Hawthorne for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither Hawthorne nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Hawthorne’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Hawthorne’s Securities Documents filed on or prior to the date hereof.

(iv) Neither Hawthorne nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Hawthorne) or otherwise has any liability for the Taxes of any Person (other than a member of the Hawthorne Group).

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Hawthorne and its Subsidiaries.

(vi) Neither Hawthorne nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii) As of the date hereof, Hawthorne has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Hawthorne or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Neither Hawthorne nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Hawthorne’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Hawthorne or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of Hawthorne and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Hawthorne, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Hawthorne has Previously Disclosed as to Hawthorne and each Hawthorne Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Hawthorne’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Hawthorne’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Hawthorne, a Hawthorne Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the OTS would agree with the loan classifications established by Hawthorne or any of the Hawthorne Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Hawthorne or a Hawthorne Subsidiary, or to the knowledge of Hawthorne, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by Hawthorne or a Subsidiary of Hawthorne or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Hawthorne has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Hawthorne as of September 30, 2003 included in Hawthorne’s Securities Documents or acquired after such date, other than properties sold by Hawthorne in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Hawthorne as of September 30, 2003 included in Hawthorne’s Securities Documents. Except as Previously Disclosed, all real and personal property which is material to Hawthorne’s business on a consolidated basis and leased or licensed by Hawthorne or a Subsidiary of Hawthorne is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. Hawthorne and each Subsidiary of Hawthorne owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Hawthorne, and none of Hawthorne or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Hawthorne and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts. Hawthorne and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Hawthorne nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of Hawthorne and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Hawthorne.

(w) Insurance. Hawthorne has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Hawthorne and its Subsidiaries (“Insurance Policies”). Hawthorne and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hawthorne reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Hawthorne and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. Hawthorne’s allowance for loan losses is in compliance with Hawthorne’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(y) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the issued and outstanding shares of Hawthorne Common Stock is necessary to approve this Agreement and the Merger on behalf of Hawthorne. No other vote of the stockholders of Hawthorne is required by law, the Hawthorne Certificate, the Hawthorne Bylaws or otherwise to approve this Agreement and the Merger.

(ii) Based on the representation and warranty of Parent contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction, including without limitation, Section 203 of the DGCL.

(z) Fairness Opinion. The Hawthorne Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Hawthorne Common Stock from a financial point of view.

(aa) Transactions in Securities.

(i) All offers and sales of Hawthorne Common Stock by Hawthorne were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither Hawthorne, none of Hawthorne’s Subsidiaries nor, to Hawthorne’s knowledge, (a) any director or executive officer of Hawthorne, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Hawthorne Common Stock or other securities issued by Hawthorne (i) during any period when Hawthorne or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(bb) Registration Obligation. Except for the Registration Rights Agreement, neither Hawthorne nor Hawthorne’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(cc) No Agreements on Directorships. Except as Previously Disclosed, neither Hawthorne, any Subsidiary of Hawthorne nor any Hawthorne Affiliate has entered into any agreement which obligates Hawthorne or Hawthorne Bank to elect any individual to serve on the Hawthorne Board or the Hawthorne Bank Board, and as of the date hereof, there are no obligations or commitments on the part of Hawthorne, Hawthorne Bank or any Hawthorne Affiliate to elect any individual to serve on the Hawthorne Board or the Hawthorne Bank Board.

(dd) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02, Parent hereby represents and warrants to Hawthorne as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which 22,472,279 shares were issued and outstanding as of the date hereof, and 100,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Hawthorne Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Parent Bank is duly licensed by the OTS and its deposits are insured by the SAIF in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) except as set forth in Schedule 5.04(c) of Parent’s Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the approval of Parent’s stockholders of this Agreement.

(e) Corporate Authority. Subject to approval of the issuance of Parent Common Stock in the Merger by a majority of the votes cast at the Parent Meeting, this Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Hawthorne, this

Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the respective holders of Hawthorne Common Stock and Parent Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Acquisition Sub Merger (“Articles of Merger”) and (E) the approval of the issuance of Parent Common Stock in the Merger by the holders of the outstanding shares of Parent Common Stock. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since September 30, 2003, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction)

(iii) Since September 30, 2003, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.02 hereof between September 30, 2003 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of Parent and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except a fee to be paid to Credit Suisse First Boston LLC.

(l) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(n) Ownership of Hawthorne Common Stock. None of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Hawthorne Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o) Required Vote. The affirmative vote of the holders of a majority of the votes cast at the Parent Meeting is necessary to approve the issuance of the Parent Common Stock in the Merger on behalf of Parent. No other vote of the stockholders of Parent is required by law, the Parent Articles, the Parent Bylaws or otherwise to approve this Agreement and the Merger.

(p) Fairness Opinion. The Parent Board has received the written opinion of Credit Suisse First Boston LLC to the effect that as of the date hereof the Exchange Ratio to be paid by Parent is fair from a financial point of view to Parent.

(q) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Acquisition Sub. Subject to Sections 5.01 and 5.02, Acquisition Sub hereby represents and warrants to Hawthorne:

(a) Organization, Standing and Authority. Acquisition Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a wholly owned Subsidiary of Parent.

(b) Corporate Power. Acquisition Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Acquisition Sub Merger Agreement and to consummate the Merger and the Acquisition Sub Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority. This Agreement, the Merger, the Acquisition Sub Merger Agreement and the Acquisition Sub Merger have been authorized by all necessary corporate action of Acquisition Sub and the Board of Directors of Acquisition Sub on or prior to the date hereof. Acquisition Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Hawthorne, this Agreement is a valid and legally binding obligation of Acquisition Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities. Acquisition Sub has not conducted any activities or operations other than in connection with the organization of Acquisition Sub, the negotiation and execution of this Agreement and the consummation of the Transaction. Acquisition Sub has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Hawthorne, Parent and Acquisition Sub agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

(a) Hawthorne agrees to take, in accordance with applicable law and the Hawthorne Certificate and the Hawthorne Bylaws, all action necessary to convene as soon as reasonably practicable an annual or special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Hawthorne’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Hawthorne Meeting”). Except for the election of directors or other matters determined reasonably necessary by Hawthorne, no other matters shall be submitted for the approval of the Hawthorne stockholders at the Hawthorne Meeting. The Hawthorne Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Hawthorne Board from withholding, withdrawing, amending or modifying its recommendation if the Hawthorne Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Hawthorne stockholders under applicable law.

(b) Parent agrees to take, in accordance with applicable law and the Parent Articles and Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the Parent Common Stock in the Merger and any other matters required to be approved by Parent’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Parent Meeting”). The Parent Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Parent Board from withholding, withdrawing, amending or modifying its recommendation if the Parent Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Parent stockholders under applicable law.

6.03 Registration Statement.

(a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Hawthorne and Parent constituting a part thereof (the “Proxy Statement”) and all related documents). Hawthorne shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Hawthorne, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Hawthorne agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Hawthorne has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Hawthorne and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Hawthorne and Parent shall promptly mail at their respective expense the Proxy Statement to their respective stockholders.

(b) Each of Hawthorne and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Hawthorne’s and Parent’s respective stockholders and at the time(s) of the Hawthorne Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Hawthorne and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Parent agrees to advise Hawthorne, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of Parent and Hawthorne and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Hawthorne shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. Hawthorne and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Hawthorne and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) Hawthorne agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Hawthorne and to such other information relating to Hawthorne as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Hawthorne as Parent may reasonably request.

(b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Hawthorne and Hawthorne’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Parent and to such other information relating to Parent as Hawthorne may reasonably request and, during such period, it shall furnish promptly to Hawthorne all information concerning the business, properties and personnel of Parent and its Subsidiaries as Hawthorne may reasonably request.

(c) All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the respective Confidentiality Agreements, dated as of December 11, 2003 and November 26, 2003 between Parent and Hawthorne (each, a “Confidentiality Agreement”).

6.07 Affiliates. Hawthorne shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Hawthorne within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Hawthorne Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of Hawthorne Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex D (the “Affiliate Letter”).

6.08 Acquisition Proposals.

(a) Each of Hawthorne and Parent agree that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by such party thereunder. From the date of this Agreement through the Effective Time, each of Hawthorne and Parent shall not, nor shall it authorize or permit any of its directors, officers or employees (and those of any Hawthorne Subsidiary or Parent Subsidiary) or any investment banker, financial advisor, attorney, accountant or other representative retained by it (or any Subsidiary) to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) except in accordance with Section 8.01(j) in the case of Hawthorne, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Hawthorne Meeting or the Parent Meeting, as may be applicable, if a party’s Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its Board’s fiduciary duties under applicable law, such party may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that its Board of Directors believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to the other party and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), following delivery of such notice (1) furnish information with respect to itself and its Subsidiaries to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between Hawthorne and Parent, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Hawthorne or Parent, as the case may be, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Hawthorne or Parent, as the case may be, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Hawthorne or Parent, as the case may be, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hawthorne or Parent, as the case may be, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Hawthorne Common Stock or the Parent Common Stock, as the case may be, then outstanding or all or substantially all of Hawthorne’s or Parent’s, as the case may be, consolidated assets, which after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) on terms which the Board of Directors of Hawthorne or Parent, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Hawthorne or Parent, as the case may be, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of Hawthorne and Parent, as the case may be, set forth in Section 6.08(a), each party shall promptly (within 24 hours) advise the other orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep the other informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to the other all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to the other.

(c) Notwithstanding anything herein to the contrary, each of Hawthorne and Parent and its respective Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act of 1934; provided, however, that compliance with such Rules will in no way limit or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.09 Certain Policies. Prior to the Effective Date, each of Hawthorne and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by Hawthorne or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Hawthorne or its management with any such adjustments.

6.10 Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Hawthorne or a Hawthorne Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective

Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Hawthorne or any Hawthorne Subsidiary or is or was serving at the request of Hawthorne or any of the Hawthorne Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Hawthorne Certificate and the Hawthorne Bylaws or equivalent documents of any Hawthorne Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by Hawthorne pursuant to this Section, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Hawthorne immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Hawthorne for a period of six years after the Effective Time (provided that Parent may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Hawthorne’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 200% of the annual premium currently paid by Hawthorne for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

6.12 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Hawthorne and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Hawthorne and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Hawthorne and its Subsidiaries until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Hawthorne under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Hawthorne and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Hawthorne and its Subsidiaries to the same extent as such service was credited for such purpose by Hawthorne, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Hawthorne and its Subsidiaries that correspond to Parent Benefit Plans until employees of Hawthorne and its Subsidiaries are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Hawthorne’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Hawthorne and its Subsidiaries and current and former directors of Hawthorne and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Hawthorne which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Hawthorne (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of Hawthorne and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

6.13 Parent Board. (a) Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, Timothy R. Chrisman, Gary W. Brummett and Anthony W. Liberati (the “Hawthorne Designees”) as directors of Parent. Such persons shall serve until the first annual meeting of stockholders of Parent following the Effective Time and until his successor is elected and qualified. Subject to the fiduciary duties of the Parent Board, Parent shall include the Hawthorne Designees on the list of nominees for director presented by the Parent Board and for which the Parent Board shall solicit proxies at the first annual meeting of stockholders of Parent following the Effective Time (the “Parent 2005 Annual Meeting”). At the Parent 2005 Annual Meeting, Parent shall re-classify the Parent Board into three classes and, subject to the fiduciary duties of the Parent Board, Parent undertakes to have one of each of the Hawthorne Designees represented in each of such classes. Subject to the fiduciary duties of the Parent Board, Parent agrees that to the extent that one or more of the Hawthorne Designees dies or becomes incapacitated prior to the Effective Time, the remaining Hawthorne Designees may recommend to the Parent Board a person to serve as successor, and provided that such person is reasonably acceptable to the Parent Board, such person shall be appointed to fill the vacancy so created. If, during the initial term prior to the Parent 2005 Annual Meeting or the term immediately following the Parent 2005 Annual Meeting, any one of the Hawthorne Designees vacates the seat they have been elected to for any reason, Parent agrees, subject to the fiduciary duties of the Parent Board, to appoint Harry Radcliffe to replace that director, provided that at the time of such appointment, Mr. Radcliffe or a member of his immediate family or a family trust owns at least 100,000 shares of Parent Common Stock, subject to adjustment as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or similar transaction with respect to the Parent Common Stock following the Effective Time. Additionally, if during the first initial term or the longest term that any of the Hawthorne Designees is elected to at the Parent 2005 Annual Meeting, there is a vacancy that occurs on the Parent Board, Parent agrees to consider Harry Radcliffe to fill the vacancy, so long as he as a member of his immediate family or a family trust continues to own at such time at least 100,000 shares of Parent Common Stock, subject to adjustment as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or similar transaction with respect to the Parent Common Stock following the Effective Time, provided that nothing herein shall obligate Parent to appoint Mr. Radcliffe to the Parent Board under such circumstances. In connection with Parent’s 2004 Annual Meeting of Stockholders, Parent shall take appropriate steps to reduce the size of the Parent Board by one member such that as of the Effective Time, taking into consideration the Hawthorne Designees, the Parent Board shall consist of nine members.

(b) Parent agrees that for a period of one year from the Effective Time, it shall take no action which would cause any of the Hawthorne Designees to fail to be an “independent” director for purposes of the Exchange Act, the regulations promulgated thereunder and the Marketplace Rules of the Nasdaq Stock Market (“Nasdaq Rules”). In addition, Parent agrees that from the Effective Time until the Parent 2005 Annual Meeting, the number of directors on the Parent Board who are “independent” for purposes of the Exchange Act, the regulations promulgated thereunder and the Nasdaq Rules shall not be less than two-thirds of the entire Parent Board.

6.14 Notification of Certain Matters. Each of Hawthorne and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15 Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.01(b) which Parent determines would materially reduce the benefits of the Transaction as provided in Section 7.01(b), Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

6.16 Estoppel Letters. Hawthorne shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing with respect to all real estate (i) owned by Hawthorne or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex F from all tenants and (ii) leased by Hawthorne or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex G from all lessors.

6.17 Exemption From Liability Under Section 16(b). Assuming that Hawthorne delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Hawthorne Insiders of Parent Common Stock in exchange for shares of Hawthorne Common Stock, and of options and warrants to purchase Parent Common Stock upon conversion of Hawthorne Options and Hawthorne Warrants, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Hawthorne to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

6.18 Assumption of Indenture Obligation. Following the Acquisition Sub Merger, Parent shall execute such supplemental indentures and provide such documents including without limitation legal opinions, as are reasonably required upon a merger or consolidation of Hawthorne under the indentures, trust agreements, guarantee agreements and other agreements entered into by Hawthorne or any of its Subsidiaries in connection with the issuance of debentures and capital securities by Hawthorne and HFC Capital Trust I, HFC Capital Trust II, HFC Capital Trust III, and HFC Capital Trust IV.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Hawthorne Common Stock and the holders of shares of Parent Common Stock shall have duly approved the issuance of the shares of Parent Common Stock in the Merger.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of Parent and Hawthorne shall have received the written opinion of Patton Boggs LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Hawthorne and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Hawthorne Common Stock who receive Parent Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (ii) the basis of such Parent Common Stock will equal the basis of the Hawthorne Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, (iii) the holding period of such Parent Common Stock will include the holding period of the Hawthorne Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time, and (iv) the holders of Hawthorne Warrants shall not recognize gain or loss as a result of their exchange of Hawthorne Warrants for warrants to acquire Parent Common Stock

7.02 Conditions to Obligation of Hawthorne. The obligation of Hawthorne to consummate the Merger is also subject to the fulfillment or written waiver by Hawthorne prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Hawthorne shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Hawthorne shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Other Actions. Parent shall have furnished Hawthorne with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Hawthorne may reasonably request.

7.03 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Hawthorne set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Hawthorne by the Chief Executive Officer and the Chief Financial Officer of Hawthorne to such effect.

(b) Performance of Obligations of Hawthorne. Hawthorne shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Hawthorne by the Chief Executive Officer and the Chief Financial Officer of Hawthorne to such effect.

(c) Other Actions. Hawthorne shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent in writing of Parent and Hawthorne if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, provided that the terminating party (or if Parent is the terminating party, Acquisition Sub) is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.2), by Parent or Hawthorne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or Acquisition Sub, on the one hand, or Hawthorne, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or Acquisition Sub, on the one hand, or Hawthorne, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Hawthorne, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Parent or Hawthorne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 27, 2004, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or Acquisition Sub, in the case of Parent, set forth in this Agreement or (ii) the failure of any of the Hawthorne Shareholders (if Hawthorne is the party seeking to terminate) or any of the Parent Shareholders (if Parent is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Hawthorne Shareholder Agreement or Parent Shareholder Agreement.

(d) No Regulatory Approval. By Parent or Hawthorne, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party (or Acquisition Sub, in the case of Parent) set forth herein.

(e) No Hawthorne Stockholder Approval. By either Parent or Hawthorne, if any approval of the stockholders of Hawthorne contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Hawthorne Meeting or at any adjournment or postponement thereof.

(f) No Parent Stockholder Approval. By either Parent or Hawthorne, if any approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Parent Meeting or at any adjournment or postponement thereof.

(g) Hawthorne Failure to Recommend. At any time prior to Hawthorne Meeting, by Parent if (i) Hawthorne shall have breached Section 6.08 in any respect materially adverse to Parent, (ii) the Hawthorne Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent or (iii) Hawthorne shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the Hawthorne Meeting in accordance with Section 6.02(a).

(h) Parent Failure to Recommend. At any time prior to Parent Meeting, by Hawthorne if (i) Parent shall have breached Section 6.08 in any respect materially adverse to Hawthorne, (ii) the Parent Board shall have failed to make its recommendation referred to in Section 6.02(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Hawthorne or (iii) Parent shall have materially breached its obligations under Section 6.02(b) by failing to call, give notice of, convene and hold the Parent Meeting in accordance with Section 6.02(b).

(i) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 15% or more of the outstanding shares of Hawthorne Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Hawthorne Board recommends that the stockholders of Hawthorne tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(j) Superior Proposal. At any time prior to the Hawthorne Meeting, by Hawthorne in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Hawthorne and the Hawthorne Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Hawthorne pursuant to this Section 8.01(j) only after the fifth Business Day following Hawthorne’s provision of written notice to Parent advising Parent that the Hawthorne Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to Hawthorne that the Hawthorne Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(k) Possible Adjustment. By Hawthorne, if the Hawthorne Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

(i) The Parent Closing Average shall be less than 80.0% of the Starting Price; and

(ii) (x) the number obtained by dividing the Parent Closing Average by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (y) the number obtained by dividing the Peer Group Index on the Determination Date by the Peer Group Starting Index (such number being referred to herein as the “Index Ratio”) by more than 0.20; subject, however, to the following three sentences. If Hawthorne elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Hawthorne Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the Parent Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the Index Ratio and (B) 0.20, multiplied by the product of (1) the Exchange Ratio (as then in effect) and (2) the Starting Price, and the denominator of which is the Parent Closing Average. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Hawthorne of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(k).

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

(b) If this Agreement is terminated by either Parent or Hawthorne pursuant to a breach as provided in Section 8.01(b), the breaching party shall promptly pay to the non-breaching party $4.0 million, without prejudice to any other rights or remedies as may be available to Parent under Section 8.02(c) below or Hawthorne under Section 8.02(d) below.

(c) The parties hereto agree that Hawthorne shall pay Parent the sum of $18.0 million (the “Hawthorne Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (i) or by Hawthorne pursuant to Section 8.01(j), in either of which case payment shall be made to Parent on the second Business Day following the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or Hawthorne pursuant to Section 8.01(c) and at the time of such termination no vote of the Hawthorne stockholders contemplated by this Agreement at the Hawthorne Meeting shall have occurred, or (C) by either Parent or Hawthorne pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Hawthorne or the Hawthorne Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Hawthorne contemplated by this

Agreement at the Hawthorne Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 15 months after such termination Hawthorne enters into an agreement with respect to a Control Transaction (as defined below) or consummates a Control Transaction which is the subject of an Acquisition Proposal, then Hawthorne shall pay to Parent the Hawthorne Termination Fee on the date of execution of such agreement or consummation of a Control Transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of this Agreement, the Hawthorne Termination Fee shall be payable by Hawthorne to Parent only upon consummation of a Control Transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 15 months after termination of this Agreement. As used in this Section 8.02(c)(ii), a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of Hawthorne or Hawthorne Bank or substantially all of the assets of Hawthorne or Hawthorne Bank.

Any payment previously made to Parent pursuant to Section 8.02(b) shall be credited against any amount due under 8.02(c)(i) and any payment previously made to Parent pursuant to Section 8.02(b) or 8.02(c)(i) shall be credited against any amount due under this Section 8.02(c)(ii), such that in no event will the amount payable to Parent pursuant to Sections 8.02(b) and (c) exceed $18.0 million. Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(d) The parties hereto agree that Parent shall pay Hawthorne the sum of $18.0 million (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) If this Agreement is terminated by Hawthorne pursuant to Section 8.01(h), payment shall be made to Parent on the second Business Day following the termination of this Agreement; or

(ii) If (x) this Agreement is terminated by (A) Hawthorne pursuant to Section 8.01(b), (B) by either Parent or Hawthorne pursuant to Section 8.01(c) and at the time of such termination no vote of the Parent stockholders contemplated by this Agreement at the Parent Meeting shall have occurred, or (C) by either Parent or Hawthorne pursuant to Section 8.01(f), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Parent or the Parent Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Parent contemplated by this Agreement at the Parent Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 15 months after such termination Parent enters into an agreement with respect to a Control Transaction (as defined below) or consummates a Control Transaction which is the subject of an Acquisition Proposal, then Parent shall pay to Hawthorne the Parent Termination Fee on the date of execution of such agreement or consummation of a Control Transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of this Agreement, the Parent Termination Fee shall be payable by Parent to Hawthorne only upon consummation of a Control Transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 15 months after termination of this Agreement. As used in this Section 8.02(d)(ii), a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of Parent or Parent Bank or substantially all of the assets of Parent or Parent Bank.

Any payment previously made to Hawthorne to Section 8.02(b) shall be credited against any amount due under 8.02(d)(i) and any payment previously made to Hawthorne pursuant to Section 8.02(b) or 8.02(d)(i) shall be credited against any amount due under this Section 8.02(d)(ii), such that in no event will the amount payable to

Hawthorne pursuant to Sections 8.02(b) and (c) exceed $18.0 million. Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by Hawthorne.

(e) Hawthorne and Parent agree that the agreements contained in paragraphs (c) and (d) of this Section 8.02 are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent and Hawthorne would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Hawthorne or Parent. If either party fails to pay the other party the amounts due under paragraphs (c) and (d) above within the time periods specified therein, the party requested to make such payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Hawthorne Meeting no amendment shall be made which by law requires further approval by the stockholders of Hawthorne without obtaining such approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Hawthorne and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Hawthorne to:

Hawthorne Financial Corporation

2381 Rosecrans Avenue, 2nd Floor

El Segundo, California 90245

Attention: Simone Lagomarsino,

President and Chief Executive Officer

Fax: (301) 725-5831

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Attention: William T. Quicksilver, Esq.

Fax: (310) 312-4224

If to Parent or Acquisition Sub to:

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman

and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Norman B. Antin, Esq.

                 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Acquisition Sub Merger Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Acquisition Sub Merger Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Hawthorne or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (January 27, 2004).

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Hawthorne set forth herein, subject to the prior written consent of Hawthorne, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Hawthorne Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Hawthorne’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

CCBI ACQUISITION CORP.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chief Executive Officer

HAWTHORNE FINANCIAL CORPORATION

By:	/s/ SIMONE LAGOMARSINO
Name:	Simone Lagomarsino
Title:	President and Chief Executive Officer

ANNEX B

CREDIT SUISSE FIRST BOSTON LLC
2121 Avenue of the Stars Fox Plaza, Suite 3100 Los Angeles, CA 90067	Telephone 310 282 7622 Telefax 310 785 5179

January 27, 2004

Board of Directors

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Commercial Capital Bancorp, Inc. (the “Acquiror”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of January 27, 2004 (the “Merger Agreement”), by and between Hawthorne Financial Corporation (the “Company”) and the Acquiror. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into 1.45 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of the Acquiror (“Acquiror Common Stock”).

In arriving at our opinion, we have reviewed the Merger Agreement, as well as certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, we have been advised by the managements of the Company and the Acquiror, and we have assumed, that such financial forecasts (and adjustments thereto) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. In addition, we have also relied, without independent verification, upon the views of the management of the Acquiror relating to the synergistic values and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of the Company and the Acquiror. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger, and that the Merger will be consummated in accordance

B-1

Board of Directors

January 27, 2004

with the terms of the Merger Agreement, without waiver, amendment or modification of any material terms, conditions or agreements therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the actual value of Acquiror Common Stock will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which such Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have acted as financial advisor of the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided financial and investment banking services to the Acquiror unrelated to the Merger and we may in the future provide certain investment banking and financial services to the Acquiror and its affiliates for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Acquiror, from a financial point of view.

Very truly yours,

/s/ CREDIT SUISSE FIRST BOSTON LLC
CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C

January 27, 2004

Board of Directors

Hawthorne Financial Corporation

2381 Rosecrans Avenue

El Segundo, CA 90245

Ladies and Gentlemen:

Hawthorne Financial Corporation (“Hawthorne”), Commercial Capital Bancorp, Inc. (“Commercial Capital”) and CCBI Acquisition Corp., a wholly-owned subsidiary of Commercial Capital (“CCBIAC”), have entered into an Agreement and Plan of Merger, dated as of January 27, 2004 (the “Agreement”), pursuant to which Hawthorne will be acquired by Commercial Capital through the merger of Hawthorne with and into CCBIAC (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Hawthorne common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the “Hawthorne Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive 1.45 shares (the “Exchange Ratio”) of common stock, par value $.001 per share, of Commercial Capital. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Hawthorne Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Hawthorne that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Commercial Capital that we deemed relevant; (iv) internal financial projections for Hawthorne for the years ending December 31, 2004 and 2005 prepared by and reviewed with management of Hawthorne; (v) internal financial projections for Commercial Capital for the years ending December 31, 2004 and 2005 prepared by and reviewed with management of Commercial Capital and earnings per share estimates for Commercial Capital for the years ending December 31, 2004 and 2005 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Commercial Capital, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Commercial Capital; (vii) the relative contributions of assets, liabilities, equity and earnings of Hawthorne and Commercial Capital to the resulting institution; (viii) the publicly reported historical price and trading activity for Hawthorne’s and Commercial Capital’s common stock, including a comparison of certain financial and stock market information for Hawthorne and Commercial Capital with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Hawthorne the business, financial condition, results of operations and prospects of Hawthorne and held similar discussions with certain members of senior management of Commercial Capital regarding the business, financial condition, results of operations and prospects of Commercial Capital. In connection with our engagement, at the request of Hawthorne, we did make

Board of Directors

Hawthorne Financial Corporation

January 27, 2004

inquiry of another financial institution regarding their interest in a potential transaction; however, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hawthorne or Commercial Capital or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Hawthorne and Commercial Capital that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hawthorne or Commercial Capital or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Hawthorne or Commercial Capital nor have we reviewed any individual credit files relating to Hawthorne or Commercial Capital. We have assumed, with your consent, that the respective allowances for loan losses for both Hawthorne and Commercial Capital are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the internal financial projections for Hawthorne and Commercial Capital and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Hawthorne and Commercial Capital and used by Sandler O’Neill in its analyses, the managements of Hawthorne and Commercial Capital confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Hawthorne and Commercial Capital and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Hawthorne’s or Commercial Capital’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Hawthorne and Commercial Capital will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Hawthorne has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Commercial Capital’s common stock will be when issued to Hawthorne’s shareholders pursuant to the Agreement or the prices at which Hawthorne’s or Commercial Capital’s common stock may trade at any time.

We have acted as Hawthorne’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Hawthorne has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to Hawthorne in

Board of Directors

Hawthorne Financial Corporation

January 27, 2004

the past and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Commercial Capital, including managing Commercial Capital’s initial public offering completed in December 2002, and have received compensation for such services, and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Hawthorne and Commercial Capital and their affiliates. We may also actively trade the debt and/or equity securities of Hawthorne and Commercial Capital and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Hawthorne in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Hawthorne as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to Hawthorne shareholders from a financial point of view and does not address the underlying business decision of Hawthorne to engage in the Merger, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Hawthorne or the effect of any other transaction in which Hawthorne might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/Prospectus of Hawthorne and Commercial Capital relating to the Merger and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of Hawthorne Shares from a financial point of view.

Very truly yours,

/s/    Sandler O’Neill & Partners, L.P.

ANNEX D

COMMERCIAL CAPITAL BANCORP, INC.

AUDIT COMMITTEE

CHARTER

The Board of Directors of Commercial Capital Bancorp, Inc. (the “Company”) has constituted and established an Audit and Compliance Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.

A. COMPOSITION

The Committee shall consist of three or more directors, each of whom is “independent” as such term is defined in the Sarbanes-Oxley Act of 2002 (the “Act”) and regulations promulgated thereunder and under the rules of the NASDAQ National Market.

Each director shall be free from any relationship that, in the opinion of the Board of Directors, as evidenced by its annual selection of such Committee members, would interfere with the exercise of independent judgment as a Committee member. Each Committee member shall be able to read and understand financial statements (including the company’s balance sheet, income statement and cash flow statement). At least one Committee member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience resulting in financial sophistication (including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities) such that he or she meets the definition of a “financial expert” as such term is defined in regulations issued by the Securities and Exchange Commission (the “SEC”).

These requirements are intended to satisfy the Act and the NASDAQ listing requirements relating to the composition of audit committees, and shall be construed accordingly.

B. MISSION STATEMENT AND PRINCIPAL FUNCTIONS

The Committee shall have access to all records of the Company and shall have and may exercise such powers as are appropriate to its purpose. The Committee shall perform the following functions:

(1)	Understand the accounting policies used by the Company for financial reporting and tax purposes and approve their application; it shall also consider any significant changes in accounting policies that are proposed by management or required by regulatory or professional authorities.

(2)	Review the Company’s audited financial statements and related footnotes and the “Management’s Discussion and Analysis” portion of the annual report on Form 10-K prior to the filing of such report, and recommend to the Board of Directors whether such financial statements shall be included in the Company’s annual report on Form 10-K, based upon the Committee’s review and discussions with its independent public accounting firm.

(3)	Review the Company’s unaudited financial statements and related footnotes and the “Management Discussion and Analysis” portion of the Company’s Form 10-Q for each interim quarter and ensure that the independent public accounting firm also reviews the Company’s interim financial statements before the Company files its quarterly report on Form 10-Q with the SEC.

(4)	Study the format and timeliness of financial reports presented to the public or used internally and, when indicated, recommend changes for appropriate consideration by management.

(5)	Meet with the Company’s legal counsel to review legal matters that may have a significant impact on the Company or its financial reports.

(6)	Ensure that management has been diligent and prudent in establishing accounting provisions for probable losses or doubtful values and in making appropriate disclosures of significant financial conditions or events.

(7)	Review press releases submitted by management in connection with the release of quarterly, annual, or special financial statements. In respect thereto, recommend to the Chairman of the Board any changes that appear necessary to conform releases with appropriate professional practice.

(8)	Review and reassess the adequacy of this Charter annually.

Independent accountants:

(9)	Be ultimately responsible for the appointment and approval, compensation and oversight of the audit work of an independent public accounting firm employed for the purpose of preparing or issuing an audit report with respect to the Company; such independent public accounting firm shall be duly registered with the Public Accounting Oversight Board following its establishment (all references herein to a registered public accounting firm shall mean an independent public accounting firm prior to the establishment of the Public Accounting Oversight Board and a registered public accounting firm following the establishment of the Public Accounting Oversight Board); and such registered public accounting firm shall be instructed to report directly to the Committee.

(10)	Approve in advance any non-audit service permitted by the Act, including tax services, that its registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Act.

(11)	To the extent required by applicable regulations, disclose in periodic reports filed by the Company approval by the Committee of allowable non-audit services to be performed for the Company by the registered public accounting firm performing the Company’s audit.

(12)	Delegate to one or more members of the Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Committee at its next scheduled meeting for ratification.

(13)	Receive a timely report from its registered public accounting firm performing the audit of the Company, which details: (1) all critical accounting policies and practices to be used in the audit; (2) all alternate treatment of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosure and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and the management of the Company, including, but not limited to, any management letter or scheduled or unadjusted differences.

(14)	Ensure that the registered public accounting firm submits to the Committee written disclosures and the letter from the registered public accounting firm required by Independence Standards Board Standard No. 1 [Independence Discussions with Audit Committees], and discuss with the registered public accounting firm’s their independence.

(15)	Discuss with the registered public accounting firm the matters required to be discussed by SAS 61 [Communication with Audit Committees] and SAS 90 [Audit Committee Communications].

(16)	Engage independent counsel and other advisers, as the Committee may determine in its sole discretion to be necessary, to carry out the Committee’s duties.

(17)	Submit to the Chief Financial Officer of the Company both an annual budget and invoices to fund appropriate compensation to the registered public accounting firm employed by the Company for the purpose of rendering or issuing an audit report and for compensation of others employed by the Committee.

(18)	Obtain from the registered public accounting firm, at least annually, a formal written statement delineating all relationships between the registered public accounting firm and the Company, and at least annually discuss with the registered public accounting firm any relationship or services which may impact the registered public accounting firm’s objectivity or independence, and take appropriate actions to ensure such independence.

Internal Audit Department:

(19)	Cause to be maintained an appropriate internal audit program covering the Company and all its subsidiaries (each, a “Subsidiary”) by internal auditors who report to the Committee and the Board of Directors.

(20)	Review and approve the audit plan and budget of the Internal Audit Department, which may be established for any Subsidiary, which shall report at least annually to the Committee regarding the staffing plans, financial budget and audit schedules and the adequacy thereof.

(21)	Act upon management’s recommendation in regard to the selection of and/or the dismissal of the Director of Internal Audit.

(22)	Review the scope and coordination efforts of the joint internal/external audit program with both internal auditors and the registered public accounting firm.

(23)	Review reports of any material defalcations and other reportable incidents related to the financial statements or financial reporting of each Subsidiary and supervise and direct any special projects or investigations considered necessary by the Committee.

(24)	Review reports of internal auditors and examinations made by regulatory agencies and management’s response to them, evaluate the reports in regard to control and/or compliance implications and determine whether appropriate corrective action has been implemented.

(25)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Regulatory Compliance:

(26)	Cause to be maintained an appropriate regulatory compliance program covering the Company and its Subsidiaries to aid compliance with the laws and regulations applicable to financial institutions.

(27)	Review reports of the compliance officer covering the scope and adequacy of the compliance program, the degree of compliance and cooperation, and the implementation of corrective actions (if necessary or appropriate).

(28)	To the extent applicable, receive reports on a Subsidiary’s compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act and review the basis for the reports issued under the rule with management, the Internal Audit Department and the registered public accounting firm.

Internal Control:

(29)	Review periodically the scope and implications of the Company’s and all Subsidiary’s internal financial procedures and consider their adequacy.

(30)	Maintain direct access to the staff of each Subsidiary. If useful, require that studies be initiated on subjects of special interest to the Committee.

(31)	Review the comments on internal control submitted by the internal auditors and the registered public accounting firm to ensure that appropriate suggestions for improvement are promptly considered for insertion into a Subsidiary’s internal financial procedure.

(32)	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Regulatory Examiners

(33)	Meet with representatives of the applicable regulatory examiners of the institution and discuss matters relating to their review and supervision of the organization.

(34)	Ensure management has taken appropriate corrective action regarding any significant regulatory matters reported by the examiners.

Special Duties:

(35)	Make special studies of matters related to the financial operations of the Company or its Subsidiaries or to allegations of managerial misconduct by its executives.

C. MEETINGS

Meetings of the Committee will be held at least quarterly and such other times as shall be required by the Chairman of the Board, or by a majority of the members of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof. Written minutes pertaining to each meeting shall be filed with the Secretary and an oral report shall be presented by the Committee at each Board meeting.

At the invitation of the Chairman of the Committee, the meetings shall be attended by the Chief Executive Officer, the Chief Financial Officer, the representatives of the registered public accounting firm, and such other persons whose attendance is appropriate to the matters under consideration.

Amended by Committee

as of January 22, 2004

Approved by Board

as of January 22, 2004

ANNEX E

FORM OF

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

COMMERCIAL CAPITAL BANCORP, INC.

The undersigned, being a duly authorized officer of Commercial Capital Bancorp, Inc., a Nevada corporation (the “Corporation”), hereby certifies, pursuant to Section 78.390 of the Nevada Revised Statutes (“NRS”), that:

1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on June 18, 1999, and amended December 22, 2000.

2. The majority of the stockholders holding shares entitled to vote pursuant to Section 78.390 of the NRS, having been presented with a resolution from the board of directors of the Corporation recommending that the Articles of Incorporation of the Corporation be amended to increase the number of authorized shares of common stock, adopted and approved such resolution in its entirety and directed the undersigned officer of the Corporation to file this Certificate of Amendment of the Articles of Incorporation with the Secretary of State.

3. Paragraph (a) of Article Fourth of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: (a) The Corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock”, respectively. The number of shares of Preferred Stock authorized to be issued is 100,000,000 and the number of shares of Common Stock authorized to be issued is 200,000,000. The par value of the Preferred Stock shall be $.001 per share, and the par value of the Common Stock shall be $.001 per share. Each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

4. The foregoing amendments of the Corporation’s Articles of Incorporation have been duly approved by the Corporation’s board of directors and shareholders.

IN WITNESS WHEREOF, I have set my hand this          day of                         , 2004.

Stephen H. Gordon, Chairman and Chief Executive Officer

E-1

ANNEX F

COMMERCIAL CAPITAL BANCORP, INC.

EXECUTIVE PERFORMANCE-BASED COMPENSATION POLICY

Purpose

The purpose of Commercial Capital Bancorp, Inc. (the “Company”) Executive Performance-Based Compensation Policy (the “Policy”) is to establish (1) one or more performance goals for the payment of incentive compensation other than stock options and (2) the maximum amount of such incentive compensation that may be paid to certain executive officers of the Company. It is the intention of the Compensation Committee of the Board of Directors of the Company that the incentive compensation awarded to each Covered Executive Officer be deductible by the Company for federal income tax purposes in compliance with Section 162(m) of the Internal Revenue Code, any regulations promulgated there under, and any related rulings or advisory opinions published by the Internal Revenue Service.

Covered Executive Officers

This policy shall apply to any employee (a “Covered Executive Officer”) who, on the last day of a calendar year is either (1) the chief executive officer of the Company or is acting in such capacity, or (2) is among the four highest compensated executive officers (other than the chief executive officer) of the Company. The executive compensation disclosure rules contained under the Securities Exchange Act of 1934 shall determine whether an employee is among the four highest compensated executive officers of the Company. Any award intended to be made in accordance with this Policy shall be available only for individuals who meet the definition of Covered Executive Officer on December 31 of any calendar year to which such award applies.

Incentive Compensation Award and Establishment of Performance Goals

An incentive compensation award to a Covered Executive Officer may be paid in the form of cash, stock, restricted stock, other stock-based compensation, or any combination thereof. The payment of an incentive compensation award to a Covered Executive Officer will be dependent upon the attainment of the performance goal or goals for the Performance Period established for such Covered Executive Officer by the Compensation Committee as provided herein. The Compensation Committee shall have the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding the attainment of any performance goal.

The Compensation Committee shall establish in writing one or more performance goals for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Internal Revenue Code. Performance goals may be based upon any one or more of the following business criteria (as defined in Definitions section below), while enabling the Compensation Committee to consider the Company’s performance in light of current economic conditions:

•	Return on Average Equity

•	Return on Average Assets

•	Net Income Growth

•	Efficiency Ratio

•	Nonperforming Assets to Total Assets

•	Earnings Per Share

•	Total Market Capitalization

•	Total Shareholders’ Return

The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed 2.0% percent of the Company’s pre-tax net income as defined below. Such dollar amount shall be measured as of December 31 of the calendar year to which such award applies.

Definitions

“Earnings Per Share” shall mean the Company’s diluted earnings per share as reported in the Company’s consolidated financial statements for the Performance Period, adjusted in the same manner as provided below for Net Income.

“Efficiency Ratio” shall mean the amount of noninterest expenses less loss on early extinguishment of debt for the applicable Performance Period as reported in the Company’s consolidated financial statements, divided by the sum of total interest income and total noninterest income for the same period.

“Net Income “ shall mean the Company’s net income for the applicable Performance Period as reported in the Company’s consolidated financial statements, adjusted to eliminate the effect of: (1) the cumulative effect of changes in generally accepted accounting principles; and (2) any other unusual or non-recurring gain or loss, which shall be separately identified and reported.

“Net Income Growth” shall mean the difference between the Company’s net income for the applicable Performance Period and the net income for the immediately preceding Performance Period as reported in the Company’s consolidated financial statements, divided by the net income for that immediately preceding Performance Period.

“Nonperforming Assets to Total Assets” shall mean the dollar amount of nonperforming assets (the sum of nonperforming loans and real estate owned, net of allowance for loan losses and other reserves), divided by total assets as reported in the Company’s consolidated financial statements as of December 31 of the Performance Period.

“Performance Period” shall mean a calendar year, commencing January 1 and ending on December 31.

“Pre-tax net income” shall mean income before income tax expense as reported in the Company’s consolidated financial statements adjusted to eliminate the effect of (1) the cumulative effect of changes in generally accepted accounting principles, and (2) any other unusual or non-recurring gain or loss, which shall be separately reported and identified.

“Return on Average Assets” shall mean the net income of the Company divided by the average total assets reported in the Company’s consolidated financial statements for the applicable Performance Period.

“Return on Average Equity” shall mean the net income of the Company divided by the average total common equity as reported in the Company’s consolidated financial statements for the Performance Period.

“Total Market Capitalization” shall mean the total number of shares of the Company’s common stock outstanding times the closing market price per share.

“Total Shareholders’ Return” shall mean the difference between the Company’s closing market price per share of its common stock as of December 31 of the Performance Period to which the award applies and the closing market price per share of its common stock as of December 31 of the immediately preceding Performance Period, divided by the closing market price per share as of December 31 of the immediately preceding Performance Period.

Effective Date, Amendment and Termination

Subject to approval by the shareholders of the Company, this Policy shall be effective as of January 1, 2004. No incentive compensation award shall be paid pursuant to this Policy unless the shareholders of this Company have approved this Policy. The Compensation Committee may at any time terminate, suspend, amend or modify this Policy except that shareholder approval shall be required for any amendment or modification of this Policy that, in the opinion of counsel, would be required by Section 162(m) of the Internal Revenue Code or the applicable regulations.

ANNEX G

COMMERCIAL CAPITAL BANCORP, INC.

2004 LONG-TERM INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT OF THE PLAN

Commercial Capital Bancorp, Inc. (the “Company”) hereby establishes the Commercial Capital Bancorp, Inc. 2004 Long-Term Incentive (the “Plan”) upon the terms and conditions hereinafter stated. The Purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging officers, employees, directors and individuals performing services for the Company or its subsidiaries as consultants or independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (c) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of options to purchase shares of the Company, restricted stock or stock appreciation rights.

ARTICLE II

DEFINITIONS

2.01 “Award” means any stock option, restricted stock award or stock appreciation right granted to a Participant under the Plan.

2.02 “Board” means the Board of Directors of the Company.

2.03 “Code” means the Internal Revenue Code of 1986, as amended.

2.04 “Common Stock” means shares of the common stock, $0.001 par value per share, of the Company.

2.05 “Disability” means any physical or mental impairment which qualifies an Employee for disability benefits under any applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

2.06 “Effective Date” means the date upon which the Board approves this Plan.

2.07 “Employee” means any person who is employed by the Company or a subsidiary thereof, and whose wages are reported on a Form W-2. The Company classification as to who is an Employee shall be determinative for purposes of an individual’s eligibility under the Plan.

2.08 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.09 “Fair Market Value” of a share of the Company’s Common Stock for all purposes under the Plan on a particular date shall be the most recent valuation adopted by the Board in good faith of the fair market value of each share of the Company’s Common Stock; provided that, as long as the Common Stock is registered under Section 12 or Section 15 of the Exchange Act, the Fair Market Value of the Company’ Common Stock shall be the closing price per share of Common Stock on such date, or in case no such sale takes place on such date, the last date on which a sale occurred, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq market, or if the Common Stock is not listed or admitted for trading or included for quotation, in the over-the-counter market, as reported by the NASD Automatic Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock, or such other method of valuation as may be selected by the Board in good faith.

If the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term “trading day” means a day on which public trading of securities occurs and as reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, any business day.

2.10 “Grantee” refers to any Participant in the Plan who receives an Award.

2.11 “Incentive Stock Option” means any Award granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

2.12 “Non-Qualified Stock Option” means any Award granted under this Plan which is a stock option but is not an Incentive Stock Option.

2.13 “Officer” means any Employee of the Company or any of its subsidiaries who is designated by the Board as a corporate officer.

2.14 “Option” means an award of an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 7.01 hereof.

2.15 “Participant” means any Employee, Officer, director, consultant or independent contractor who is designated by the Board pursuant to Article VI to participate in the Plan.

2.16 “Restricted Stock Award” means an Award granted under Section 7.02 hereof.

2.17 “Sale Event” means the consummation of (i) a dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

2.18 “Securities Act” means the Securities Act of 1933, as amended.

2.19 “Stock Appreciation Right” or “SAR” means an Award granted under Section 7.03 hereof.

2.20 “Stock Award Agreement” means the written agreement pursuant to Article VI hereof that sets forth the terms, conditions, restrictions and privileges for an Award and that incorporates the terms of the Plan.

ARTICLE III

ADMINISTRATION OF THE PLAN AND MISCELLANEOUS

3.01 Plan Administration. The Plan shall be administered by the Compensation Committee (the “Committee”). The Committee shall be responsible to the Board for the overall administration and operation of the Plan, although the Committee may, in its discretion, delegate to one or more officers responsibility for the day-to-day operation of the Plan. The Board shall make all determinations with respect to participation in the Plan by Employees, Officers, directors, consultants or independent contractors of the Company or any of its subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Board or the Committee shall be final. No member of the Board shall be liable for any action or determination made by him or her in good faith

3.02 Limitation on Liability. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent allowed by law and the Company’s Certificate of Incorporation and Bylaws, the Board and the Committee shall be indemnified by the Company in respect of all their activities under the Plan.

3.03 Compliance with Law and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of, or obtaining of consents or approvals with respect to, such shares under any Federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.04 Restrictions on Transfer. The Company shall place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such may be restricted as permitted by applicable laws and regulations.

3.05 Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, Participants shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, or grant any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Common Stock received pursuant to the Plan without the prior written consent of the Company. Such restriction (the “Market Stand-Off”) shall be in effect for a period of time following the date of the final prospectus for the offering as may be requested by the Company or its underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Common Stock subject to the Market Stand-Off, or into which such Common Stock thereby becomes convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to Common Stock received pursuant to the Plan until the end of the applicable market Stand-Off period.

ARTICLE IV

ELIGIBILITY

Awards may be granted to such Employees, Officers, directors, consultants or independent contractors as may be designated from time to time by the Board, pursuant to guidelines, if any, which may be adopted by the Committee from time to time.

ARTICLE V

COMMON STOCK AVAILABLE FOR THE PLAN

The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be one million (1,000,000). If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in Common Stock, merger, consolidation, reorganization, recapitalization, reincorporation, or the like, the Board may make appropriate adjustment in the number of shares of Common Stock authorized by the Plan and in the number and exercise price of shares covered by outstanding Awards under the Plan. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment. The Board may make such adjustments, and its determination shall be final, binding and conclusive.

The Board also may adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate in order to prevent dilution or expansion of the rights of Participants, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the Participant, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

No shares shall be the subject of more than one Award at any time, but if an Award as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

ARTICLE VI

PARTICIPATION; STOCK AWARD AGREEMENT

The Board shall, in its discretion, determine from time to time which Employees, Officers, directors, consultants or independent contractors will participate in the Plan and receive Awards under the Plan. In making all such determinations, there shall be taken into account the duties, responsibilities and performance of each respective Employee, Officer, director, consultant or independent contractor, his or her present and potential contributions to the growth and success of the Company and its subsidiaries, his or her cash compensation and such other factors as the Board shall deem relevant to accomplishing the purposes of the Plan.

Awards may be granted individually or in tandem with other Awards. All Awards are subject to the terms, conditions, restrictions and privileges of the Plan in addition to the terms, conditions, restrictions and privileges for an Award contained in the Stock Award Agreement. No Award under this Plan shall be effective unless memorialized in writing by the Committee in a Stock Award Agreement delivered to and signed by the Participant.

ARTICLE VII

AWARDS

7.01 Stock Options. The Board may from time to time grant to eligible Participants Awards of Incentive Stock Options or Non-Qualified Stock Options; provided however that Awards of Incentive Stock Options shall be limited to Employees of the Company or any of its subsidiaries. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant, except as provided in Section 8.05. Non-Qualified Stock Options may have an exercise price that is equal to, below, or above the Fair Market Value of a share of Common Stock at the time of grant. The exercise price applicable to a particular Award shall be set forth in each individual Stock Award Agreement.

7.02 Restricted Stock. The Board may from time to time grant Restricted Stock Awards to eligible Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A Restricted Stock Award represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board may determine. The Board may, in connection with any Restricted Stock Award, require the payment of a specified purchase price.

7.03 Stock Appreciation Rights. The Board may grant Stock Appreciation Rights to eligible Participants in such amounts and on such terms or conditions as it shall determine. A Stock Appreciation Right is an Award in the form of a right to receive, upon surrender of the right but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award. Stock Appreciation Rights may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined in the sole discretion of the Board.

ARTICLE VIII

OPTION AWARDS

8.01 Vesting of Options.

(a) General Rules. The Board, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. Notwithstanding the foregoing, no vesting shall occur on or after the date that an Employee’s employment or personal services contract with the Company or any of its subsidiaries terminates for any reason other than his death or Disability.

(b) Acceleration of Vesting Upon Death or Disability. In the event a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of Disability, any Option(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant’s representative, subject to Section 8.03.

8.02 Duration of Options.

(a) General Rule. Except as provided in Section 8.05, each Option granted to a Participant shall be exercisable at any time on or after it vests, in accordance with the terms of the Stock Award Agreement under which the Option was granted and is exercisable, until the earlier of (i) ten (10) years after its date of grant (five years in the case of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company) or (ii) in the event of termination of employment for any reason except death or Disability, ninety (90) days from the date of termination.

(b) Exception for Termination Due to Death or Disability. If a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of Disability without having fully exercised his Options, the Participant or his legal representative or guardian, or the executors, administrators, legatees or distributes of his estate shall have the right, during the twelve (12) month period following the earlier of his death or Disability, to exercise such Options to the extent vested on the date of such death or Disability. In no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

(c) Notice of Disposition; Withholding; Escrow. A Grantee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of Federal or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Board may, in its discretion, require shares of Common Stock acquired by a Grantee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.02(c).

8.03 Nonassignability. Options shall not be transferable by a Grantee except by will or the laws of descent or distribution, and during a Grantee’s lifetime shall be exercisable only by such Grantee or the Grantee’s guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, a Grantee who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Grantee who originally received the grant or to an individual or trust to whom the Grantee would have initially transferred the Option pursuant to this Section 8.03. Awards which are transferred pursuant to this Section 8.03 shall be exercisable by the transferee according to the same terms and conditions as applied to the Grantee.

8.04 Manner of Exercise. To the extent vested and exercisable, Options may be exercised in part or in whole from time to time by execution of a written notice directed to the Company, at the Company’ principal place of business, accompanied by cash or a check in payment of the exercise price for the number of shares specified and paid for. The Board may, in its discretion, permit a Grantee to exercise vested and exercisable options awarded under this Plan by surrendering an amount of Common Stock already owned by the Grantee equal to the Options’ exercise price, but only in instances where the shares to be surrendered have been held by the Grantee for a period of at least six (6) months. Subject to the limitations set forth in the Stock Award Agreement, for so long as the Common Stock is listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq market, the Board may, in its discretion, allow the Grantee may make payment by arranging with a third party broker to sell a number of shares otherwise deliverable to the Grantee and attributable to the exercise of the Option in order to pay the exercise price of the Option.

8.05 $100,000 Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Company, shall not exceed $100,000. To the extent that the aggregate value of shares of Common Stock to be received by the Grantee for the first time in any one year pursuant to the exercise of an Incentive Stock Option (“ISO Stock”) exceeds $100,000 based on the fair market value of the Common Stock as of the date of the Incentive Stock Option’s grant, such excess shall be treated as Common Stock received pursuant to the exercise of a Nonqualified Stock Option (“NQSO Stock”). The Company shall designate which shares of Common Stock to be received by the Grantee will be treated as ISO Stock and which shares of Common Stock, if any, will be treated as NQSO Stock by issuing separate share certificates identifying in the Company’s share transfer records which shares are ISO Stock.

8.06 Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

ARTICLE IX

STOCK APPRECIATION RIGHTS

9.01 Tandem SARs. A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. An SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 9.03 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. An SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exerciseable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

9.02 Freestanding SARs. A Stock Appreciation Right may be granted without any related Option and, in such case, will be exercisable as determined by the Board, but in no event after 10 years from the date of grant. The base price of an SAR granted without any related Option shall be determined by the Board in its sole discretion; provided, however, that the base price per share of any such freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

9.03 Payment of SARs. An SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR is exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Board, in cash, in shares of Common Stock valued at their Fair Market Value on the date of exercise, or in a combination of cash and shares of Common Stock.

ARTICLE X

RESTRICTED STOCK AWARDS

10.01 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Board in the Stock Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with the Company or its subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the date of grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Board in its sole discretion.

10.02 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Board. The Board may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Board. The Board may require that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed.

10.03 Rights as Shareholder. Subject to the foregoing provisions of this Article X and the applicable Stock Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Board determines otherwise at the time the Restricted Stock Award is granted.

10.04 Section 83(b) Election. The Board may provide in a Stock Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

ARTICLE XI

AMENDMENT AND TERMINATION OF THE PLAN

The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock or Awards which have not been granted, but no such action shall adversely affect the rights under any outstanding Award without the holder’s consent. If and to the extent necessary to ensure that Incentive Stock Options granted under the Plan remain qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders who are eligible to vote at a meeting of stockholders.

ARTICLE XII

EMPLOYMENT RIGHTS

Neither the Plan nor any Award hereunder shall create any right on the part of any Employee of the Company or any of its subsidiaries to continue in such capacity.

ARTICLE XIII

WITHHOLDING

The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the Grantee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.02(c).

The Board is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant’s tax withholding obligation by the retention of shares of Common Stock to which he otherwise would be entitled pursuant to an Award or by the Participant’s delivery of previously-owned shares of Common Stock or other property. However, if the Company adopts rules, regulations or procedures which permit withholding obligations to be met by the retention of Common Stock to which a Grantee otherwise would be entitled pursuant to an Award, the fair market value of the Common Stock retained for such purpose shall not exceed the minimum required Federal, state and local tax withholding due upon exercise of the Award.

ARTICLE XIV

EFFECTIVE DATE OF THE PLAN; TERM

14.01 Effective Date of the Plan. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Company at a meeting of stockholders of the Company held within twelve (12) months before or after the Effective Date.

14.02 Term of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

ARTICLE XV

GOVERNING LAW

To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company has caused a duly authorized officer to execute this Commercial Capital Bancorp, Inc. 2004 Long-Term Incentive Plan, and to apply the Corporate seal hereto as of the 19th day of March, 2004.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant and Commercial Capital Bank have entered into agreements to indemnify each of their directors. The indemnification agreements require Registrant and Commercial Capital Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of the indemnification agreements were filed as Exhibits 10.17 and 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-99631) filed with the SEC on September 16, 2002, as amended.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15 Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a) The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Nevada (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d) The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f) No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits:

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of January 27, 2004 among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation. (1)

2.2	Form of Shareholder Agreement between Commercial Capital and each director of Hawthorne Financial.(1)

2.3	Form of Shareholder Agreement between Hawthorne Financial and each director of Commercial Capital.(1)

Exhibit No.	Exhibit
3.1	Articles of Incorporation of Commercial Capital.(2)

3.2	Amended Bylaws of Commercial Capital.(3)

4.1	Specimen stock certificate of Commercial Capital.(2)

4.2	Indenture dated November 28, 2001 between Commercial Capital and Wilmington Trust Company.(2)

4.3	Indenture dated March 15, 2002 between Commercial Capital and Wells Fargo Bank, National Association.(2)

4.4	Indenture dated March 26, 2002 between Commercial Capital and State Street Bank & Trust Company.(2)

4.5	Indenture dated September 25, 2003 between Commercial Capital and Wilmington Trust Company(4)

4.6	Indenture dated December 19, 2003 between Commercial Capital and Wilmington Trust Company(5)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered.

8.1	Opinion of Patton Boggs LLP regarding certain tax matters.

10.1	Hawthorne Financial Corporation 2001 Stock Incentive Plan

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included herewith on the signature page).

99.1	Opinion of Credit Suisse First Boston LLC (included as Annex B to the joint proxy statement/prospectus contained in this Registration Statement).

99.2	Opinion of Sandler O’Neill & Partners, L.P. (included as Annex C to the joint proxy statement/prospectus contained in this Registration Statement).

99.3	Consent of Credit Suisse First Boston LLC.

99.4	Consent of Sandler O’Neill & Partners, L.P.

99.5	Form of proxy for the annual meeting of stockholders of Commercial Capital.

99.6	Form of proxy for the special meeting of stockholders of Hawthorne Financial.

(1)	Included as an annex to the joint proxy statement/prospectus contained in this Registration Statement.
(2)	Incorporated by reference from Commercial Capital’s Registration Statement on Form S-1 filed with the SEC on September 16, 2002, as amended.
(3)	Incorporated by reference from Commercial Capital’s Annual Report on Form 10-K for the period ended December 31, 2002 filed with the Commission on March 27, 2003.
(4)	Incorporated by reference from Commercial Capital’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Commission on November 14, 2003.
(5)	Incorporated by reference from Commercial Capital’s Form 10-K for the period ended December 31, 2003 filed with the SEC on March 12, 2004.

(b) Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(c) Report, Opinion or Appraisal. See Annexes B and C. The opinions of Credit Suisse First Boston and Sandler O’Neill & Partners, L.P. are included as Annexes B and C, respectively, to the joint proxy statement/prospectus contained in this Registration Statement.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on March 23, 2004.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON

Stephen H. Gordon Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each director of the Registrant whose signature appears below, hereby makes, constitutes and appoints Stephen H. Gordon and Christopher G. Hagerty, and each of them severally as his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments and generally to do all such things in their behalf in their capacity as directors and/or officers to make the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/s/ STEPHEN H. GORDON Stephen H. Gordon	Chairman and Chief Executive Officer (Principal Executive Officer)	March 23, 2004

/s/ CHRISTOPHER G. HAGERTY Christopher G. Hagerty	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2004

/s/ DAVID S. DEPILLO David S. DePillo	Director, President and Chief Operating Officer	March 23, 2004

/s/ MARK E. SCHAFFER Mark E. Schaffer	Director	March 23, 2004

/s/ JAMES G. BRAKKE James G. Brakke	Director	March 23, 2004

/s/ BARNEY R. NORTHCOTE Barney R. Northcote	Director	March 23, 2004

/s/ ROBERT J. SHACKLETON Robert J. Shackleton	Director	March 23, 2004